      As filed with the Securities and Exchange Commission on May 5, 1999

                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                --------------
                                 M2Direct, Inc.
             (Exact Name of Registrant as Specified in its Charter)
         Georgia                      7389                   58-2358460
     (State or Other      (Primary Standard Industrial    (I.R.S. Employer
     Jurisdiction of      Classification Code Number)  Identification Number)
     Incorporation or           --------------
      Organization)    4830 West Kennedy Blvd., Suite 920
                                Tampa, FL 33609
                                 (813) 289-5411
                           (813) 289-5336 (facsimile)
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                --------------
                                 John P. Kelly
                            Chief Executive Officer
                                 M2Direct, Inc.
                       4830 West Kennedy Blvd., Suite 920
                                Tampa, FL 33609
                                 (813) 289-5411
                           (813) 289-5336 (facsimile)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                --------------
                                   Copies to:
        Charles D. Vaughn, Esq.                   John F. Smith, Esq.
        Robert D. Pannell, Esq.                 Jeffrey L. Schulte, Esq.
         Jonathan R. Coe, Esq.                 Michael S. Wachholz, Esq.
         William J. Ching, Esq.             Morris, Manning & Martin, L.L.P.
  Nelson Mullins Riley & Scarborough,        1600 Atlanta Financial Center
                 L.L.P.                        3343 Peachtree Road, N.E.
     First Union Plaza, Suite 1400               Atlanta, Georgia 30326
       999 Peachtree Street, N.E.                    (404) 233-7000
         Atlanta, Georgia 30309                (404) 365-9532 (facsimile)
             (404) 817-6000
       (404) 817-6050 (facsimile)
                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                                          Proposed        Proposed
 Title of each Class of     Amount        Maximum          Maximum
    Securities to be         to be     Offering Price     Aggregate        Amount of
       Registered        Registered(1)  Per Share(2)  Offering Price(2) Registration Fee
----------------------------------------------------------------------------------------
Common stock, no par
 value.................                     $            $45,000,000        $12,510
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) Includes     shares which the underwriters have an option to purchase from
    M2Direct, Inc. to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
                                --------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED MAY 5, 1999

PROSPECTUS

                                        Shares

                                     [LOGO]

                                  Common Stock

  This is an initial public offering of    shares of our common stock. M2Direct
is offering     shares and one of our shareholders is offering     shares.

  No public market currently exists for our shares. We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "MTWO." We anticipate that the initial public offering price will be between
$     and $    per share.

  See "Risk Factors" beginning on page 5 for a discussion of factors that you should consider before you invest in our common stock.

                                  -----------

                                                                 Per share Total
                                                                 --------- -----
Public offering price...........................................   $       $
Underwriting discount...........................................   $       $
Proceeds to M2Direct............................................   $       $
Proceeds to the selling shareholder.............................   $       $

  M2Direct has granted the underwriters an option to purchase up to additional shares of common stock to cover over-allotments. The underwriters
expect to deliver the shares of common stock to purchasers on       , 1999.

                                  -----------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

J.C.Bradford&Co.                               First Union Capital Markets Corp.

                                        , 1999

                                [INSERT ARTWORK]

                                    SUMMARY

   You should read the following summary together with the more detailed information regarding M2Direct and our common stock and the financial information and accompanying notes that appear in other places in this prospectus. Unless otherwise stated, all information in this prospectus assumes that:

  . all outstanding shares of our Series A preferred stock will be converted into 593,214 shares of common stock;

  .  the shares of common stock will be sold for    per share; and

  .  the underwriters will not exercise their over-allotment option.

                                 M2Direct, Inc.

   M2Direct offers a fully integrated, technology-driven marketing and sales solution primarily to large financial institutions and Fortune 1000 companies. We offer proprietary Internet and e-commerce products, data mining and modeling, database management, creative services, teleservices, direct mail production and fulfillment. By combining digital technology with traditional marketing services like teleservices and direct mail, we create marketing programs that enable our clients to develop interactive relationships with their customers. Our end-to-end solution helps our clients identify their target audiences, design and execute strategic marketing programs and enhance ongoing customer relationships.

   Our founders, with years of experience in information-based marketing, formed M2Direct with the vision of using emerging technology to provide an integrated marketing solution. From March 1998 through March 1999, we acquired five providers of digital technology and direct marketing services to serve as the foundation for our integrated marketing solution.

   We believe that direct marketing will depend increasingly on the Internet and other advanced technologies and that effective marketing campaigns will require an integrated Internet component. According to International Data Corporation, the number of Internet users worldwide will increase from approximately 100 million in 1998 to over 320 million in 2002. Direct marketing interactive media advertising expenditures grew from $11 million in 1994 to $603 million in 1998, and have a projected compound annual growth rate of 54% for 1998-2003, rising to an estimated total of $5 billion in 2003.

   Our goal is to become the leading provider of fully integrated, technology-driven marketing and sales programs. We are pursuing this objective by:

  .  developing new marketing and e-commerce capabilities;

  .  broadening our marketing solution;

  .  helping our existing clients expand their customer relationships; and

  .  acquiring other providers of marketing solutions.

   M2Direct was incorporated in Georgia in September 1997 under the name MegaMarketing Corporation. In February 1999, we changed our name to M2Direct, Inc. We began our business operations when we acquired Control Group, Ltd. and Genesis Direct, Inc. in March 1998. We acquired The Aberdeen Marketing Group in June 1998, UST, Inc. in February 1999 and DeskGate Technologies, Inc. in March 1999. For more information about our acquisitions, see "Business-- Acquisitions."

              Summary Consolidated Pro Forma Financial Information

   The quarterly pro forma results of operations data presented below assume that we acquired Control Group, Ltd., Genesis Direct, Inc., The Aberdeen Marketing Group and UST, Inc. on January 1, 1998. Because we accounted for our acquisition of DeskGate as a pooling of interests, DeskGate's historical financial results are combined with ours. We believe that the quarterly pro forma results of operations data may be useful to you in evaluating our financial performance on an ongoing basis. The pro forma quarterly results of operations do not necessarily reflect the results of operations that we would have achieved had the acquisitions actually occurred on January 1, 1998, and you should not rely on the results as representative of future results of operations. You should read these pro forma quarterly results of operations with the unaudited pro forma consolidated statements of operations and our historical audited financial statements and those of the companies that we have acquired and related notes included in another place in this prospectus.

   Net revenues do not include $2.3 million in deferred revenues for which Control Group had performed services and incurred costs in 1997 and early 1998 under contracts with Provident Bank. Our pro forma 1998 results were affected by our inability to recognize any of those revenues after we acquired Control Group. In addition, as a result of the resolution of billing and compensation issues in the three month period ended December 31, 1998 under other contracts with Provident Bank, we (a) deferred approximately $2.1 million in revenues and
(b) recorded a loss of $660,000 under those contracts. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Provident Bank Contracts."

                                                 Pro Forma 1998
                          ----------------------------------------------------------------
                                         Three Months Ended                    Year Ended
                          --------------------------------------------------  ------------
                           March 31      June 30    September 30 December 31  December 31
                          -----------  -----------  ------------ -----------  ------------
Statement of Operations
 Data:
Net revenues............  $ 6,633,453  $ 8,429,898   $9,261,910  $10,514,269  $ 34,839,530
Costs of services.......    5,378,453    5,480,816    6,428,376   10,029,410    27,317,055
                          -----------  -----------   ----------  -----------  ------------
Gross profit............    1,255,000    2,949,082    2,833,534      484,859     7,522,475
Selling, general and
 administrative
 expenses...............    1,907,436    2,311,035    2,567,454    3,418,517    10,204,442
Depreciation and
 amortization...........      636,737      647,150      651,682      644,861     2,580,430
Stock compensation
 expense................    2,680,184    1,030,982       95,588            0     3,806,754
Research and development
 expense................       94,151      145,334       84,942            0       324,427
                          -----------  -----------   ----------  -----------  ------------
Operating loss..........   (4,063,508)  (1,185,419)    (566,132)  (3,578,519)   (9,393,578)
Interest expense, net...      318,138      333,919      342,010      367,392     1,361,459
Other (income) expense..      (37,741)     (37,344)      (3,359)      46,435       (32,009)
                          -----------  -----------   ----------  -----------  ------------
Loss before income
 taxes..................   (4,343,905)  (1,481,994)    (904,783)  (3,992,346)  (10,723,028)
Provision (benefit) for
 income taxes...........            0            0            0            0             0
                          -----------  -----------   ----------  -----------  ------------
Net loss................  $(4,343,905) $(1,481,994)  $ (904,783) $(3,992,346) $(10,723,028)
                          ===========  ===========   ==========  ===========  ============

              Summary Consolidated Pro Forma Financial Information

   The quarterly pro forma results of operations data presented below assume that we acquired Control Group, Ltd., Genesis Direct, Inc., The Aberdeen Marketing Group and UST, Inc. on January 1, 1998. Because we accounted for our acquisition of DeskGate as a pooling of interests, DeskGate's historical financial results are combined with ours. We believe that the quarterly pro forma results of operations data may be useful to you in evaluating our financial performance on an ongoing basis. The pro forma quarterly results of operations do not necessarily reflect the results of operations that we would have achieved had the acquisitions actually occurred on January 1, 1998, and you should not rely on the results as representative of future results of operations. You should read these pro forma quarterly results of operations with the unaudited pro forma consolidated statements of operations and our historical audited financial statements and those of the companies that we have acquired and related notes included in another place in this prospectus.

   Net revenues do not include $2.3 million in deferred revenues for which Control Group had performed services and incurred costs in 1997 and early 1998 under contracts with Provident Bank. Our pro forma 1998 results were affected by our inability to recognize any of those revenues after we acquired Control Group. In addition, as a result of the resolution of billing and compensation issues in the three month period ended December 31, 1998 under other contracts with Provident Bank, we (a) deferred approximately $2.1 million in revenues and
(b) recorded a loss of $660,000 under those contracts. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Provident Bank Contracts."

                                                 Pro Forma 1998
                          ----------------------------------------------------------------
                                         Three Months Ended                    Year Ended
                          --------------------------------------------------  ------------
                           March 31      June 30    September 30 December 31  December 31
                          -----------  -----------  ------------ -----------  ------------
Statement of Operations
 Data:
Net revenues............  $ 6,633,453  $ 8,429,898   $9,261,910  $10,514,269  $ 34,839,530
Costs of services.......    5,378,453    5,480,816    6,428,376   10,029,410    27,317,055
                          -----------  -----------   ----------  -----------  ------------
Gross profit............    1,255,000    2,949,082    2,833,534      484,859     7,522,475
Selling, general and
 administrative
 expenses...............    1,907,436    2,311,035    2,567,454    3,418,517    10,204,442
Depreciation and
 amortization...........      636,737      647,150      651,682      644,861     2,580,430
Stock compensation
 expense................    2,680,184    1,030,982       95,588            0     3,806,754
Research and development
 expense................       94,151      145,334       84,942            0       324,427
                          -----------  -----------   ----------  -----------  ------------
Operating loss..........   (4,063,508)  (1,185,419)    (566,132)  (3,578,519)   (9,393,578)
Interest expense, net...      318,138      333,919      342,010      367,392     1,361,459
Other (income) expense..      (37,741)     (37,344)      (3,359)      46,435       (32,009)
                          -----------  -----------   ----------  -----------  ------------
Loss before income
 taxes..................   (4,343,905)  (1,481,994)    (904,783)  (3,992,346)  (10,723,028)
Provision (benefit) for
 income taxes...........            0            0            0            0             0
                          -----------  -----------   ----------  -----------  ------------
Net loss................  $(4,343,905) $(1,481,994)  $ (904,783) $(3,992,346) $(10,723,028)
                          ===========  ===========   ==========  ===========  ============

                                  RISK FACTORS

   You should carefully consider the risk factors described below before purchasing our common stock. The risks described below are not the only risks we face. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. If that happens, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks related to M2Direct

Our limited operating history creates financial risks and makes it difficult to evaluate our business.

   We were founded in 1997, had no operations until March 1998 and have made two significant acquisitions recently. As a result, your evaluation of us and our prospects is based on a limited operating history, and our business model and strategy are continually evolving. You should consider the risks, expenses and difficulties frequently encountered by companies like us that are in an early stage of development. To address these risks, we must, among other things:

  . implement our technology-based business model and strategy and revise them as necessary;

  .  integrate our two recent and our future acquisitions;

  . continue to attract, retain and motivate qualified employees in a rapidly changing business structure;

  .  implement our acquisition strategy;

  .  enhance and expand our marketing solution; and

  . respond to our competition, which may seek to adopt some of our strategies.

   We cannot be certain that we will successfully address these risks. If we cannot do so, our business operations and financial results will suffer.

   The historical and pro forma financial information included in this prospectus is based in part on the separate pre-acquisition financial reports of the companies we have acquired. As a result, our historical results of operations and pro forma financial information may not give you an accurate indication of our future results of operation or prospects.

We have a history of losses and may continue to suffer losses.

   We have incurred substantial losses since inception and may continue to suffer substantial losses in the future. We may not be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business operations and financial results will suffer.

Our financial results may fluctuate significantly and may not meet expectations.

   Our future operating results will depend on many factors, some of which are beyond our control. These factors include:

  .  the timing of new marketing programs for our clients;

  . the timing and market acceptance of new products and services we offer as part of our solution;

  . reductions, cancellations, postponements or completions of major marketing projects by our clients;

  . seasonality in our business, which is typically weaker in the first quarter;

  .  marketing budget decisions by our clients;

  . our long sales cycle, which makes it difficult to predict the quarter in which sales will occur;

  . the loss of key employees, account managers and sales representatives and the time required to train replacements;

  .  risks related to acquisitions as described below;

  .  the acceptance of the Internet in the direct marketing industry;

  . the possible slowdown of direct marketing activities by financial institutions and other clients in the second half of 1999 due to Year 2000 concerns; and

  . general economic conditions that might cause our clients to decrease what they spend on marketing.

   In addition, we plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, broaden our product and service offerings and support and improve our operational and financial systems. If our revenues do not increase along with these expenses, our financial condition could be materially adversely affected.

   Because our revenues are derived primarily from fees for services we perform on an engagement-by-engagement basis, our revenues are not recurring from period-to-period, which may result in unpredictability of our revenues in any period.

   Our future operating results are likely to be adversely affected by these and other factors. You should not rely on the results of any one quarter or any period-to-period comparison as an indication of our future performance. If our financial results are below the expectations of securities analysts or our investors in some future quarter, our stock price could decline, perhaps significantly.

   For more information, see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We face challenges managing our rapid growth.

   Our recent significant internal growth and our recent acquisitions have placed great demands on our business, particularly our administrative, technical and financial personnel and systems. We have grown from 74 employees on March 6, 1998 to 276 employees on March 31, 1999. Of these employees, 93 joined us through our acquisitions of UST in February 1999 and DeskGate in March 1999. Additional internal growth and acquisitions may further strain our management, financial and other resources. We cannot guarantee that our systems, procedures, controls and existing facilities will be adequate to support expansion of our operations. Our future operating results will substantially depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. If we are unable to respond to and manage changing business conditions as we expand, then the quality of our products and services, our ability to retain key personnel and our operating results could be materially adversely affected.

We may be unable to integrate UST and DeskGate.

   We acquired UST, a business-to-business teleservices company, on February 3, 1999, and DeskGate Technologies, an Internet and e-commerce applications developer, on March 16, 1999. We must now integrate the technologies, service offerings, operations, systems and personnel of these companies with our own and attempt to grow the acquired businesses. The successful integration of these acquisitions is critical to our future success, and if we are unsuccessful in any of these tasks, our future financial performance could suffer.

   Integrating these two companies into our business is a complex process and is placing significant demands on our management, technical, financial and other resources. We cannot assure you that we will successfully complete the integration of UST and DeskGate into our operations or how long it will take to do so. We also cannot guarantee that UST and DeskGate will generate sufficient sales or earnings to justify our investment in, or our expenses related to, these acquisitions.

   Potential challenges to the successful integration of UST and DeskGate include:

  . centralization and consolidation of financial, operational and administrative functions;

  . the technological integration of these companies' products and services, particularly DeskGate's Internet tools, with ours;

  .  the integration of these companies' personnel with ours; and

  .  our ability to market and sell these companies' products and services.

   We will face similar risks in integrating companies we acquire in the future.

We face risks in acquiring other direct marketing and Internet companies.

   A key element of our growth strategy is to acquire other companies we believe will complement our business, particularly those with Internet-related skills and technology.

   Acquiring other businesses, whether technology-related or not, involves numerous risks, including:

  . difficulties in integrating the operations, services, products and personnel of the acquired company into ours;

  .  diversion of our management's attention from other business concerns;

  .  inability to retain and motivate key personnel of the acquired business;

  . entry into markets in which we have little or no direct prior experience; and

  .  inability to maintain clients or goodwill of the acquired business.

   In pursuing acquisitions, we may compete with competitors that are larger than us and have greater financial and other resources than we have. Competition for these acquisition targets could also result in increased prices of acquisition targets.

   We may take accounting charges related to acquisitions. The costs and expenses actually incurred may exceed the estimates we use to take the accounting charges.

Our operating results depend on our relationships with a limited number of clients.

   A substantial portion of our revenues comes from our relationships with a small number of clients. If any of these key clients terminated its relationship with us or materially reduced the amount of business it does with us, our future financial performance could suffer. Provident Bank and Champion Mortgage together constituted approximately 47% of our pro forma 1998 revenues. Provident Bank alone contributed 31% of our pro forma 1998 revenues. During 1998, our top ten clients accounted for 67% of our total revenues on a pro forma basis. We cannot assure you that we will maintain our historical rate of growth or our current level of revenues derived from these clients.

We generally do not have long-term contracts with our clients and need to establish relationships with new clients.

   We do not have long-term contracts with most of our clients, and we provide most of our solutions under purchase orders rather than contracts. We generally do not have contracts that assure us a specific level of revenues over any particular period nor do our clients generally designate us as their exclusive marketing services provider. We cannot assure you that any client will continue to hire us to provide our marketing solution. As a result, a client that generates substantial revenue for us in one period may not do so in a later period, and we must continually establish and develop relationships with new clients.

We may lose money on fixed-fee contracts.

   A majority of our 1998 pro forma revenues came from fixed-fee contracts, rather than cost plus contracts. If we fail to meet client expectations regarding the scope of services to be delivered under a fixed-fee engagement, or to complete a fixed-price engagement within budget and on time, we could lose money on the engagement and might have to pay penalties to the client.

Conflicts of interest with our clients may limit our ability to provide services to others.

   Conflicts of interest between existing clients and potential clients are inherent in the direct marketing industry. We may be unable to take on new clients who are direct competitors of our existing clients. In addition, we risk harming relationships with existing clients when we agree to provide solutions to their competitors. Prospective clients may choose not to retain us because they believe we have conflicts, whether those conflicts actually exist or not.

Because we rely heavily on technology, our inability to implement new technology could create a competitive disadvantage.

   We have significant investments in sophisticated telecommunications and computer technology and have focused on applying this technology to provide a customized solution to our clients. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of improvements to our technology. We anticipate that we will need to continue to invest in and develop new and enhanced technology on a timely basis in the future to remain competitive. Our failure to do so could have a material adverse effect on our business, financial condition and operating results.

We may acquire technology that we cannot use effectively.

   We may acquire technology through acquisitions of companies or by purchasing or licensing it. We face the risk of acquiring companies to obtain technology:

  .  that we cannot develop or adapt to profitable use on a widespread basis;

  . that we can neither integrate into our business effectively nor profitably license to others; or

  .  that we later learn is not usable at all.

   Dealing with unexpected technology problems may distract our management or impair our ability to provide the marketing solution we have promised our clients. Any of these problems could have a material adverse effect on our business.

Our success will depend in part on our ability to protect and defend our proprietary technology.

   We believe our future success will depend in part on our ability to integrate the proprietary Internet tools developed by DeskGate. Although we are not currently involved in any intellectual property litigation regarding the DeskGate technology, we may be a party to litigation in the future either:

  .  that we bring against others to protect our intellectual property; or

  . that others bring against us alleging that we have infringed on their intellectual property.

   We might be forced to pay substantial costs to prosecute or defend any litigation of that nature, which could divert the attention of our management from other important matters.

   To protect our technology, we rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions. These legal protections may not adequately protect our technology or business if others pirate it, particularly overseas, where enforcement of our rights may be difficult or impossible.

   In defending our technology against claims by others, we could be forced to do one or more of the following:

  . stop selling, incorporating or using products or services that incorporate the challenged intellectual property;

  . obtain a license to sell or use the relevant technology, which may not be available on reasonable terms, if at all; and

  .  redesign our products or services that incorporate that technology.

   In summary, if we lose the right to use our technology as we plan, our business and operations could be materially adversely affected.

The loss of key personnel could adversely affect our business and operations.

   Our management team has substantial experience in our industry and has contributed significantly to our rapid growth. Our future success depends, in significant part, upon the continued service of our senior management and other key personnel. The loss of the services of John P. Kelly, our Chief Executive Officer, or one or more of our other executive officers or key employees could have a material adverse effect on our business. For more information, see "Management--Executive Officers and Directors."

   Our future success also depends on our ability to attract and retain highly qualified technical, sales, customer service and managerial personnel. Competition for qualified personnel is intense, and we cannot guarantee that we will be able to attract or retain a sufficient number of highly qualified employees in the future. If we are unable to hire and retain personnel in key positions, our business, financial condition and operating results could be materially adversely affected.

We have adopted anti-takeover provisions.

   Our articles of incorporation, our bylaws and Georgia law could make it more difficult for another company to acquire us, even if a change in control would benefit our shareholders. For more information, see "Description of Capital Stock--Certain Provisions of Our Bylaws and Georgia Law."

Risks related to our industry

Our industry is very competitive and many of our competitors have greater resources than we do.

   The direct marketing industry is very competitive and highly fragmented. We expect competition to persist and intensify in the future. We cannot guarantee that we will be able to compete successfully with existing or new competitors. We compete with other marketing services firms ranging from small firms offering limited products and services, to large companies that have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than ours. Many of these companies can also engage in extensive research and development and adopt aggressive pricing policies to gain market share. These direct marketing firms may seek to offer online services or products.

   We also compete with the internal marketing capabilities of our clients and potential clients as well as with providers of other forms of advertising and marketing media, such as radio and television. We also face competition from Internet service providers, established online portals and traditional and Web-based advertising agencies that decide to enter the direct marketing business. In addition, new competitors or alliances among competitors may emerge and rapidly acquire significant market share, particularly with respect to Internet-related marketing.

   If we fail to compete successfully, our business, financial condition and operating results will be materially adversely affected. For more information, see "Business--Competition."

The market for digital marketing services is uncertain.

   The market for digital marketing services is relatively new and is evolving rapidly. Our future growth depends partly on our ability to provide a digital marketing solution that appeals to our clients. Our ability to successfully implement a digital marketing solution, including our VIAexpress TM electronic envelope, depends on a number of factors. Those factors include the development of technologies that facilitate interactive communication between companies and target audiences and our ability to incorporate those technologies into our solution on a timely basis.

   Significant issues concerning the commercial use of digital technology remain unresolved and may limit the growth of marketing activities that use this technology. Those issues include security, privacy, reliability, cost, ease of use and quality of service. In addition, widely accepted standards for measuring the effectiveness of interactive marketing are not yet available, and we cannot assure you that standards will develop sufficiently to support interactive marketing as a significant marketing medium. We also cannot assure you that the market for interactive marketing services will continue to grow or that individual personal computer users in business or at home will continue to use the

Internet or other interactive media for commerce and communication. If the market for digital marketing services develops more slowly than we expect, or if our programs do not achieve market acceptance, our future operating performance could be materially adversely affected.

Our business may depend significantly on continued growth in Internet use and improvements to it.

   A key part of our business strategy is to integrate the communications channels offered by the Internet into the traditional methods of direct marketing. Our future success will depend significantly on the continued expansion of the Internet and increasing reliance of consumers and businesses on it. The Internet may not be able to support an increased number of users or an increase in the volume of data transmitted over it. As a result, the performance or reliability of the Internet may be adversely affected as use increases. We cannot assure you that the infrastructure, products or services necessary to maintain and expand the Internet will be developed, or that the Internet will be a viable commercial medium for direct marketers.

Consumers' concerns about privacy on the Internet may adversely affect our business.

   An important feature of our digital marketing solution is the ability to develop and maintain individual user profiles to measure the effectiveness of the marketing programs and to determine the nature of the content to be provided to particular customers. Profile information is often captured when consumers visit a site on the Internet and volunteer information in response to questions or other forms of solicitation concerning their backgrounds, interests and preferences. Privacy concerns may cause consumers to resist providing the personal data necessary to support this profiling capability. Moreover, even the perception of privacy concerns, whether or not valid, may inhibit market acceptance of the Internet as a means of commerce and marketing. Privacy concerns would be heightened by legislative or regulatory requirements that mandate notification to Internet users that the data captured on certain Internet sites may be used by marketing entities to address product promotion and advertising to that user.

   The Federal Trade Commission recently conducted an online privacy survey of 150 randomly selected consumer websites based in the U.S. The survey examined whether the sites gave notice of their data collection practices, whether users could withhold data, what kind of access users have to stored personal data, whether the websites employ adequate security to protect data and whether there is a redress for privacy violations. The results of this survey may spur the FTC or Congress to implement laws or regulations limiting the collection of data from websites.

   Whether or not these laws or regulations are adopted, our ability to enhance our digital marketing solution and our future operating performance could be materially and adversely affected if the privacy concerns of consumers are not adequately addressed.

Potential Year 2000 problems may adversely affect our business.

   Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 problem."

   Our failure to correct any programs or hardware with a Year 2000 problem could result in system failures or miscalculations causing disruptions of our operations. We have determined that we will have to modify or replace parts of our information and accounting systems so that those systems will properly use dates beyond December 31, 1999. We intend to complete the necessary modifications and replacements by September 30, 1999. If we do not make those modifications and replacements or if we complete them later than we intend, the Year 2000 problem could have a material adverse impact on our future operating performance.

   We do business with and communicate electronically with suppliers and customers that also face the Year 2000 problem. We cannot guarantee that those companies will not experience material disruptions in their businesses due to the Year 2000 problem. The inability of our suppliers to address their Year 2000 problems could adversely affect our ability to provide products and services to our clients. The inability of our clients to address their Year 2000 problems could cause them to reduce their expenditures on direct marketing programs. Either event would have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for a more detailed explanation of what we are doing to address this problem.

Our teleservices and e-commerce businesses are subject to government regulation and legal uncertainties.

   Teleservices. Approximately 90% of our in-house teleservices are business-to-business teleservices, with the remaining 10% business-to-consumer teleservices. Various federal and state laws and regulations apply to our teleservices. Federal Communications Commission rules limit the hours during which telemarketers may call consumers and prohibit the use of automated telephone dialing equipment to call specified telephone numbers. In addition, the FTC regulations require telemarketers to make prescribed disclosures when soliciting sales or other information. Additional federal or state legislation, or changes in regulatory implementation, could limit our activities or our clients' activities or significantly increase the costs of regulatory compliance.

   E-commerce. Laws and regulations may be adopted that govern online or e-mail content, user privacy, the use of personal information and pricing and quality of products and services. Pending legislation in Congress seeks, among other things, to:

  . prohibit unsolicited e-mail and unsolicited e-mail in bulk, sometimes called spamming;

  . require unsolicited commercial e-mail to have the word "advertisement" in the e-mail subject box;

  .  establish do-not-e-mail lists; and

  . create a method of security for personal or business information over the Internet and through e-mail.

   We can give you no assurances regarding the scope or effect of any future legislation or rules that might apply to our teleservices and e-commerce businesses. Those statutes and regulations could:

  . have a material adverse effect on our plans to develop and implement our Internet and e-commerce strategies;

  . affect the way in which we are allowed to conduct our business, especially those aspects that involve the collection or use of personal information; and

  . have a material adverse effect on our business, financial condition and operating results.

   In addition, we could incur additional expenses if state governmental bodies choose to investigate our privacy practices.

Risks related to the offering

Our stock has no prior public market and its price may be volatile.

   Before this offering, no public market has existed for our common stock. The initial public offering price for the shares will be determined by negotiation among us, the representatives of the underwriters and the selling shareholder based upon several factors, and it may not indicate future market prices. Because this is our initial public offering, our share float will be relatively small, and we cannot predict how liquid the market for our shares will be. For those reasons and because our business is to a significant degree technology-related, the trading price of our common stock could fluctuate significantly. Volatility in our stock price could also result from the following factors, among others:

  .  quarterly variations in operating results;

  . announcements of technological innovations or new services or products by us or our competitors;

  .  changes in financial estimates by securities analysts;

  . the operating and stock price performance of other companies in our industry; and

  .  general stock market or economic conditions.

   In particular, the market prices of equity securities of companies within particular industry groups, such as technology companies, have been particularly volatile. If the market price of equity securities of companies in our industry group become volatile, the trading price of our common stock could fluctuate widely. We cannot guarantee that investors will be able to sell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price for a company's securities, shareholders have often instituted securities class action litigation. Litigation of that type could result in substantial costs and the diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and operating results.

Our existing shareholders will be able to control shareholder actions after this offering.

   When this offering is completed, our present directors, executive officers and current holders of more than 5% of the common stock will beneficially own enough shares to control the outcome of any shareholder vote if they vote as a
group. Specifically, these persons will own approximately    % of the
outstanding common stock. They could use this power to delay or prevent a change in control, even if a majority of the other shareholders desired a change. "Principal and Selling Shareholders" and "Description of Capital Stock."

Our management has broad discretion over the use of the proceeds from this offering.

   Our board of directors and management will have significant flexibility in applying the net proceeds of this offering, and they may use the proceeds for purposes you may think are unwise. Management's failure to apply those funds effectively could have a material adverse effect on our business, financial condition and operating results. For more information, see "Use of Proceeds."

You will experience immediate and substantial dilution in net tangible book value per share.

   The initial public offering price is expected to be substantially higher than the book value per share of the outstanding common stock immediately after the offering. Accordingly, you will incur immediate dilution of approximately
$ in the book value per share of the common stock from the price you pay for the common stock. This calculation assumes that you purchased the common stock for $ per share. The exercise of outstanding options and warrants may result in further dilution. For more information, see "Dilution."

Substantial sales of our common stock after the offering could cause the market price of our common stock to decline.

   Current shareholders hold a substantial number of shares that they will be able to sell in the public market in the near future. If our shareholders sell large amounts of our common stock in the public market after this offering, the market price of our common stock could fall. Those sales also could make it harder for us to sell stock or stock-related securities in the future at a time or price that we believe is fair. In addition, within approximately 180 days after the date of this prospectus, we expect to register under the Securities
Act a total of     shares of common stock issuable on exercise of outstanding stock options. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

   The net proceeds we will receive from the sale of shares of common stock in
this offering are estimated to be $   , assuming an initial public offering
price of $    per share and after deducting the underwriting discount and estimated offering expenses. If the underwriters exercise their over-allotment
option, we will receive $    in additional net proceeds.

   The principal purposes of this offering are to:

  .  repay debt;

  .  increase our working capital;

  .  increase our equity capital;

  . enhance our ability to use our common stock as consideration for acquisitions;

  .  facilitate our future access to public equity markets;

  .  increase our visibility in the marketplace; and

  .  give us a means of attracting and retaining key employees.

   We will use approximately $11.5 million of the net proceeds from this offering to pay the following debt:

                                            Principal  Maturity
   Lender                                     Amount     Date     Interest Rate
   ------                                   ---------- ---------  -------------
   Sirrom Investments, Inc................. $5,000,000  3/5/2003       14%
   Citizens Bank, Vienna, Georgia.......... $2,500,000  2/1/2000 Prime plus 1/4%
   First Union National Bank............... $3,000,000 6/30/2000   Prime + 1%
   Provident Bank.......................... $1,000,000 4/16/2004       15%

   We used $3,000,000 of the Sirrom loan to pay part of the purchase prices of Control Group and Genesis Direct in March 1998. We used the remaining $2,000,000 of the Sirrom loan and the Citizens Bank loan to buy UST in February 1999. We borrowed $3,000,000 from First Union in March 1999 under a revolving line of credit to repay a total of approximately $2,570,000 in bank debt owed by our various subsidiaries. Our subsidiaries had obtained these loans for working capital, equipment and other general corporate purposes. We used the balance of the $3,000,000 First Union loan for working capital. First Union National Bank is an affiliate of First Union Capital Markets Corp. We issued a $1,000,000 zero coupon promissory note with an imputed interest rate of 15% to Provident Bank in April 1999 as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Provident Bank Contracts."

   We expect to use the remainder of the net proceeds for working capital and other general corporate purposes including acquisitions. Except for the repayment of indebtedness, we have not identified specific uses for the net proceeds, and management will have significant discretion over their use and investment. Pending use of the proceeds for the above purposes, we intend to invest those funds in short-term, investment-grade, interest-bearing instruments. We will deposit at least one-half of the net proceeds with Provident Bank. See "Risk Factors--Risks Related to the Offering--Our management has broad discretion over the use of the proceeds from this offering" and "Business--Business Objective and Strategies--Acquiring Other Providers of Marketing Solutions."

                                 CAPITALIZATION

   The following table describes our capitalization as of March 31, 1999: (1) on an actual basis and (2) on a pro forma as adjusted basis to reflect the conversion of all of our outstanding shares of Series A preferred stock into common stock on the closing of the offering and the receipt of the estimated net proceeds from the sale of the shares of common stock offered by M2Direct. The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 1999 and does not include the following:

  .      shares issuable under the underwriters' over-allotment option;

  . 2,766,249 shares issuable under options and warrants outstanding as of March 31, 1999 at a weighted average exercise price of $2.20 per share; and

  . 100,000 shares issuable under a warrant granted to Provident Bank in April 1999.

   You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Shares Eligible for Future Sale," our consolidated financial statements and the related notes to them and the other financial information in this prospectus.

                                                                    Pro Forma
                                                            Actual as Adjusted
                                                            ------ -----------
   Long-term debt, including current maturities, net of
    original issue discount................................  $        $
   Warrants with redemption feature........................
   Shareholders' equity:
    Preferred stock, no par value; 500,000 shares
     authorized:
     Series A convertible preferred stock, non-voting;
      250,000 shares authorized; 141,120 shares issued and
      outstanding, actual; no shares issued or outstanding,
      pro forma as adjusted................................
    Common stock, no par value; 100,000,000 shares
     authorized:
     8,883,297 shares issued and outstanding, actual;
      shares issued and outstanding, pro forma as
      adjusted.............................................
    Retained earnings......................................
                                                             ----     ----
       Total shareholders' equity..........................
                                                             ----     ----
         Total capitalization..............................  $        $
                                                             ====     ====

                                DIVIDEND POLICY

   We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Our loan agreements prohibit us from paying dividends. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 1999 was $    , or
$    per share of common stock. The formula for calculating pro forma net tangible book value per share is total tangible assets less total liabilities, divided by the total pro forma number of shares of common stock outstanding, after giving effect to the conversion of our Series A preferred stock into
common stock. After giving effect to the sale of     shares of common stock in
this offering, our adjusted pro forma net tangible book value as of March 31,
1999 would have been $    , or $    per share. This amount represents an
immediate increase in pro forma net tangible book value of $    per share to
existing shareholders and an immediate dilution of $    per share to new
investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share..................       $
   Pro forma net tangible book value per share as of March 31,
    1999............................................................  $
   Increase in net tangible book value per share attributable to new investors.......................................................
                                                                      ----
   Adjusted pro forma net tangible book value after the offering....
                                                                           ----
   Dilution per share to new investors..............................
                                                                           ====

   The following table summarizes the number of shares of common stock purchased from M2Direct, the total consideration and the average price per share paid by existing shareholders and to be paid by new investors in this offering.

                             Shares Purchased    Total Consideration     Average
                             -----------------   ---------------------    Price
                             Number   Percent     Amount     Percent    Per Share
                             -------  --------   ---------  ----------  ---------
Existing shareholders.......                   % $                    %   $
New investors...............
                              -------  --------  ---------   ---------
  Total.....................              100.0% $               100.0%
                              =======  ========  =========   =========

   The sale of     shares by the selling shareholder will reduce the number of
shares held by existing shareholders to    , or    %, and will increase the
number of shares held by new investors to    , or    %, of the total number of
shares of common stock to be outstanding after this offering. If the underwriters exercise their over-allotment option, the number of shares held by
existing shareholders will decrease to    , or    %, and the number of shares
held by new investors will increase to    , or   %, of the total shares
outstanding.

   The above computations exclude 2,766,249 shares of common stock issuable upon the exercise of options or warrants outstanding as of March 31, 1999 at a weighted average exercise price of $2.20 per share. If and as any of those options and warrants are exercised, new investors will incur further dilution.

    1998 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

   We acquired Control Group and Genesis Direct on March 6, 1998; Aberdeen Marketing on June 19, 1998; and UST on February 3, 1999. We accounted for all four of these acquisitions as purchase transactions. Accordingly, our historical consolidated statement of operations includes the results of operations of Control Group and Genesis Direct beginning on March 1, 1998 and those of Aberdeen Marketing beginning on July 1, 1998. Because we accounted for our March 1999 acquisition of DeskGate as a pooling of interests, its historical financial results are combined with ours.

   The following unaudited pro forma condensed consolidated statement of operations is based on the following:

  . our consolidated results of operations for the year ended December 31, 1998;

  . the historical results of operations of Control Group and Genesis Direct for the two months ended February 28, 1998;

  . Aberdeen Marketing's combined historical results of operations for the six months ended June 30, 1998; and

  . UST's historical results of operations for the year ended December 31, 1998.

   The unaudited pro forma condensed consolidated statement of operations gives effect to the acquisitions of Control Group, Genesis Direct, Aberdeen Marketing and UST as if they had occurred on January 1, 1998. The related pro forma adjustments are described in the accompanying notes on the next page. The pro forma adjustments are based upon available information and assumptions we believe are reasonable. Because we accounted for these acquisitions as purchases, we have allocated the total purchase prices for the acquisitions to the tangible and identifiable intangible assets and liabilities of the acquired businesses based on our preliminary estimates of their fair value, with the remainder allocated to goodwill. We may revise the allocation of purchase prices for our acquisitions when we obtain additional information about the value of their assets and liabilities.

   Net revenues do not include $2.3 million in deferred revenues for which Control Group had performed services and incurred costs in 1997 and early 1998 under contracts with Provident Bank. Our 1998 pro forma results were affected by our inability to recognize any of those revenues after we acquired Control Group. In addition, as a result of the resolution of billing and compensation issues under other contracts with Provident Bank in the three month period ended December 31, 1998, we (a) deferred approximately $2.1 million in revenues and (b) recorded a loss of $660,000 under those contracts. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Provident Bank Contracts."

   The pro forma condensed consolidated statement of operations does not purport to represent what our results of operations or financial condition would actually have been had the acquisitions occurred on January 1, 1998. You should not rely on the pro forma statement of operations as being representative of our future results of operations. Please read this pro forma financial statement along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our historical financial statements and those of Control Group, Genesis Direct, Aberdeen Marketing and UST included elsewhere in this prospectus.

    1998 Unaudited Pro Forma Condensed Consolidated Statement of Operations

                                        Two Months   Two Months  Six Months
                           Year Ended      Ended        Ended      Ended
                          December 31   February 28  February 28  June 30          Year Ended December 31
                          ------------  -----------  ----------- ----------  --------------------------------------
                                          Control      Genesis    Aberdeen              Acquisition
                            M2Direct       Group       Direct    Marketing      UST     Adjustments     Pro Forma
                          ------------  -----------  ----------- ----------  ---------- -----------    ------------
Net revenues............  $ 25,925,793  $ 1,325,138   $575,156   $1,306,049  $5,707,394 $         0    $ 34,839,530
Costs of services.......    21,076,437    2,433,288    330,255    1,235,840   2,241,235           0      27,317,055
                          ------------  -----------   --------   ----------  ---------- -----------    ------------
Gross profit............     4,849,356   (1,108,150)   244,901       70,209   3,466,159           0       7,522,475
Selling, general and
 administrative
 expenses...............     6,056,706      478,089    230,341      398,189   3,041,117           0      10,204,442
Depreciation and
 amortization...........     1,794,663       12,948     12,069      112,390     119,426     528,934(a)    2,580,430
Stock compensation
 expense................     3,806,754            0          0            0           0           0       3,806,754
Research and development
 expense................       324,427            0          0            0           0           0         324,427
                          ------------  -----------   --------   ----------  ---------- -----------    ------------
Operating income
 (loss).................    (7,133,194)  (1,599,187)     2,491     (440,370)    305,616    (528,934)     (9,393,578)
Interest expense, net...       659,580        3,457      3,976       24,969      29,977     639,500(b)    1,361,459
Other income............       (31,494)        (112)       (42)        (361)          0           0         (32,009)
                          ------------  -----------   --------   ----------  ---------- -----------    ------------
Income (loss) before
 income taxes...........    (7,761,280)  (1,602,532)    (1,443)    (464,978)    275,639  (1,168,434)    (10,723,028)
Provision (benefit) for
 income taxes...........             0     (643,341)         0            0           0     643,341(c)            0
                          ------------  -----------   --------   ----------  ---------- -----------    ------------
Net income (loss).......  $ (7,761,280) $  (959,191)  $ (1,443)  $ (464,978) $  275,639 $(1,811,775)   $(10,723,028)
                          ============  ===========   ========   ==========  ========== ===========    ============

Discussion of acquisition adjustments:

(a) This adjustment to depreciation and amortization includes the following:

 (1) two months of additional goodwill amortization, based on $4.2 million of goodwill amortized over an estimated useful life of 20 years, related to our purchase of Genesis Direct.................. $ 35,397
 (2) two months of additional goodwill amortization, based on $5.9 million of goodwill amortized over a useful life of 20 years, and two months of intangibles amortization, based on $1.2 million of intangibles amortized over an estimated useful life of one year, related to our purchase of Control Group..........................  260,427
 (3) six months of additional goodwill amortization, based on $1.5 million of goodwill amortized over an estimated useful life of 20
     years, related to our purchase of Aberdeen Marketing..............   37,863
 (4) twelve months of additional goodwill amortization, based on $3.9 million of goodwill amortized over an estimated useful life of 20 years, related to our acquisition of UST..........................  195,247
                                                                        --------
                                                                        $528,934
                                                                        ========

(b) This adjustment to interest expense, net includes the following:

 (1) two months of additional interest expense associated with $3.0 million we borrowed from Sirrom at an interest rate of 14% to purchase Control Group and Genesis Direct......................... $ 70,000
 (2) interest associated with $4.5 million we borrowed to purchase
     UST, as follows:
   . interest expense associated with $2.0 million we borrowed from
     Sirrom at an interest rate of 14%.................................  280,000
   . interest expense associated with $2.5 million we borrowed from
     Citizens Bank at an interest rate of prime plus 0.25%.............  200,000
 (3) additional debt discount amortization associated with the Sirrom
     loans and the Citizens Bank loan..................................   89,500
                                                                        --------
                                                                        $639,500
                                                                        ========

(c) This adjustment to provision (benefit) for income taxes reflects a valuation allowance related to the historical tax benefit recorded by Control Group for the two month period ended February 28, 1998.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                              11 Months
                   Year Ended   Year Ended      Ended                 Year Ended
                  December 31, December 31,  December 31,            December 31,
                      1994         1995          1995                    1996
                  ------------ ------------  ------------ ------------------------------------
                    Control      Control       Genesis      Control      Genesis
                     Group        Group         Direct       Group       Direct      M2Direct
                  ------------ ------------  ------------ -----------  -----------  ----------
                              Year Ended                       Two Months           Year Ended
                             December 31,                         Ended            December 31,
                                 1997                       February 28, 1998          1998
                  -------------------------------------- ------------------------- -------------
                    Control       Genesis                  Control      Genesis
                     Group        Direct      M2Direct      Group        Direct      M2Direct
                  ------------- ------------ ----------- ------------- ----------- -------------
Statements of
Operations Data:
Net revenues....  $ 11,407,033 $ 11,564,210   $ 825,331   $ 9,997,154  $ 1,765,317  $    1,376
Costs of
services........    10,396,605   10,513,478     570,325     7,521,451    1,073,630           0
                  ------------ ------------   ---------   -----------  -----------  ----------
Gross profit....     1,010,428    1,050,732     255,006     2,475,703      691,687       1,376
Selling, general
and
administrative
expenses........       740,766      893,105     225,260     2,370,835      699,095      87,832
Depreciation and
amortization....        35,002       47,566       3,118        75,452       19,136       2,939
Stock
compensation
expenses........             0            0           0             0            0     154,000
Research and
development
expense.........             0            0           0             0            0      79,427
                  ------------ ------------   ---------   -----------  -----------  ----------
Operating income
(loss)..........       234,660      110,061      26,628        29,416      (26,544)   (322,822)
Interest expense
(income), net...        29,807       71,611      (5,692)       71,491       17,029           0
Other (income)
expense.........             0      (21,692)          0             0        1,660           0
                  ------------ ------------   ---------   -----------  -----------  ----------
Income (loss)
before income
taxes...........       204,853       60,142      32,320       (42,075)     (45,233)   (322,822)
Provision
(benefit) for
income taxes....             0            0           0        15,575            0           0
                  ------------ ------------   ---------   -----------  -----------  ----------
Net income
(loss)..........       204,853       60,142      32,320       (57,650)     (45,233)   (322,822)
Accretion of
warrant with
redemption
feature.........             0            0           0             0            0           0
Preferred stock
dividend........             0            0           0             0            0           0
Net income
(loss)
attributable to
common
shareholders....  $    204,853 $     60,142   $  32,320   $   (57,650) $   (45,233) $ (322,822)
                  ============ ============   =========   ===========  ===========  ==========
Net income
(loss) per
common share....                                                                    $    (3.06)
                                                                                    ==========
Weighted average
common shares
outstanding.....                                                                       105,524
                                                                                    ==========
Statements of
Operations Data:
Net revenues....  $  7,182,166  $ 3,346,843  $    2,500  $  1,325,138  $  575,156  $ 25,925,793
Costs of
services........     7,221,523    1,711,362           0     2,433,288     330,255    21,076,437
                  ------------- ------------ ----------- ------------- ----------- -------------
Gross profit....       (39,357)   1,635,481       2,500    (1,108,150)    244,901     4,849,356
Selling, general
and
administrative
expenses........     2,478,797    1,420,321     134,684       478,089     230,341     6,056,706
Depreciation and
amortization....        75,883       60,744       4,042        12,948      12,069     1,794,663
Stock
compensation
expenses........             0            0     251,520             0           0     3,806,754
Research and
development
expense.........             0            0     196,258             0           0       324,427
                  ------------- ------------ ----------- ------------- ----------- -------------
Operating income
(loss)..........    (2,594,037)     154,416    (584,004)   (1,599,187)      2,491    (7,133,194)
Interest expense
(income), net...        79,824       40,995      39,612         3,457       3,976       659,580
Other (income)
expense.........         6,159          (77)          0          (112)        (42)      (31,494)
                  ------------- ------------ ----------- ------------- ----------- -------------
Income (loss)
before income
taxes...........    (2,680,020)     113,498    (623,616)   (1,602,532)     (1,443)   (7,761,280)
Provision
(benefit) for
income taxes....    (1,083,672)           0           0      (643,341)          0             0
                  ------------- ------------ ----------- ------------- ----------- -------------
Net income
(loss)..........    (1,596,348)     113,498    (623,616)     (959,191)     (1,443)   (7,761,280)
Accretion of
warrant with
redemption
feature.........             0            0           0             0           0      (605,000)
Preferred stock
dividend........             0            0           0             0           0    (1,447,440)
Net income
(loss)
attributable to
common
shareholders....  $ (1,596,348) $   113,498  $ (623,616) $   (959,191) $   (1,443) $ (9,813,720)
                  ============= ============ =========== ============= =========== =============
Net income
(loss) per
common share....                             $    (0.58)                           $      (1.36)
                                             ===========                           =============
Weighted average
common shares
outstanding.....                              1,073,492                               7,189,863
                                             ===========                           =============

                     As of               As of                          As of
                  December 31,       December 31,                    December 31,
                      1994               1995                            1996
                  ------------ -------------------------- ------------------------------------
                                 As of                            As of               As of
                             December 31,                     February 28,         December 31,
                                 1997                             1998                 1998
                  -------------------------------------- ------------------------- -------------
Balance Sheet
Data:
Working
capital.........  $    232,570 $    (12,459)  $  (1,977)  $  (114,966) $  (137,900) $ (259,580)
Total assets....     2,440,528    2,192,795     136,781     2,474,350      503,543      12,607
Long-term debt,
net of
discounts.......        27,500       32,800      56,084        10,095      194,015           0
Shareholders'
equity
(deficit).......       285,516      345,658        (380)      288,008     (101,487)   (247,822)
Balance Sheet
Data:
Working
capital.........  $ (2,330,435) $  (125,184) $  (23,709) $ (3,908,782) $ (175,431) $ (2,392,512)
Total assets....     3,770,737      791,975      54,186     3,526,336     866,314    20,568,190
Long-term debt,
net of
discounts.......             0      226,926     274,438             0     160,918     3,701,494
Shareholders'
equity
(deficit).......    (1,718,935)     (66,394)   (260,461)   (2,678,126)    (67,837)    5,069,880

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                              11 Months
                   Year Ended   Year Ended      Ended                 Year Ended
                  December 31, December 31,  December 31,            December 31,
                      1994         1995          1995                    1996
                  ------------ ------------  ------------ ------------------------------------
                    Control      Control       Genesis      Control      Genesis
                     Group        Group         Direct       Group       Direct      M2Direct
                  ------------ ------------  ------------ -----------  -----------  ----------
                              Year Ended                       Two Months           Year Ended
                             December 31,                         Ended            December 31,
                                 1997                       February 28, 1998          1998
                  -------------------------------------- ------------------------- -------------
                    Control       Genesis                  Control      Genesis
                     Group        Direct      M2Direct      Group        Direct      M2Direct
                  ------------- ------------ ----------- ------------- ----------- -------------
Statements of
Operations Data:
Net revenues....  $ 11,407,033 $ 11,564,210   $ 825,331   $ 9,997,154  $ 1,765,317  $    1,376
Costs of
services........    10,396,605   10,513,478     570,325     7,521,451    1,073,630           0
                  ------------ ------------   ---------   -----------  -----------  ----------
Gross profit....     1,010,428    1,050,732     255,006     2,475,703      691,687       1,376
Selling, general
and
administrative
expenses........       740,766      893,105     225,260     2,370,835      699,095      87,832
Depreciation and
amortization....        35,002       47,566       3,118        75,452       19,136       2,939
Stock
compensation
expenses........             0            0           0             0            0     154,000
Research and
development
expense.........             0            0           0             0            0      79,427
                  ------------ ------------   ---------   -----------  -----------  ----------
Operating income
(loss)..........       234,660      110,061      26,628        29,416      (26,544)   (322,822)
Interest expense
(income), net...        29,807       71,611      (5,692)       71,491       17,029           0
Other (income)
expense.........             0      (21,692)          0             0        1,660           0
                  ------------ ------------   ---------   -----------  -----------  ----------
Income (loss)
before income
taxes...........       204,853       60,142      32,320       (42,075)     (45,233)   (322,822)
Provision
(benefit) for
income taxes....             0            0           0        15,575            0           0
                  ------------ ------------   ---------   -----------  -----------  ----------
Net income
(loss)..........       204,853       60,142      32,320       (57,650)     (45,233)   (322,822)
Accretion of
warrant with
redemption
feature.........             0            0           0             0            0           0
Preferred stock
dividend........             0            0           0             0            0           0
Net income
(loss)
attributable to
common
shareholders....  $    204,853 $     60,142   $  32,320   $   (57,650) $   (45,233) $ (322,822)
                  ============ ============   =========   ===========  ===========  ==========
Net income
(loss) per
common share....                                                                    $    (3.06)
                                                                                    ==========
Weighted average
common shares
outstanding.....                                                                       105,524
                                                                                      ==========
Statements of
Operations Data:
Net revenues....  $  7,182,166  $ 3,346,843  $    2,500  $  1,325,138  $  575,156  $ 25,925,793
Costs of
services........     7,221,523    1,711,362           0     2,433,288     330,255    21,076,437
                  ------------- ------------ ----------- ------------- ----------- -------------
Gross profit....       (39,357)   1,635,481       2,500    (1,108,150)    244,901     4,849,356
Selling, general
and
administrative
expenses........     2,478,797    1,420,321     134,684       478,089     230,341     6,056,706
Depreciation and
amortization....        75,883       60,744       4,042        12,948      12,069     1,794,663
Stock
compensation
expenses........             0            0     251,520             0           0     3,806,754
Research and
development
expense.........             0            0     196,258             0           0       324,427
                  ------------- ------------ ----------- ------------- ----------- -------------
Operating income
(loss)..........    (2,594,037)     154,416    (584,004)   (1,599,187)      2,491    (7,133,194)
Interest expense
(income), net...        79,824       40,995      39,612         3,457       3,976       659,580
Other (income)
expense.........         6,159          (77)          0          (112)        (42)      (31,494)
                  ------------- ------------ ----------- ------------- ----------- -------------
Income (loss)
before income
taxes...........    (2,680,020)     113,498    (623,616)   (1,602,532)     (1,443)   (7,761,280)
Provision
(benefit) for
income taxes....    (1,083,672)           0           0      (643,341)          0             0
                  ------------- ------------ ----------- ------------- ----------- -------------
Net income
(loss)..........    (1,596,348)     113,498    (623,616)     (959,191)     (1,443)   (7,761,280)
Accretion of
warrant with
redemption
feature.........             0            0           0             0           0      (605,000)
Preferred stock
dividend........             0            0           0             0           0    (1,447,440)
Net income
(loss)
attributable to
common
shareholders....  $ (1,596,348) $   113,498  $ (623,616) $   (959,191) $   (1,443) $ (9,813,720)
                  ============= ============ =========== ============= =========== =============
Net income
(loss) per
common share....                             $    (0.58)                           $      (1.36)
                                             ===========                           =============
Weighted average
common shares
outstanding.....                              1,073,492                               7,189,863
                                             ===========                           =============

                     As of               As of                          As of
                  December 31,       December 31,                    December 31,
                      1994               1995                            1996
                  ------------ -------------------------- ------------------------------------
                                 As of                            As of               As of
                             December 31,                     February 28,         December 31,
                                 1997                             1998                 1998
                  -------------------------------------- ------------------------- -------------
Balance Sheet
Data:
Working
capital.........  $    232,570 $    (12,459)  $  (1,977)  $  (114,966) $  (137,900) $ (259,580)
Total assets....     2,440,528    2,192,795     136,781     2,474,350      503,543      12,607
Long-term debt,
net of
discounts.......        27,500       32,800      56,084        10,095      194,015           0
Shareholders'
equity
(deficit).......       285,516      345,658        (380)      288,008     (101,487)   (247,822)
Balance Sheet
Data:
Working
capital.........  $ (2,330,435) $  (125,184) $  (23,709) $ (3,908,782) $ (175,431) $ (2,392,512)
Total assets....     3,770,737      791,975      54,186     3,526,336     866,314    20,568,190
Long-term debt,
net of
discounts.......             0      226,926     274,438             0     160,918     3,701,494
Shareholders'
equity
(deficit).......    (1,718,935)     (66,394)   (260,461)   (2,678,126)    (67,837)    5,069,880

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   Our founders, with years of experience in information-based marketing, formed M2Direct with the vision of incorporating emerging technologies into marketing programs to provide an integrated marketing solution. From our incorporation in September 1997 through March 1998, our activities primarily consisted of raising capital, recruiting personnel and analyzing acquisition candidates. From March 1998 through March 1999, we acquired five providers of digital technology and direct marketing services to serve as the foundation for our integrated marketing solution. On March 6, 1998, we acquired Control Group and Genesis Direct, and since then we have acquired three additional companies:
Aberdeen Marketing in June 1998, UST in February 1999 and DeskGate Technologies in March 1999. We accounted for all of our acquisitions as purchases, except DeskGate, which we accounted for as a pooling of interests. The financial results of all of the companies we have acquired except DeskGate are included in our financial statements from their date of acquisition. In a pooling of interests, the companies are treated as if they were combined for their entire existence. Thus, DeskGate's financial results are included in our financial statements from March 1, 1996, its date of incorporation.

   We derive our revenues from fees for marketing programs delivered primarily to large financial institutions and Fortune 1000 companies. We offer data mining and modeling, database management, creative services, teleservices, direct mail production, proprietary Internet and e-commerce products and fulfillment. A majority of our revenues are recognized on an ongoing basis as services are provided.

   The fees for our programs vary significantly, depending on the solution provided to each client. In pricing our solution, we consider the costs incurred for each individual service included in a program, then apply appropriate markups to this cost structure to determine final pricing. Generally, contracts for our large direct mail or fulfillment campaigns are quoted and billed on a per-piece or per-item basis. For programs that include an Internet component, we may charge a license fee for the particular technology employed or a transactional fee based on the volume of transactions processed. Our Internet operations are in the early stages and our Internet revenues to date have not been material.

   The solution that we provide to each client is generally aimed at a particular business objective, and each client usually retains us on a project-by-project basis. We strive to maintain long-term relationships with our clients, and our top ten clients based on 1998 pro forma revenues have been clients for an average of 5 years. We cannot assure you that once we complete a marketing campaign for a client, the client will hire us for a future campaign. As a result, a client that generates substantial revenue for us in any one period may not be a substantial source of revenue in a later period. Although we have not historically required our clients to enter into long-term contracts, in the future we will attempt to sign fixed-term agreements with those clients for which our work is generally ongoing. We have recently entered into a three year agreement with Provident Bank, our largest client.

   Costs of services include both direct and indirect costs. Direct costs are incurred in the production of our products and services and include salaries and wages, benefits, temporary labor, raw materials and outsourced services like printing, shipping and business-to-consumer teleservices. Indirect costs are incurred as part of the costs of products and services but are not directly allocable to the production of products and services. Indirect costs include salaries and wages, benefits, production supplies and related overhead expenses associated with generating revenues.

   Selling, general and administrative expenses include salaries and commissions of management and salespersons, travel expenses, marketing and advertising, personnel costs for our executive, administrative, finance and human resources personnel, costs of support services and professional service fees.

   Depreciation and amortization includes depreciation of property and equipment and amortization of intangible assets, including goodwill, customer contracts and capitalized software development costs.

   Stock compensation expense includes a charge for (a) common stock issued at fair value in consideration for services, and (b) stock and options issued at what we initially believed to be fair value but which we determined to be below fair market value on further review as we prepared our financial statements.

Provident Bank Contracts

   Provident Bank, our largest client, was a client of Control Group when we acquired it in March 1998. Under a master services agreement with Provident Bank, we enter into a separate contract with them for each new marketing campaign we undertake for them.

   Under contracts entered into in 1997, Provident Bank was obligated to pay Control Group a percentage of the value of the balances of the accounts it obtained through the efforts of Control Group. Before the ultimate percentage was known, however, Control Group was entitled to bill Provident Bank in advance for account solicitation costs for a fixed period. Twelve months after the beginning of the account solicitation period, Provident Bank was to measure the account balances, apply the appropriate percentage fee payable to Control Group and compare that with amounts billed and paid in advance. Under the contracts, Control Group agreed to reimburse Provident Bank for any amounts billed by and paid to Control Group which exceeded the percentage fee to which it was ultimately entitled. Because of its potential obligation to reimburse Provident Bank for excess fees already billed and paid, Control Group's 1997 and January-February 1998 revenues do not include any of the $2.3 million in deferred revenues for which it had performed services and incurred costs in 1997 and in early 1998.

   Control Group had treated as deferred revenue the $2.3 million in payments it had received from Provident Bank. Under generally accepted accounting principles, however, we were unable to recognize the $2.3 million as deferred revenues as of the date we acquired Control Group or as revenues after the acquisition date because it had already performed the services related to those revenues before we acquired it. Accordingly, neither M2Direct nor Control Group ever recognized the $2.3 million in revenues related to these contracts, even though the costs related to those revenues are included in Control Group's 1997 and 1998 results of operations and, to the extent costs were incurred in January-February 1998, in our pro forma 1998 results of operations.

   In 1998 we entered into agreements with Provident Bank to provide direct marketing services beginning in September 1998 and continuing into 1999. In April 1999, we resolved several billing and compensation issues with Provident Bank related to those agreements. As part of this resolution, we agreed to discontinue services under those agreements and deferred approximately $2.1 million in revenues in the three month period ended December 31, 1998. As consideration for discontinuing services under these agreements, we issued to Provident Bank a warrant to purchase 100,000 shares of common stock at an exercise price of $0.01 per share. We recorded the warrant in April 1999 at $525,000 in our financial statements based on the estimated fair market value of our common stock at the warrant grant date. In addition, we issued to Provident Bank a $1.0 million zero coupon promissory note payable in 2004, which we recorded in April 1999 at its present value of approximately $500,000. In accordance with our policy of recording contract losses in the earliest applicable reporting period, we recorded a loss of approximately $660,000 in the statement of operations for the year ended December 31, 1998 related to the Provident Bank agreements.

   In April 1999, we also entered into a separate agreement with Provident Bank, under which any future programs for Provident Bank will include pricing structures that guarantee that we will be paid for all costs incurred under the budget for the program, plus an agreed-upon margin. See "Business--Clients."

Unaudited Quarterly Pro Forma Results of Operations

   The unaudited quarterly pro forma results of operations data presented below assume that we acquired Control Group, Genesis Direct, Aberdeen Marketing and UST on January 1, 1998. Because we accounted for our acquisition of DeskGate as a pooling of interests, DeskGate's financial results are combined with ours. We believe that the quarterly pro forma results of operations data may be useful to you in evaluating our financial performance on an ongoing basis. The pro forma quarterly results of operations do not necessarily reflect the results of operations that we would have achieved had the acquisitions occurred on January 1, 1998, and you should not rely on the results as representative of future results of operations. These pro forma amounts include the same adjustments that are reflected in the pro forma statements of operations. You should read these pro forma quarterly results of operations with the unaudited pro forma consolidated financial statements and our historical audited financial statements and those of the companies that we have acquired and related notes included in another place in this prospectus.

                                                 Pro Forma 1998
                          ----------------------------------------------------------------
                                         Three Months Ended                    Year Ended
                          --------------------------------------------------  ------------
                           March 31      June 30    September 30 December 31  December 31
                          -----------  -----------  ------------ -----------  ------------
Statement of Operations
 Data:
Net revenues............  $ 6,633,453  $ 8,429,898   $9,261,910  $10,514,269  $ 34,839,530
Costs of services.......    5,378,453    5,480,816    6,428,376   10,029,410    27,317,055
                          -----------  -----------   ----------  -----------  ------------
Gross profit............    1,255,000    2,949,082    2,833,534      484,859     7,522,475
Selling, general and
 administrative
 expenses...............    1,907,436    2,311,035    2,567,454    3,418,517    10,204,442
Depreciation and
 amortization...........      636,737      647,150      651,682      644,861     2,580,430
Stock compensation
 expense................    2,680,184    1,030,982       95,588            0     3,806,754
Research and development
 expense................       94,151      145,334       84,942            0       324,427
                          -----------  -----------   ----------  -----------  ------------
Operating loss..........   (4,063,508)  (1,185,419)    (566,132)  (3,578,519)   (9,393,578)
Interest expense, net...      318,138      333,919      342,010      367,392     1,361,459
Other (income) expense..      (37,741)     (37,344)      (3,359)      46,435       (32,009)
                          -----------  -----------   ----------  -----------  ------------
Loss before income
 taxes..................   (4,343,905)  (1,481,994)    (904,783)  (3,992,346)  (10,723,028)
Provision (benefit) for
 income taxes...........            0            0            0            0             0
                          -----------  -----------   ----------  -----------  ------------
Net loss................  $(4,343,905) $(1,481,994)  $ (904,783) $(3,992,346) $(10,723,028)
                          ===========  ===========   ==========  ===========  ============

Historical Results of Operations

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

M2Direct

   The following discussion relates to M2Direct's actual operating results for 1998 and 1997. The 1998 operating results include the operations of the companies acquired by M2Direct from their date of acquisition in 1998, but are not reflected in M2Direct's 1997 results of operations. The results of operations in 1998 include the following: (a) twelve months of operations of DeskGate, (b) ten months of operations of Control Group and Genesis Direct, and
(c) six months of operations of Aberdeen Marketing. As a result, we believe the operating results for the year ended December 31, 1998 are not comparable to the operating results for the year ended December 31, 1997.

   Net revenues. Net revenues were $25.9 million in 1998 and $2,500 in 1997. Revenues in 1997 included only the operations of DeskGate, whose efforts were directed primarily to building infrastructure and on research and development.

       Control Group. For 1998, revenues during the two month period ended February 28 were $1.3 million, and revenues attributable to the former Control Group operations following its March 1, 1998 acquisition by M2Direct were $21.4 million. Control Group's revenues in 1997 were $7.2 million. The increase in revenues was due primarily to an expansion of business with an existing client, Provident Bank, and business from a new client, Champion Mortgage.

       Genesis Direct. For 1998, revenues during the two month period ended February 28 were $575,000, and revenues attributable to the former Genesis Direct operations following its March 1, 1998 acquisition by M2Direct were $3.0 million. Revenues of Genesis Direct were $3.3 million in 1997. The increase in revenues in 1998 was due to increased business with new and existing clients.

   Costs of services. Costs of services were $21.1 million in 1998 and $0 in 1997. DeskGate's operations during 1997 incurred no costs because it was focused primarily on building infrastructure and on research and development.

       Control Group. For 1998, costs of services during the two month period ended February 28 were $2.4 million, and costs of services attributable to the former Control Group operations following its acquisition by M2Direct were $19.1 million. Control Group's costs of services in 1997 were $7.2 million. The increase in costs of services was due primarily to increased business with new and existing clients.

       Genesis Direct. For 1998, costs of services during the two month period ended February 28 were $330,000, and costs of services attributable to the former Genesis Direct operations following its acquisition by M2Direct were approximately $1.9 million. Costs of services following the acquisition by M2Direct have been adjusted to eliminate intercompany costs of services billed to Control Group. Costs of services of Genesis Direct were $1.7 million in 1997. The increase in costs of services was due primarily to increased business with new and existing clients.

   Selling, general and administrative expenses. These expenses were $6.1 million in 1998 and $135,000 in 1997. The amounts stated for 1998 include the expenses of the companies acquired in 1998.

       Control Group. For 1998, selling, general and administrative expenses during the two month period ended February 28 were $478,000, and expenses attributable to the former Control Group operations following its acquisition by M2Direct were $2.4 million. Control Group's selling, general and administrative expenses in 1997 were $2.5 million. These expenses increased as a result of additional costs necessary to support the growth of the business.

       Genesis Direct. For 1998, selling, general and administrative expenses during the two month period ended February 28, 1998 were $230,000, and expenses attributable to the former Genesis Direct operations following its acquisition by M2Direct were $1.6 million. Genesis Direct's general and administrative expenses in 1997 were $1.4 million. The increased dollar amount was primarily the result of additional costs necessary to support the growth of the business.

   Depreciation and amortization. Depreciation and amortization was $1.8 million in 1998 and $4,000 in 1997. The increase was due primarily to the amortization of goodwill from the acquisitions of Control Group, Genesis Direct and Aberdeen Marketing.

       Control Group. For 1998, depreciation and amortization during the two month period ended February 28 was $13,000, and depreciation and amortization attributable to the former Control Group operations following its acquisition by M2Direct was $1.4 million. Control Group's depreciation and amortization in 1997 was $76,000. The increase was due primarily to the amortization of goodwill and intangibles related to the purchase of Control Group.

       Genesis Direct. For 1998, depreciation and amortization during the two month period ended February 28, 1998 was $12,000, and depreciation and amortization attributable to the former Genesis Direct operations following its acquisition by M2Direct was $229,000. Depreciation and amortization for Genesis Direct in 1997 was $61,000. The increase was due primarily to the amortization of goodwill related to the purchase of Genesis Direct.

   Stock compensation expense. Stock compensation expense increased to $3.8 million in 1998 from $252,000 in 1997. In 1997 and 1998 DeskGate issued common stock at fair value in consideration for services provided by members of management and outside service providers. During 1998, M2Direct sold shares of common stock and issued options to acquire common stock at what we believed to be the fair market value of the stock at that time. When we reviewed the value of the common stock and options in preparing our financial statements, we determined that a higher valuation was appropriate, and we recorded a one-time non-cash charge for the difference in valuation.

   Research and development expenses. These expenses increased to $324,000 in 1998 from $196,000 in 1997 due to increased efforts to develop our e-commerce products.

   Interest expense (income), net. Interest expense increased to $660,000 in 1998 from $40,000 in 1997 due primarily to increased borrowings for our acquisitions of Control Group, Genesis Direct and Aberdeen Marketing.

   Income taxes. As of December 31, 1998, we had net operating loss carryforwards of approximately $4.9 million for federal tax purposes, which if not utilized will expire beginning in 2016 and continuing through 2018. We have not recognized any benefit from the future use of those net operating losses because our assumptions of future profitable operations contain risks that do not provide sufficient assurance to currently recognize those tax benefits.

additional personnel and facilities to support the increased revenues. The increase as a percentage of revenues was due to a larger support staff hired to accommodate anticipated growth.

   Interest expense (income), net. Interest expense increased to $41,000 in 1997 from $17,000 in 1996 primarily as a result of increased borrowing under a line of credit and expense incurred on additional capital leases.

M2Direct

   M2Direct's operations in 1996 and 1997, which consisted solely of DeskGate's operations, were minimal. A majority of its efforts were spent on building infrastructure and on research and development.

Factors Affecting Operating Results

   We have historically experienced, and expect to continue to experience, significant seasonal fluctuations in the demand for our solution. Many clients make significant marketing expenditures in the fourth quarter, which has historically caused an increase in the demand for our services during that quarter. In addition, because our clients tend to set marketing budgets and develop marketing campaigns during the early part of the year, we expect our first quarter revenues to be lower than in other quarters of a given year.

   Our future operating results will depend on many factors, some of which are beyond our control. These factors include those described in "Risk Factors--Our financial results may fluctuate significantly and may not meet expectations." Some of those factors are:

  .  timing of new direct marketing projects;

  .  timing and market acceptance of products and services;

  . reductions, cancellations, postponements or completions of major marketing projects by our clients;

  . loss of key employees, account managers and sales representatives and the time required to train replacements; and

  .  our ability to integrate recent and future acquisitions.

Liquidity and Capital Resources

   We have financed our operations primarily from funds generated from operations, borrowings under various credit facilities with commercial banks and private placements of our common and Series A preferred stock. In 1998 we received net proceeds of:

  .  $1.0 million from the sale of common stock;

  .  $1.2 million from the sale of Series A preferred stock; and

  . $600,000 from the sale of a convertible debenture with a common stock warrant.

additional personnel and facilities to support the increased revenues. The increase as a percentage of revenues was due to a larger support staff hired to accommodate anticipated growth.

   Interest expense (income), net. Interest expense increased to $41,000 in 1997 from $17,000 in 1996 primarily as a result of increased borrowing under a line of credit and expense incurred on additional capital leases.

M2Direct

   M2Direct's operations in 1996 and 1997, which consisted solely of DeskGate's operations, were minimal. A majority of its efforts were spent on building infrastructure and on research and development.

Factors Affecting Operating Results

   We have historically experienced, and expect to continue to experience, significant seasonal fluctuations in the demand for our solution. Many clients make significant marketing expenditures in the fourth quarter, which has historically caused an increase in the demand for our services during that quarter. In addition, because our clients tend to set marketing budgets and develop marketing campaigns during the early part of the year, we expect our first quarter revenues to be lower than in other quarters of a given year.

   Our future operating results will depend on many factors, some of which are beyond our control. These factors include those described in "Risk Factors--Our financial results may fluctuate significantly and may not meet expectations." Some of those factors are:

  .timing of new direct marketing projects;

  .timing and market acceptance of products and services;

  . reductions, cancellations, postponements or completions of major marketing projects by our clients;

  . loss of key employees, account managers and sales representatives and the time required to train replacements; and

  .our ability to integrate recent and future acquisitions.

Liquidity and Capital Resources

   We have financed our operations primarily from funds generated from operations, borrowings under various credit facilities with commercial banks and private placements of our common and Series A preferred stock. In 1998 we received net proceeds of:

  .$1.0 million from the sale of common stock;

  .$1.2 million from the sale of Series A preferred stock; and

  . $600,000 from the sale of a convertible debenture with a common stock warrant.

   At December 31, 1998 we were negotiating a forbearance agreement with First Union National Bank as successor to CoreStates Bank, to which Control Group owed a total of $1.2 million that had matured. In addition, Aberdeen owed $210,000 to another commercial bank under a loan agreement that matured on December 31, 1998. In late January 1999 we signed the forbearance agreement with First Union to extend the forbearance period for the $1.2 million debt to April 15, 1999. In February 1999 we borrowed a $350,000 short-term bridge loan from First Union to repay the matured $210,000 loan and provide working capital. In late March 1999 we borrowed $3.0 million from First Union under a revolving credit facility to refinance the $1.2 million debt, the $350,000 short-term bridge loan, and $988,000 in other loans owed to commercial banks, as well as provide working capital.

   At April 23, 1999, we had the following debt outstanding:

                                            Principal  Maturity
 Lender                                       Amount     Date     Interest Rate
 ------                                     ---------- ---------  -------------
Sirrom Investments......................... $5,000,000  3/5/2003       14%
Citizens Bank.............................. $2,500,000  2/1/2000 Prime plus 1/4%
First Union National Bank.................. $3,000,000 6/30/2000  Prime plus 1%
Provident Bank............................. $1,000,000 4/16/2004       15%

   We intend to repay these loans with some of the proceeds from this offering, although we will keep the First Union revolving credit facility in place to provide working capital as needed in the future. The First Union loan is secured by a blanket lien on essentially all of our assets and a pledge of 100% of the stock of our subsidiaries. We currently comply with all covenants of our loan agreements and promissory notes related to the above debt.

   Net cash used in operating activities was $2.7 million for 1998. Net cash used in operating activities represents a $7.8 million net loss, of which $5.8 million were non-cash expenses; a $3.9 million increase in accounts receivable; a $781,000 increase in prepaid expenses and other current assets; and a decrease in accrued liabilities of $216,000. These items were partially offset by an increase of $1.4 million in accounts payable, an increase of $2.1 million in deferred revenue and an increase in customer deposits of $626,000. We plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, broaden our product and service offerings and support and improve our operational and financial systems. If our revenues do not increase along with these expenses, our financial condition could be materially adversely affected.

   Net cash used in investing activities was $2.9 million for 1998. Investing activities reflect $2.2 million of cash paid for acquisitions and $626,000 in expenditures for computer software, computer hardware, furniture and office equipment. At December 31, 1998, we had no material commitments for capital expenditures, but we expect to spend approximately $500,000 for computer hardware, furniture and office equipment for a new fulfillment and production facility in the Tampa area in the second and third quarters of 1999.

   At December 31, 1998, we had cash and cash equivalents of $619,000. Net cash provided by financing activities was $6.2 million for 1998. This consisted primarily of $2.2 million in proceeds from private placements of securities and $4.0 million of net proceeds from long term borrowings.

   We believe that the net proceeds from this offering, which are estimated to
be $   million, together with funds available from operations and the First
Union revolving credit facility, will be sufficient to meet our capital needs for at least the next 12 months. After that period we may need to raise additional funds. If we raise additional funds by issuing equity securities, our existing shareholders may experience significant dilution. Additional financing may not be available when needed or, if available, it may not be on terms favorable to us or our shareholders. If additional financing is not available when we need it or is not available on acceptable terms, we may be unable to develop or enhance our products or services. Further, we may be unable to take advantage of business opportunities or respond to competitive pressures. Any of these events could have a material adverse effect on our business, financial condition or results of operations.

   We intend to grow, in part, through strategic acquisitions. We anticipate making additional expenditures to negotiate and consummate acquisitions and integrate the acquired companies. Although we can make no assurances, we believe that the proceeds of this offering and funds from the First Union credit facility, together with the issuance of common stock and other securities, will be sufficient to fund our acquisition needs for the next 12 months. We cannot assure you that we will complete any acquisitions on favorable terms or at all, or that additional sources of financing will not be required during these time periods or thereafter. Our estimates are forward looking statements that involve risks and uncertainties. Actual results and working capital needs could differ materially from those estimated due to a number of factors, included those discussed in "Risk Factors."

Year 2000 Compliance

   Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if, for example, "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 problem."

   Assessment. The Year 2000 problem could affect computers, software and other equipment that we use. Accordingly, we are reviewing our internal computer programs and systems to determine if they will be Year 2000 compliant. We believe that our computer systems will be Year 2000 compliant in a timely manner. Although we do not expect the cost of these efforts to be material to our financial position or any year's operating results, we cannot assure you of that result.

   Internal Infrastructure. We believe that we have identified substantially all of the major computers, software applications and related equipment used with our internal operations that must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. We have begun modifying, upgrading and replacing systems that we have identified as potentially being adversely affected and expect to complete this process before the end of the third quarter of 1999. We do not expect the costs related to these efforts to be material to our business, financial condition or operating results.

   Systems Other Than Information Technology Systems. In addition to computers and related systems, the operation of our office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices may be affected by the Year 2000 problem. We are currently assessing the potential effect of, and costs of remediating, the Year 2000 problem on this equipment. We estimate that our total cost of completing any required modifications, upgrades or replacements of these internal systems will not have a material adverse effect on our business, financial condition or operating results.

   Suppliers. We have been gathering information from and have initiated communications with our significant suppliers to identify and, to the extent possible, resolve issues involving the Year 2000 problem. Based on written certifications or oral representations from these suppliers, we do not believe our business will be materially affected due to the failure of any of these suppliers to be Year 2000 compliant. We have limited or no control, however, over the actions of our suppliers. Thus, while we expect that we will be able to resolve any significant Year 2000 problems with our systems, we cannot guarantee that our suppliers will resolve any or all Year 2000 problems with their systems before our business is materially disrupted. Any failure of our suppliers to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on our business, financial condition or operating results.

   Customers. Most of our customers, particularly financial institutions, rely heavily on technology. We cannot assure you that our customers will successfully address their own Year 2000 problems. Their failure to do so could cause them to terminate or postpone the marketing programs we implement for them, which could have a material adverse effect on our business, financial condition or operating results.

   Most Likely Consequences of Year 2000 Problems. We expect to identify and resolve all internal Year 2000 problems that could materially adversely affect our business, financial condition or operating results. We believe that it is not possible, however, to determine with complete certainty that we have identified or corrected all Year 2000 problems affecting us. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, we cannot accurately predict how many failures related to the Year 2000 problem will occur or the severity, duration or financial consequences of those failures. As a result, we could possibly suffer the following consequences:

  . a significant number of operational inconveniences and inefficiencies for us, our suppliers and our customers may divert our time and attention and financial and human resources from our ordinary business activities; and

  . a lesser number of serious system failures may require significant efforts by us, our suppliers and our customers to prevent or alleviate material business disruptions.

   Contingency Plans. We are currently developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 problems affecting our internal systems. We expect to complete our contingency plans by the end of the third quarter of 1999. Depending on the systems affected, these plans could include:

  .  accelerated replacement of affected equipment or software;

  .  short to medium-term use of backup equipment and software;

  . increased work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 problems which arise or to provide manual workarounds for information systems; and

  .  other similar approaches.

   If we are required to implement any of these contingency plans, those plans could have a material adverse effect on our business, financial condition or operating results.

New Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. This statement is effective for periods beginning after December 15, 1997. The adoption of SFAS No. 130 did not have a material impact on our financial statements, as comprehensive loss did not differ from the reported net loss.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131, which establishes standards for disclosures about operating segments, products and services, geographic areas and major customers is effective for financial statements for periods beginning after December 15, 1997. We adopted the provisions of SFAS 131 effective January 1, 1998. See note 13 in the notes to our consolidated financial statements.

   In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. We are required to implement the statement in the first quarter of fiscal year 2000. We have not used derivative instruments and believe the adoption of this statement will not have significant effect on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

   Our financial instruments consist of cash that is invested in institutional money market accounts. At March 31, 1999, the carrying value of our financial instruments approximated their fair values based on current market prices and rates. We do not use derivative financial instruments in our operations or investments and do not have significant operations subject to fluctuations in foreign currency exchange rates. Our $3.0 million credit facility has an interest rate which is based on First Union's prime rate. As of April 23, 1999, the total amount outstanding under this credit facility was $3.0 million. Changes in interest rates which dramatically increase First Union's prime rate would make it more costly to borrow proceeds under that facility.

                                    BUSINESS

Overview

   We offer a fully integrated, technology-driven marketing and sales solution primarily to large financial institutions and Fortune 1000 companies. We offer proprietary Internet and e-commerce products, data mining and modeling, database management, creative services, teleservices, direct mail production and fulfillment. By combining digital technology with traditional marketing services like teleservices and direct mail, we create marketing programs that enable our clients to develop interactive relationships with their customers. Our end-to-end solution helps our clients identify their target audiences, design and execute strategic marketing programs and enhance ongoing customer relationships.

   We believe that the emergence of the Internet and other advanced technologies will drive the next generation of direct marketing. Our founders, with years of experience in information-based marketing, formed M2Direct with the vision of using technology to provide an integrated marketing solution. We have acquired five providers of digital technology and direct marketing services to serve as the foundation for our integrated marketing solution, including:

   Company                       Primary Capabilities
   -------                       --------------------
   DeskGate Technologies, Inc.   . proprietary Internet and e-commerce products

   UST, Inc.                     . advanced business-to-business teleservices
                                 . database services
   The Aberdeen Marketing Group  . creative services
                                 . database management
                                 . fulfillment
   Genesis Direct, Inc.          . direct mail production

   Control Group, Ltd.           . statistical data modeling
                                 . data mining
                                 . database management
                                 . creative services like copywriting and graphic design

   For more information about our primary capabilities, please turn to page 38.

   The skills and products gained through our acquisitions enable us to offer an integrated solution that combines the primary marketing communication and distribution channels--the Internet, the telephone and mail. The acquisition of DeskGate strengthened our Internet capabilities and our ability to offer marketing programs that include more interactive media. We intend to continue to develop technology and to acquire other businesses with Internet-related technologies that will expand our integrated marketing solution and enhance our clients' abilities to communicate one-on-one with their customers.

Industry

   Direct marketing is any direct communication designed to generate a response from the recipient of the message. A response could come in the form of a direct order, a request for further information or a visit to a store or website to purchase the advertised product or service. According to the Direct Marketing Association, direct marketing advertising expenditures represent approximately 57% of total U.S. advertising expenditures, which were estimated to be $285 billion in 1998.

   We believe it has become increasingly difficult for businesses to reach their target audiences, build customer relationships and differentiate themselves from their competitors. The increasing number of media and communications choices, including the Internet, is driving the need for more sophisticated targeted marketing to reach consumers. To be effective, direct marketing programs need to become more personalized, focusing on the individual consumer.

   The recent unprecedented growth of the Internet has increased its importance as a communications and distribution channel. According to International Data Corporation, the number of Internet users worldwide will increase from approximately 100 million in 1998 to over 320 million in 2002. Direct marketing interactive media advertising expenditures grew from $11 million in 1994 to $603 million in 1998, and have a projected compound annual growth rate of 54% for 1998-2003, rising to an estimated total of $5 billion in 2003.

   We believe that direct marketing will depend increasingly on the Internet and other advanced technologies and that successful direct marketing campaigns will require an integrated Internet component. The Internet enables companies to develop and deliver targeted marketing programs that incorporate interactive features like e-mail to distribute information quickly and inexpensively. Marketing programs delivered through the Internet are easily developed and customized, are adaptable to large and small audiences and are quickly and easily modified to respond to market changes and customer feedback. The Internet also allows advertisers and direct marketers to track the demographic characteristics of Internet users in real time. The interactive nature of the Internet enables marketers to better understand potential customers, implement cost-effective programs and quickly change marketing campaigns in response to customer interests and behavior.

   The direct marketing industry is highly fragmented--no single company accounts for more than 1% of total industry revenues. Most marketing services businesses are small companies that focus primarily on a particular skill or single marketing medium. Although many companies offer single medium services like teleservices or direct mail, we believe few offer marketing programs that combine media like the Internet with teleservices and direct mail. To implement a complete marketing program, a business often must hire multiple companies which provides the business with no single source of accountability for its program.

   We believe companies will increasingly demand an integrated marketing solution that couples digital interactive services with traditional direct marketing. This demand will benefit integrated providers who can fulfill direct marketing needs from end-to-end. We believe the most effective marketing solution will:

  .  incorporate an Internet strategy;

  .  reach customers through multiple channels;

  .  personalize the message to the customer; and

  . take advantage of marketing opportunities with each customer interaction.

The M2Direct Solution

   Through both internal growth and acquisitions, we have built and continue to expand our end-to-end, integrated marketing solution. We believe that our ability to deliver this solution gives us a competitive advantage over other marketing firms which lack integrated capabilities. Because we can handle all aspects of a marketing program, from an initial needs analysis to identifying and developing a target audience to executing a program and measuring its results, we provide a single source of accountability for our clients' marketing needs.

                            [graphic appears here]
[Graphic entitled "The M2Direct Solution." This graphic shows the words "Needs Assessment," "Database Analysis," "Modeling," "Strategy," "Creative," "Execution" and "Program Analysis" arranged in a circle around the following words: "Direct Mail," "Teleservices," "e-commerce" and "Fulfillment."]

   Our mission is to help our clients meet their goals and realize a greater return on their marketing investments. As we form long-term relationships with our clients and complete multiple programs for them, we gain valuable insight into their business and a better understanding of their goals and objectives. With each additional marketing program we implement for a client, we acquire more knowledge about its customers and the most effective distribution channels, which in turn improves the results of future programs. We believe clients that use our integrated solution realize better returns on their investment, because the results of the programs improve as our involvement increases.

   We offer a comprehensive marketing solution that enables our clients to take advantage of the benefits of the Internet and digital technology. Our acquisition of DeskGate and its innovative Internet products has significantly enhanced our digital marketing capabilities. Our proprietary products accelerate the distribution and sale of goods and services through the Internet via e-mail. These products enable our clients to use e-mail to deliver printed materials and digital media like music and video to their customers. We believe that our new technology will open new marketing channels with lower production, distribution and management costs than those incurred in traditional marketing campaigns.

Business Objective and Strategies

   Our goal is to become the leading provider of fully integrated, technology-based marketing and sales programs. We will pursue this objective by:

   Developing New Marketing and E-Commerce Capabilities. We intend to enhance and expand our digital marketing tools to strengthen our marketing and sales programs. We believe that the Internet's importance as a communications medium and distribution channel will continue to increase and that successful direct marketing campaigns will require an integrated Internet component. Using our proprietary technology, we plan to develop new e-commerce capabilities and increase our use of sophisticated marketing techniques, like electronic envelopes and interactive websites. By integrating the Internet into our clients' marketing programs, we can complement our traditional direct marketing products and services and optimize the solution for our clients.

   Broadening Our Marketing Solution. By increasing the range and depth of our marketing programs, we can better maximize the value of our client relationships. Although some clients retain us for only a portion of their marketing programs, we believe that a broader solution will improve our ability to attract new clients and handle a larger part of their marketing programs. We intend to hire additional salespeople and promote our ability to provide more sophisticated marketing campaigns that require higher value-added services, like database management, strategic consulting, predictive modeling and creative design. When used in a broad marketing program, these value-added services can improve the results of the campaign, increasing the client's return on investment.

   Helping Our Existing Clients Expand Their Customer Relationships. As customers become more difficult and more expensive to obtain, we believe companies will focus on improving their relationships with their existing customers. By helping clients develop marketing programs and incentive marketing campaigns to improve and expand their customer relationships, we help them increase the lifetime value of their customers. We encourage our clients to implement new methods of interacting with their customers, since any client communication with a customer creates a marketing opportunity we can address.

   Acquiring Other Providers of Marketing Solutions. We intend to acquire other businesses that we believe will improve our technological capabilities and enhance our end-to-end marketing solution. The direct marketing industry is highly fragmented, with no single company representing more than 1% of the market. This presents us with an opportunity to acquire other businesses, broaden the relationships with their existing customers and expand our geographic scope. We believe that geographic expansion is particularly important to our fulfillment capabilities, because it lowers our costs and speeds distribution for our clients. We have acquired a total of five businesses since our inception, and we will continue to pursue acquisitions that will allow us to accomplish one or more of the following:

  .  strengthen our technology;

  .  add a complementary service or product;

  .  expand our geographic market;

  .  add to our existing client base in industries we already serve; or

  .  add clients in industries we have not served.

M2Direct Marketing Programs

Overview

   Companies may undertake marketing programs for any number of reasons, including:

  .  to improve market awareness of the company;

  .  to sell a product or service;

  . to increase customer loyalty and maximize existing customer relationships; or

  .  to gather information about current and potential customers.

   We create highly targeted marketing programs to help our clients meet their business objectives. The range of services we provide to a client depends on the client's particular needs. Our value-added services and digital marketing tools together support all stages of a broad-based direct marketing campaign.

   We use a team approach to provide our solution, ensuring a consistent, focused message for each program. After our sales force generates a lead, we organize a team of experts from each discipline to visit the client, perform a needs analysis and describe our resources. Once we have entered into an agreement with a client, we determine a solution and assign an experienced account manager to coordinate all aspects of the client's marketing program. The account manager organizes and manages a multidisciplined team of professionals, which may include Internet specialists, database specialists, strategic consultants, creative designers, teleservices and production coordinators and fulfillment personnel.

Database Analysis and Modeling

   We use sophisticated analytical techniques to help clients understand and make better use of their data to achieve their business objectives. We collect data from various sources, study market and media trends and screen databases for the desired customer characteristics. We then use advanced modeling techniques to define a target audience and identify potential customers for the client.

   We believe that our extensive experience in knowledge discovery gives us a competitive advantage over many traditional direct marketing firms. Knowledge discovery is the term we use to describe methods of interpreting demographic data, public record information or lifestyle data to learn more about a particular customer group. Predictive modeling is a method of knowledge discovery we frequently use. This statistical tool will analyze data and predict an outcome such as a response, usage level, spending level or likelihood of renewal. We also use another method of knowledge discovery known as clustering or profiling. With this method, we analyze potential customer data to create a profile of a typical customer. Using this profile, we are able to determine the characteristics of an ideal customer for a campaign. We believe that data mining and modeling techniques will become more important as marketing campaigns target hard-to-reach consumers.

Strategy and Creative Services

   When our database analysts have identified a target audience, our marketing strategists work with the client to develop the marketing campaign. Our programs might encompass a new or improved website, banner ads, direct mail and/or a teleservices program. Our creative personnel can customize the artwork, photography, layout, design and text of the materials to target groups of customers and even specific individuals. Our digital marketing materials take advantage of the multimedia aspects of the Internet, including text, graphics, sound and video.

Execution

   Direct mail. If a marketing program designed by our creative staff includes a direct mail component, the creative team electronically transmits the artwork for the materials to our production staff for printing and distribution from one or more of our production facilities in Florida, New Jersey and Georgia. Our production staff manages the entire direct mail project. We use a targeted customer and prospect list, provided by our modeling and strategy experts or by the client, to transform the printed piece into personalized correspondence from our client to its current and potential customers. Once we develop a customer list, we process the data to eliminate duplicates and correct errors, and then personalize pre-printed materials using our laser printers. We then fold, collate, insert and meter the materials by automated equipment, sort the mail by zip code to optimize delivery times and reduce the client's out-of-pocket costs, and then distribute the materials to the target audience. Our goal is to provide targeted, personalized direct mail that enables our clients to send the fewest possible pieces and realize the highest possible return on their marketing investment.

   Teleservices. We manage and conduct telephone-based business-to-business marketing and customer service programs for our clients. Approximately 60% of our teleservices programs are business-to-business. Most of our teleservices associates have technical educational backgrounds or prior work experience with technology companies, which enhances their ability to effectively communicate our message.

   Our teleservices staff processes a variety of marketing activities from order processing to full service customer support, acting as an extension of our clients' marketing departments. Inbound teleservices, which constitute approximately 30% of our teleservices business, typically involve the receipt of a call from a client's customer through a toll-free number. These calls may be initiated by marketing materials we provide or from a telephone number placed on a website. Customers may place inbound calls to request product or service information, place an order for a product or service or obtain assistance regarding a previous order or purchase. More sophisticated programs assist clients in responding to customer inquiries, offering technical and product support services and assessing overall customer satisfaction.

   Our teleservices centers are equipped with computer-integrated telephony. Upon receipt of a call, our digital switch identifies the call and routes it to the appropriate telephone marketing associate. Our computers store database information about each prospective customer, as well as information about our client's product or service. This information, along with a script for the call, is displayed to our telephone marketing associate on a computer screen during a call.

   Approximately 40% of our teleservices business is business-to-consumer, but we generally outsource about 90% of this business. We do not engage in any form of outbound communication that uses computerized voice presentations or requires unsolicited financial requests, nor are we engaged in the "900" number business.

  E-commerce.

       VIAexpress(TM). We have developed the VIAexpress envelope--an "electronic envelope" that compresses, encrypts and delivers documents and files as a single attachment to an e-mail. We intend to use the electronic envelope primarily to send to consumers and businesses information they have requested or elected to receive. The VIAexpress envelope virtually eliminates information delivery costs, provides several levels of security and provides multimedia file compression of documents. Users simply "drag-and-drop" the documents and files into the envelope. Because e-mail messages are compressed up to 1/20 of their original size, larger documents, files and websites can be attached with reduced effects on network bandwidth and faster retrieval by the end user.

   Upon arrival of an e-mail at its destination, the recipient receives a customized envelope with secure, organized contents. After providing the necessary notification information, such as name and e-mail address, the recipient can open the envelope with any e-mail package that is based on a Windows(R) NT or Windows(R) 95 (or later) platform, without any additional software. Each envelope opens itself when clicked on and reveals its contents to the user. The envelope may be transmitted to other users or computers via e-mail or other mechanisms, including physical transfer of a floppy disk storing the envelope. Like the initial recipient, later recipients may be required to provide demographic information before they are allowed to view the contents.

   The electronic envelope solves three basic issues that marketers must address to effectively use the Internet as a distribution channel for media. First, the envelope's tracking feature notifies senders when the envelope is received and opened, eliminating clients' uncertainty of whether marketing materials are reviewed. Second, the envelope maintains the security of its contents because unauthorized users cannot access the materials. Finally, once an envelope has been opened, users may generally access its contents at any time, even if they are off-line, which we believe will improve the chances that the materials will be reviewed by a potential customer.

   The VIAexpress envelope provides for promotion, advertising and package delivery in one technology. It gives our clients a personalized method of getting information to their target audiences. We can customize envelopes for any vendor and enhance them with full color graphics, logos, banner advertising and links to related websites. Vendors can promote themselves and their website with each e-mail delivery. The envelope also offers an improved way to collect information from customers. Customers may be required to provide demographic information before they are allowed to view the contents. The collected information can provide valuable marketing data that may track the number and demographic attributes of users accessing the envelope. Because the envelope may be sent to any target audience, either to individuals or in broadcast e-mails, it enables us to enhance our customer management solution.

       VIApublisher(TM)--The Internet's Traveling Salesman(TM). VIApublisher, our portable e-commerce tool, is an electronic folder distributed by e-mail that works like a traveling salesman on the Internet. All files and programs needed to conduct an e-commerce transaction are contained within the VIApublisher or otherwise contain a mechanism to retrieve necessary files via the Internet. Each VIApublisher stores the price and terms of its contents and protects them from unauthorized tampering and copyright infringement. When a customer decides to make a purchase, the VIApublisher collects the payment and information directly from the purchaser and delivers it by using a real-time authorization process. If the transaction does not require a payment, VIApublisher can simply collect the consumer's personal information before authorizing use of the contents. The purchaser retains the right to access the contents for repeated use on his personal computer. A VIApublisher can contain intellectual property like movies, books, magazines, newspapers, music and catalogs and may contain promotional information, serving as a roving billboard as it moves from person to person. If a purchaser forwards the e-mail to another person, the VIApublisher moves with the e-mail to the next transaction. Like the first purchaser, the recipient cannot open the e-mail and view its contents, except to review an authorized sample, until he pays or provides the data required by our client.

   VIApublisher allows our clients to take advantage of the friend-to-friend, co-worker to co-worker network. VIApublisher facilitates e-commerce by decentralizing the sales process, while crediting the originating seller throughout the process. Purchasers do not need special software to receive and handle the e-mail, although some products may require special software usually available free from the vendor's website. Purchasers can order goods prepackaged for delivery over standard e-mail or by immediate download and be assured of delivery before initiating a payment or authorization process.

       Banner advertisements. Our No ClickSM banner ad technology enables an interested consumer to receive information by typing his or her e-mail address into a banner ad. The e-mail address is then forwarded to a remote server, which responds via e-mail with additional information about the advertised product or service. Our No Click banner ads offer advantages over regular banner ads. First, the consumer avoids the annoyance of being diverted to a different web site to get additional information, and avoids waiting on-line for a linked site's web page to load. In contrast, with typical banner ads the consumer "clicks through" to the website of the company whose product is featured in the banner ad, leaving the web page where the banner ad is located. We believe the feature will be attractive to web page publishers because their traffic will not be directed from their websites. In addition, because the marketing materials are automatically delivered by a server, the turnaround time from the consumer's request to actual receipt of the materials is improved. Moreover, because the marketing materials are sent to the consumer's e-mail address, the materials can be viewed off-line at the consumer's leisure, which we believe increases the probability that the consumer will spend more time viewing them. Because the consumer has chosen to "opt-in" to e-mail delivery of marketing materials, the client may send additional materials to the consumer and add additional demographic information to its customer database.

   For a discussion of potential legislation that may impact our e-commerce activities, see "--Government Regulation."

   Fulfillment. We also provide fulfillment services, which involve filling orders received through customer websites, outbound and inbound customer service calls and direct mail solicitation. Our fulfillment services include:

  .  receipt of merchandise;

  .  warehousing;

  .  small batch printing;

  .  detailed program management;

  .  control and reporting of inventory;

  .  order retrieval;

  .  supply of packaging materials, as needed; and

  .  pick/pack/ship operations.

   We monitor all incoming and outgoing merchandise with our inventory system. To increase response rates, many of our direct marketing campaigns use premium items that must be individually packaged. Our fulfillment personnel order these items or arrange for their shipment from the client, organize the materials to be included and then assemble the package. We maintain warehouse space for storage of client products and literature, which are sorted for inventory control.

   Program Analysis. Throughout a marketing campaign, we continuously gather, manage and analyze the data that is generated from the campaign. By analyzing performance-related information and sales transactions, we measure the success of each marketing program. We then meet with the client to discuss consumer behavior and transaction patterns and develop any changes to the program warranted by the data. We recommend future marketing programs to the client and explain how it can increase customer acquisition and retention, enhance its customer relationships and gain additional sales and marketing opportunities.

Case studies

Web page response management

   Viasoft, Inc. engaged us to develop and implement a campaign integrating direct mail, the Internet, teleservices, fulfillment and field sales contacts. We designed this integrated campaign to develop a market for Viasoft's suite of Year 2000 software products. We implemented an extensive direct mail program to drive recipients to Viasoft's website where they could obtain information about its Year 2000 solution. We helped create the website appearance and content to give prospects an indication of the capabilities of the software applications. We performed daily sweeps of the website to gather information from customers who had visited the site and requested additional information. We segmented the customers into sets of qualified and non-qualified prospects based on their readiness for a Year 2000 solution. We used our teleservices center to call the qualified prospects to better evaluate their potential for purchasing Viasoft's Year 2000 solution. Stronger leads were then re-qualified and sent to Viasoft's field sales organization. We generated a second mailing to the remaining prospects who were not qualified for short-term direct action. We sent more in-depth information on Viasoft's product offerings via direct mail to some of these remaining prospects. The success of this program, as well as the integrated marketing methods and close cooperation with Viasoft's field sales personnel, garnered a 1998 Award for Call Center Excellence from TeleProfessional Magazine.

Integrated campaign

   A large insurance and annuity provider hired us to develop a program to generate and deliver qualified leads for its team of life insurance and annuity agents. The client's goal was to improve response and lead turnaround time, as well as more effectively track and measure the success of its programs and the volume and quality of the leads generated.

   We created an integrated marketing campaign that addressed each of these problems and are currently implementing the program. Our creative team has designed several packages of direct mail materials, as well as mass media advertising, that focus on obtaining a response from consumers. Consumers will be asked to return coupons with their telephone numbers and an indication of their interest level in a particular product or to call a toll free number and provide the information to one of our telephone marketing associates. The direct mail materials also will drive consumers to the client's web site, where they can obtain and request more information. We will collect the information from each of these channels daily and transmit it electronically to our database. Our initial mailings included materials to the client's existing customers and to individuals on prospect lists provided by the client. We will analyze the results of these initial mailings and, with a prospect list acquired from a third party vendor, create additional mailings. Our consulting team will analyze these mailings to improve future mailings. Then, with the addition of lists purchased from outside vendors, our modeling team will predict the best customers to target for additional products and services and the best prospects to target for new sales.

   Once the lead information is compiled and sorted, we transmit it via e-mail to the client's agents. Because the leads must remain secure, we are using a VIAexpress electronic envelope to send the data to the agents. We have reduced the turnaround time from receipt of the lead information to transmission of that lead to an agent from several weeks to 24-48 hours. Once an agent receives a lead, he may decide to send additional marketing materials to that individual. Our production and fulfillment team fulfills agent requests for personalized marketing materials printed at one of our production centers. The agents are responsible for forwarding additional information to the consumer.

Clients

   Our clients consist principally of large financial institutions and Fortune 1000 companies who need targeted marketing solutions to sell their products and services. Our business depends substantially on a limited number of large clients. Based on our pro forma 1998 revenues, two clients each accounted for more than 10% of our revenues: Provident Bank, with $10.9 million, or 31%, of our pro forma revenues; and Champion Mortgage Co., with $5.5 million, or 16%, of our pro forma revenues. Our 1998 pro forma revenues from our top ten clients were $23.3 million, or 67%, of our total pro forma revenues.

   Our clients ordinarily hire us on a program basis rather than on a retainer basis, so we generally do not have long-term contracts with our clients. As a result, our clients generally may terminate their contracts with us without significant penalty and on relatively short or no notice. While we are not aware of plans by any of our significant clients to terminate their relationship with us, the termination or significant curtailment of our business relationship with any of our significant clients, particularly Provident Bank or Champion Mortgage, could have a material adverse effect on our business, financial condition and operating results.

   In April 1999 we entered into a long-term relationship with Provident Bank. We will serve as Provident Bank's principal direct marketing firm of record for its credit card and home equity product lines for a three-year period. In the future, we will bill Provident Bank in a manner that takes into account the number of accounts actually obtained by Provident Bank as a result of our marketing efforts. Provident Bank agreed to create pricing structures that guarantee that we will be paid for all costs incurred up to the mutually agreed upon budget for each Provident Bank marketing program, plus an agreed-upon margin.

   We also resolved several billing and compensation issues related to direct marketing programs we performed for Provident Bank in 1998 and early 1999. Provident Bank paid us $828,033 upon signing the agreement. As an inducement for the agreement, we issued to Provident Bank a stock purchase warrant for the purchase of 100,000 shares of common stock at an exercise price of $0.01 per share. We also issued to Provident Bank a zero coupon promissory note payable in one payment of $1,000,000 in five years. We must prepay the note in full, without any discount, on the closing of this offering. We agreed to deposit with Provident Bank at least one half of the net proceeds of this offering and will receive interest on those funds at a commercially reasonable rate until they are used as described in "Use of Proceeds." In addition, we licensed to Provident Bank the algorithms/ models we have created specifically for use in its programs.

Seasonality

   We have historically experienced, and expect to continue to experience, significant seasonal fluctuations in the demand for our solutions. Many clients make significant marketing expenditures in the fourth quarter, which has historically caused an increase in the demand for our services during that quarter. In addition, because our clients tend to set marketing budgets and develop marketing campaigns during the early part of the year, we expect our first quarter revenues to be lower than in other quarters of a given year.

Sales and Marketing

   Our overall sales focus is to position our company as a single-source solution for a client's targeted marketing needs. Our sales force emphasizes the range of direct marketing products and services we provide and is supported by teams of associates in each of our service disciplines. We acquire new clients and market our solution by using our own direct marketing capabilities, attending trade shows, advertising in industry publications, responding to requests for proposals, pursuing client referrals and cross-selling to existing clients. The sales cycle of a typical direct marketing campaign for a new client--from initial contact by a sales executive to commencement of the campaign--generally takes approximately six to nine months.

   Our national sales force is managed by our Executive Vice President of Sales and Marketing and includes 11 individuals located in our offices in Atlanta, Georgia, Tampa, Florida and Washington, D.C. We have experienced sales managers that focus on various disciplines. We have three managers focused on integrated programs, two focused on e-commerce business, five focused on business-to-business teleservices and one focused on direct mail. Each sales team is made up of specialists in certain functional areas, and depending on the needs of a particular client, any or all of these persons may be a member of the sales team that sells our solution.

Acquisitions

   From March 1998 through March 1999, we acquired several providers of direct marketing services and digital technology to serve as the foundation for our integrated marketing solution, including:

   Control Group, Ltd. Control Group was a direct response agency that provided predictive modeling, direct mail design and fulfillment and strategic development primarily to financial institutions for their credit card and home equity programs. On March 6, 1998, we acquired all of the outstanding capital stock of Control Group in exchange for $250,000 in cash, 2,076,720 shares of our common stock and the assumption of $376,466 in debt owed by Control Group's shareholders. Subject to some adjustments, an additional $250,000 may be paid to the former shareholders of Control Group in 1999.

   Genesis Direct, Inc. Genesis Direct was a full service direct mail production facility providing laser imaging, lettershop and data processing. On March 6, 1998, we acquired all of the outstanding capital stock of Genesis Direct in exchange for $1,950,000 in cash and 946,080 shares of our common stock.

   The Aberdeen Marketing Group. Aberdeen Marketing was a direct response agency that provided teleservices, database marketing and creative services for customer acquisition, retention and growth programs. On March 6, 1998, we acquired the assets of Aberdeen Marketing in exchange for 719,425 shares of our common stock and the assumption of essentially all of the liabilities of Aberdeen Marketing. Because Aberdeen Marketing did not meet various financial targets following the acquisition, only 239,808 shares will be retained by the former owners of Aberdeen Marketing Group.

   UST, Inc. UST was a provider of business-to-business sales and marketing consulting services and teleservices for technology companies throughout the United States. Its services included consulting, training, program development and maintenance, database development and maintenance, inbound and outbound teleservices and web page response management. On February 3, 1999, we acquired all of the outstanding shares of UST in exchange for $3,875,000 in cash and 149,880 shares of our common stock.

   DeskGate Technologies, Inc. DeskGate was an e-commerce company specializing in the packaging, delivery, protection and selling of documents, publications, music and other copyrighted material over the Internet. On March 16, 1999, we acquired all of the outstanding capital stock of DeskGate in exchange for 2,493,609 shares of our common stock. We also assumed outstanding warrants of DeskGate that are exercisable for a total of 673,781 shares of our common stock at a purchase price of $2.28 per share.

   We accounted for all of the transactions using the purchase method of accounting, with the exception of DeskGate, which we accounted for as a pooling-of-interests.

Competition

   We compete with other direct marketing firms in a very competitive and highly fragmented industry. Many of the other firms offer a limited number of services within a limited geographic area, but we have several competitors whose businesses tend to be national or international and offer a broad array of marketing services. Our competitors range in size from very small firms offering specialized applications or short-term projects, to large independent firms. We believe that some of these competitors have capabilities and resources greater than ours. We also compete with the internal marketing and customer service departments of our clients and potential clients as well as with providers of other forms of advertising and marketing media, such as radio and television. We believe that we compete primarily on the basis of:

  .  our ability to offer an integrated end-to-end solution;

  .  our technological, creative and consulting expertise;

  .  our demonstrated ability to attract and acquire customers;

  .  our reputation for quality;

  .  our competitive prices; and

  .  our geographic presence with regard to fulfillment operations.

Research and Development

   DeskGate was incorporated in 1996. Before we acquired DeskGate in March 1999, its operations had focused primarily on research and development. The VIAexpress electronic envelope, VIApublisher and the No Click banner ad technology are Internet products produced from DeskGate's research and development activities. DeskGate developed these products entirely in-house by a team of programmers headed by Pat Patterson, our Chief Technology Officer. We have filed several patent applications to protect some of the technology developed by this team. In the future, our research and development efforts will focus on enhancing our existing technology, and developing and integrating technology that we may acquire. See "--Intellectual Property."

Government Regulation

   Teleservices. We provide both inbound and outbound business-to-business teleservices that are governed by various federal and state laws and regulations. Because most of our in-house teleservices are business-to-business, most governmental regulations that govern teleservices do not apply to us. An increasing amount of federal and state regulation has been promulgated to govern portions of our industry in the recent past, however, and to the extent that we provide business-to-consumer teleservices, government regulations apply to us.

   Rules implemented by the Federal Communications Commission under the Federal Telephone Consumer Protection Act of 1991 limit the hours during which telemarketers may call consumers and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. Additionally, the Telephone Consumer Protection Act requires telemarketing firms to develop a written policy implementing a "do not call" list, including the training of its telemarketing personnel to comply with these restrictions. We train our service representatives to comply with the regulations of the Telephone Consumer Protection Act.

   The Federal Trade Commission regulates both general sales practices and telemarketing specifically. Under the Federal Trade Commission Act, the FTC has broad authority to prohibit a variety of advertising or marketing practices that may constitute "unfair or deceptive acts and practices." The FTC also administers the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, which broadly authorizes the FTC to issue regulations prohibiting misrepresentation in telephone sales. In August 1995, the FTC issued regulations under the Prevention Act which, among other things, require telemarketers to make prescribed disclosures when soliciting sales or other information. We believe our operating procedures comply with the telephone solicitation rules of the FCC and FTC. Additional federal or state legislation, or changes in regulatory implementation, could limit our activities or our clients' activities in the future or significantly increase the cost of regulatory compliance.

   Several states have enacted or are considering enacting legislation to regulate telephone solicitations. For example, until a written contract is delivered to and signed by a buyer, telephone sales in some states are not final and even then may be canceled within three business days. At least one state also prohibits telemarketers from requiring credit card payment, and several other states require some telemarketers to obtain licenses, post bonds or submit sales scripts to the state's attorney general. Additionally, current and proposed federal and state legislation may prohibit or restrict us from:

  . calling individuals who have placed their names on a statewide do-not-call list;

  .  blocking display of our number from caller ID devices;

  . collecting, using or disclosing information obtained from an individual without his consent; and

  . disclosing names, addresses or telephone numbers for commercial use without the consent of the individuals.

   E-commerce. Currently, few laws or regulations specifically regulate communications or commerce on the Internet or via e-mail. Laws and regulations may be adopted in the future that address issues such as online or e-mail content, user privacy and pricing and quality of products and services. Pending legislation in Congress seeks to, among other things:

  . prohibit unsolicited e-mail and unsolicited e-mail in bulk, frequently called spamming;

  . require unsolicited commercial e-mail to have the word "advertisement" in the e-mail subject box;

  .  establish do-not-e-mail lists; and

  . create a method of security for personal or business information over the Internet and through e-mail.

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

   At least four states have adopted laws prohibiting spamming.

   We can give no assurances regarding any legislation that might be enacted. Any statutes or regulations could have a material adverse effect on our plans to develop our Internet strategy. Government regulation could affect the way in which we are allowed to conduct our business, especially those aspects that involve the collection or use of personal information, and could have a material adverse effect on our business, financial condition and operating results.

   Government regulations apply to several industries in which our clients operate, particularly the financial services industry. Generally, our clients are responsible for compliance with these regulations. We could be subject, however, to a variety of enforcement or private actions for our failure or our clients' failure to comply with these regulations. Enforcement or private actions might include injunctions against particular operations, monetary penalties or disgorgement of profits and could have a material adverse effect on our business, financial condition and operating results.

   In addition, the FTC and state governmental bodies have been investigating some Internet companies' use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if the FTC or state governmental bodies choose to investigate our privacy practices. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet or e-mail solicitations.

Intellectual Property

   We rely on a combination of copyright, trademark, patent and trade secret laws and contractual provisions to establish and protect our proprietary rights. We have applied to register in the United States service marks and trademarks that we use. Additionally, we have filed three patent applications with the United States Patent and Trademark Office to protect aspects of our digital technology. We cannot assure you that our trademark registrations or patent applications will be approved or granted and, if they are granted, that they will not be successfully challenged by others or invalidated through administrative process or litigation. If our trademark registrations and patent applications are not approved or granted due to the prior use or issuance of trademarks or patents by or to others or for other reasons, we may not able to agree with those other parties on commercially reasonable terms to allow us to continue to use that intellectual property. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate, that we will be able to secure trademark or service mark registrations for all of our marks in the United States or that others will not infringe upon or misappropriate our copyrights, trademarks, service marks and similar proprietary rights.

   In addition, effective copyright, trademark and patent protection may be unavailable or limited in some foreign countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our digital products and services. Our competitors may adopt product or service names similar to ours, which could impede our ability to build brand identity and possibly confuse our clients. Our inability to protect our marks adequately could have a material adverse effect on the acceptance of the M2Direct brand and on our business, financial condition and operating results.

   We also rely on a variety of software and technology that we license from others, including database and telephony software and software for scripting and contact management of our teleservices. We cannot assure you that these third party technology licenses will continue to be available to us on commercially reasonable terms. Our loss of or inability to maintain or obtain upgrades to any of these software and technology licenses could materially adversely affect our business, financial condition and operating results.

Facilities

   Our principal executive offices are located in 1,700 square feet of leased space in Tampa, Florida, where our chief executive officer and other executive officers reside. The following table lists the metropolitan locations where we lease additional space and the principal use of each location:

   Wilmington, Delaware    Consulting, strategy and data modeling
   Washington, D.C.        Internet and e-commerce development
   Melbourne, Florida      Call center
   Tampa, Florida          Corporate offices, direct mail production and
                           database services
   Atlanta, Georgia        Corporate offices, creative services, call center
                           and fulfillment center
   Parsippany, New Jersey  Fulfillment center
   Allentown, Pennsylvania Creative services and account management

   We have internal teleservices capacity to handle over 1,700 billable hours of calls per day. As of April 23, 1999, we had approximately 100 active call stations with capacity to increase the number of our call stations to 140.

Employees

   As of April 23, 1999, we had 276 full-time and 9 part-time employees. None of our employees is a member of a labor union and none is represented by a collective bargaining agreement. We have never experienced any type of work stoppage and believe our relationship with our employees is satisfactory.

Legal Proceedings

   We may be involved from time to time in ordinary routine legal proceedings that arise in the normal course of business. We currently are not a party in any pending material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The following table gives the name, age and positions of our executive officers and directors as of April 23, 1999.

Name                     Age Position
----                     --- --------
John P. Kelly...........  56 Chairman of the Board, Chief Executive Officer and President
Glenn W. Sturm..........  45 Vice Chairman of the Board and Secretary
Patrick E. Patterson....  52 Chief Technology Officer
Michael T. Kane.........  58 Chief Financial Officer
Paul B. Byrum, III......  41 Executive Vice President--Sales
Edward J. Rutkowski.....  56 Executive Vice President--Corporate Development
Theresa L. Swanda.......  46 Executive Vice President--Operations
Jeffrey T. Arnold.......  29 Director
John W. Collins.........  51 Director
Jill F. Dorsey..........  35 Director
Stephen R. Gross........  51 Director
Thomas P. Maletta.......  57 Director
Richard M. Stolbach.....  46 Director

   John P. Kelly, one of our co-founders, has served as our Chairman of the Board, Chief Executive Officer and President since January 1998. Mr. Kelly has more than 30 years of experience in the data and information-based marketing industry. In 1987, Mr. Kelly founded OKRA Marketing Corporation, a database marketing systems provider, and served as its Chairman and President before selling it to John H. Harland Company in 1996. From May 1996 to December 1997, Mr. Kelly was the Senior Vice President--International with John H. Harland, a checkprinter and database marketing systems provider. At Harland, Mr. Kelly was responsible for managing and developing database marketing business in the United Kingdom and Europe. Before co-founding OKRA, Mr. Kelly was a founder and president of CDP Marketing, a developer and marketer of database marketing systems to the financial services industry.

   Glenn W. Sturm, one of our co-founders, has served as a director and as our Secretary since September 1997 and as the Vice Chairman of the Board since December 1998. Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P. since 1992, and he presently serves as its Corporate Chairman and as a member of its Executive Committee. He is a director of Phoenix International Ltd., Inc., The InterCept Group, Inc., Towne Services, Inc. and WebMD, Inc. Mr. Sturm is a principal in Centaurus Ventures, a venture organization which invests in and advises e-commerce and computer telephony companies, and Capital Appreciation Partners, a venture capital fund.

   Patrick E. Patterson has served as our Chief Technology Officer since March 1999 and has over 22 years of software design experience. From 1993 until its merger with M2Direct, Mr. Patterson served as Chairman of the Board, Chief Executive Officer and President of DeskGate Technologies. Before founding DeskGate, Mr. Patterson had experience with several successful startups, including Excalibur Technologies, Inc. and Infocel, Inc. At Excalibur, Mr. Patterson managed software development teams and developed prototype software applications. Mr. Patterson began his career in the information technology industry as a computer programmer for the United States Army.

   Michael T. Kane has served as our Chief Financial Officer since July 1998. From March 1998 to July 1998, Mr. Kane was associated with US Intellicom, Inc., a software development company, as the Vice President of Finance and Chief Financial Officer responsible for all aspects of financial management and reporting. From June 1997 to March 1998, Mr. Kane was the Director of Finance and Administration for ACT Manufacturing Corp., a public company in the business of contract manufacturing of electronic circuit board assemblies, where he was responsible for financial reporting activities and administration. From September 1994 to June 1997, Mr. Kane was the Vice President of Finance and Chief Financial Officer of Electronic Systems International Acquisition Corp., a manufacturer of electronic circuit board assemblies and injection plaster molding products. From October 1984 to September 1994, Mr. Kane was the Vice President of Finance and Chief Financial Officer for Allied Data Communications Group, Inc. in Norcross, Georgia.

   Paul B. Byrum, III has served as our Executive Vice President of Sales and Marketing since March 1998. Mr. Byrum also served as a director of M2Direct from March 1998 to December 1998. From May 1995 to March 1998, Mr. Byrum was a Vice President at John H. Harland where he was responsible for business development, strategic planning and customer profitability and retention. From March 1988 to May 1995, Mr. Byrum was a senior vice president at OKRA Marketing responsible for business development and sales in the U.S. and South America. The balance of his career was spent with Virginia National Bank, where he was responsible for market research.

   Edward J. Rutkowski, one of our co-founders, has served as our Executive Vice President of Corporate Development since our formation in September 1997. Mr. Rutkowski also served as a director of M2Direct from September 1997 to December 1998. From January 1993 to May 1996, Mr. Rutkowski was an Executive Vice President at OKRA where he was responsible for all sales and marketing functions. From May 1996 to September 1997, Mr. Rutkowski was employed at John
H. Harland as a Vice President of Strategic Development where he was responsible for providing initial support to the entire International Markets Division, including structuring and negotiating global agreements and solutions. Before OKRA, Mr. Rutkowski was Vice Chairman of Southern Financial Holdings, an investment banking firm. The balance of his career was spent with Bank of America and Citicorp, where he was responsible for the delivery of financial services to a broad range of corporate and high net worth individuals.

   Theresa L. Swanda has served as our Executive Vice President of Operations since March 1998. She has over 15 years experience in database direct marketing. Ms. Swanda served as a director of M2Direct from June 1998 until December 1998. Before joining M2Direct, Ms. Swanda had been Director of Database Marketing Services since 1997 at Bisys Corporation, a financial services provider. At Bisys she was responsible for database development, data analysis and planning, and executing and tracking strategic marketing programs using targeted segmentation. Before then, Ms. Swanda was a Senior Vice President of OKRA Marketing since its inception in 1987. In her nine years at OKRA, Ms. Swanda was responsible for many areas of development in the company, including technical sales support, client services, quality assurance practices, optimizing operational processes and staff and account management. Before OKRA, Ms. Swanda was Vice President, Client Services, at CDP Marketing for three years.

   Jeffrey T. Arnold has served as a director since December 1998. Mr. Arnold is the founder of WebMD, a provider of Web-based information and communication services for healthcare providers and consumers, and has served as WebMD's Chairman of the Board and Chief Executive Officer since its inception in October 1996. Mr. Arnold also served as WebMD's President from its inception until September 1997. From April 1994 until its merger with WebMD in March 1997, Mr. Arnold

Committees of the Board of Directors

 Committees and members                  Function of committees
 ----------------------                  ----------------------
 Executive committee     . exercises the power of the board of directors between
                           board meetings, with certain limitations
  John W. Collins
  Stephen R. Gross
  John P. Kelly
  Thomas P. Maletta
  Glenn W. Sturm

 Audit committee         . reviews our audit functions, including our accounting
                           and financial reporting practices
  Stephen R. Gross       . reviews the adequacy of our system of internal
  Thomas P. Maletta        accounting controls and the quality and integrity of
  Richard M. Stolbach      our financial statements
                         . maintains relations with our independent auditors

  Compensation committee . establishes the compensation of our executive officers, including salaries, bonuses, commissions,
  John W. Collins          and benefit plans
  Jill F. Dorsey         . administers our option and incentive plans


Compensation Committee Interlocks and Insider Participation

   On February 2, 1999, we borrowed $2.5 million from Citizens Bank, Vienna, Georgia, to pay part of the purchase price for UST. The Citizens Bank loan has a term of one year, may be extended if prescribed conditions are met, and bears interest at a per annum rate of prime plus 0.25%. Directors Collins (a member of our compensation committee), Gross, Kelly and Sturm, as well as another shareholder who is not a director, personally guaranteed the Citizens Bank loan. Although each guarantor is liable to Citizens Bank for up to the full amount of the loan, the guarantors have agreed to reimburse each other as needed so that they share the liability equally. Mr. Kelly, Mr. Sturm and the other shareholder pledged securities valued at $1.9 million to Citizens Bank to secure their guaranties, which will be released when the loan is repaid out of the net proceeds of this offering.

   On February 3, 1999, we borrowed $2.0 million from Sirrom to pay part of the purchase price for UST. The Sirrom loan bears interest at the rate of 14% per annum and matures on March 5, 2003. The guarantors identified above also guaranteed the $2,000,000 Sirrom loan, but the guaranties will become effective only if we repay the Citizens Bank loan without also repaying the Sirrom loan at the same time. The guaranties will be released when the loan is repaid out of the net proceeds of this offering.

   Directors Collins and Sturm are also directors of The InterCept Group, Inc. We have performed direct marketing services for InterCept, which has paid us $21,126, and we may perform direct marketing services for InterCept in the future. Mr. Collins is the Chairman and Chief Executive Officer of InterCept and is a member of the compensation committee of our board of directors.
Mr. Sturm is our Vice Chairman and Secretary.

Committees of the Board of Directors

 Committees and members                  Function of committees
 ----------------------                  ----------------------
 Executive committee    . exercises the power of the board of directors between
                          board meetings, with certain limitations
  John W. Collins
  Stephen R. Gross
  John P. Kelly
  Thomas P. Maletta
  Glenn W. Sturm

 Audit committee        . reviews our audit functions, including our accounting
                          and financial reporting practices
  Stephen R. Gross      . reviews the adequacy of our system of internal
  Thomas P. Maletta       accounting controls and the quality and integrity of
                          our financial statements
  Richard M. Stolbach   . maintains relations with our independent auditors
 Compensation committee . establishes the compensation of our executive officers, including salaries, bonuses, commissions,
                          and benefit plans
  John W. Collins
  Jill F. Dorsey        . administers our option and incentive plans

Compensation Committee Interlocks and Insider Participation

   On February 2, 1999, we borrowed $2.5 million from Citizens Bank, Vienna, Georgia, to pay part of the purchase price for UST. The Citizens Bank loan has a term of one year, may be extended if prescribed conditions are met, and bears interest at a per annum rate of prime plus 0.25%. Directors Collins (a member of our compensation committee), Gross, Kelly and Sturm, as well as another shareholder who is not a director, personally guaranteed the Citizens Bank loan. Although each guarantor is liable to Citizens Bank for up to the full amount of the loan, the guarantors have agreed to reimburse each other as needed so that they share the liability equally. Mr. Kelly, Mr. Sturm and the other shareholder pledged securities valued at $1.9 million to Citizens Bank to secure their guaranties, which will be released when the loan is repaid out of the net proceeds of this offering.

   On February 3, 1999, we borrowed $2.0 million from Sirrom to pay part of the purchase price for UST. The Sirrom loan bears interest at the rate of 14% per annum and matures on March 5, 2003. The guarantors identified above also guaranteed the $2,000,000 Sirrom loan, but the guaranties will become effective only if we repay the Citizens Bank loan without also repaying the Sirrom loan at the same time. The guaranties will be released when the loan is repaid out of the net proceeds of this offering.

   Directors Collins and Sturm are also directors of The InterCept Group, Inc. We have performed direct marketing services for InterCept, which has paid us $21,126, and we may perform direct marketing services for InterCept in the future. Mr. Collins is the Chairman and Chief Executive Officer of InterCept and is a member of the compensation committee of our board of directors.
Mr. Sturm is our Vice Chairman and Secretary.

Director Compensation

   Our policy is to award options to purchase common stock to non-employee directors for their service on the board of directors. We granted each of our outside directors options to acquire 40,000 shares of common stock when they joined our board at an exercise price equal to the fair market value of the common stock on the date of grant. We expect to follow that policy in the future as outside directors are elected to our board of directors. We reimburse our directors for out-of-pocket expenses they incur in serving as directors. We currently do not intend to pay cash fees to our directors for attendance at meetings.

   One of our directors, Thomas P. Maletta, owns Dolphin Consulting LLC, which performed financial due diligence services for us related to our acquisition of UST, Inc. We paid Dolphin $9,996 for those services.

Executive Compensation

   The following table provides all compensation awarded to, earned by or paid for services rendered to us in all capacities during the fiscal year ended December 31, 1998 by our Chief Executive Officer, John P. Kelly. Mr. Kelly was the only officer whose annual salary and bonus exceeded $100,000 in 1998.

                           Summary Compensation Table

                                                       Long-Term
                                                      Compensation
                             Annual Compensation         Awards
                         ---------------------------- ------------
                                                       Securities
Name and Principal                       Other Annual  Underlying   All Other
Position                  Salary   Bonus Compensation  Options(#)  Compensation
------------------       --------- ----- ------------ ------------ ------------
John P. Kelly Chairman,
 President and Chief
 Executive Officer.....  $ 106,570  --       --           --         $ 1,800

Employment Agreements

   On March 6, 1998, each of Messrs. Kelly, Rutkowski, Byrum and Ms. Swanda signed an employment agreement with us. Under their agreements, these officers receive the following annual base salary:

       John P. Kelly        $125,000
       Edward J. Rutkowski  $100,000
       Paul B. Byrum        $100,000
       Theresa L. Swanda    $100,000

   Each agreement is for a term of three years and continues after the three-year term for additional one-year terms until either the employee or we elect not to renew it. Upon an initial public offering, each agreement can be amended at the reasonable request of the managing underwriters and on the consent of these officers, each of whom cannot withhold his or her consent unreasonably.

   Mr. Rutkowski, Mr. Byrum and Ms. Swanda each agreed not to compete with us for a period of one year following termination of employment. If any of these officers' employment is terminated for any reason after a change in control or they resign for good reason, that non-competition covenant is void. All of these officers agreed not to solicit any of our employees or customers for one year following termination of employment.

   If any of these employment agreements are terminated (a) by us without cause or (b) by an employee following a change in control or our breach of the agreement, we will pay that employee severance of one year's salary in 12 monthly payments. The agreement defines the terms "cause" and "change in control." If an employee resigns for any reason or his employment is terminated for his failing to meet reasonable performance expectations, we will pay that employee severance of six months' salary in six monthly payments. If an employee's employment is terminated for cause (other than failing to meet reasonable performance expectations), we are not obligated to pay that employee severance.

   We entered into employment agreements with Mr. Kane, our Chief Financial Officer, in July 1998 and Mr. Patterson, our Chief Technology Officer, in March 1999. These employment agreements provide for a base annual salary of $100,000 for Mr. Kane and $150,000 for Mr. Patterson, and each may participate in our bonus program for senior executives. Both employees participate in insurance and other benefit plans available to similarly situated employees. When he became our employee, Mr. Kane received options to purchase 150,000 shares of our common stock at an exercise price of $1.00 per share. Of these options, 100,000 are vested and 50,000 vest upon the effective date of this offering. We granted Mr. Patterson options to purchase 100,000 shares of common stock when he became our employee on the DeskGate merger at an exercise price of $5.25 per share. One-third of these options vested on March 16, 1999, with another one-third vesting on each of March 16, 2000 and 2001.

   Mr. Kane's employment agreement is for a term of three years. Mr. Patterson's employment agreement is for a term of one year, with an automatic renewal for a two-year term unless either party gives the other party written notice of its intent to terminate before the end of a term. We can terminate the employment of Mr. Kane and Mr. Patterson with or without cause by delivering them a notice of termination. If we terminate either employee without cause, we must pay him severance payments equal to his then current annual salary in twelve monthly installments. Under their employment agreements, Mr. Kane and Mr. Patterson agree to maintain the confidentiality of our trade secrets and confidential business information. Both employees also agree that we own all work product that they create during their employment.

Director and Officer Liability and Indemnification

   Our articles of incorporation provide that no director shall be personally liable to us or any of our shareholders for any breach of the duties of office, except that the elimination of liability does not apply to:

  . appropriations of business opportunities in violation of the director's duties;

  .  knowing or intentional misconduct or violation of law;

  . liability for assenting to distributions which are illegal or improper under the Georgia Business Corporation Code or our articles; and

  . liability for any transaction in which an improper personal benefit is derived.

   In addition, our articles state that if the Georgia Code is ever amended to allow for greater exculpation of directors than presently permitted, the directors will be relieved from liabilities to the fullest extent provided by the Georgia Code, as so amended. No further action by the board of directors or our shareholders is required, unless the Georgia Code provides otherwise. No modification or repeal of this provision will adversely affect the elimination or reduction in liability provided by it with respect to any alleged act occurring before the effective date of that modification or repeal.

   We have entered into indemnification agreements with each of our directors and executive officers that give these individuals similar rights to indemnification and contribution.

                              CERTAIN TRANSACTIONS

Acquisitions

   Since our formation in 1997, we have acquired five companies that now operate as our wholly-owned subsidiaries. In two of these acquisitions, persons who were previously shareholders of acquired companies are now executive officers, directors or holders of at least 5% of our outstanding common stock. The following table summarizes the consideration we paid to those persons in those acquisitions:

                                         Name of Acquired     Number
        Name                             Company and Date    of Shares   Cash
        ----                           --------------------- --------- --------
Michael J. Chomik (1).................     Control Group
                                            (March 1998)       969,120 $200,000
William J. DeGrosky (1)...............     Control Group
                                            (March 1998)     1,107,600 $ 50,000
Patrick E. Patterson.................. DeskGate Technologies
                                            (March 1999)     1,167,948 $      0

--------
(1) Subject to certain adjustments, an additional $200,000 may be paid to Mr. Chomik and an additional $50,000 may be paid to Mr. DeGrosky in 1999.

   When we acquired Control Group, each of Mr. Chomik and Mr. DeGrosky signed an employment agreement specifying an annual base salary of $200,000. Each agreement is for a term of three years and continues after the three-year term for additional one-year terms until either the employee or we elect not to renew it. Upon an initial public offering, each agreement can be amended at the reasonable request of the managing underwriters with the employee's consent. The employee cannot withhold his consent unreasonably. If the employee's employment is terminated either (a) by us without cause, or (b) by the employee following a change in control or our breach of the agreement, we will pay him severance of one year's salary in 12 monthly payments. The agreement defines the terms "cause" and "change in control." If the employee resigns for any other reason or his employment is terminated for his failing to meet reasonable performance expectations, we will pay him severance of six months' salary in six monthly payments. If the employee's employment is terminated for cause (other than failing to meet reasonable performance expectations), we are not obligated to pay him severance. Each employee agreed not to compete with us for a period of one year, except that if his employment is terminated for any reason after a change in control or he resigns for good reason, that non-competition covenant is void. Each employee also agreed not to solicit any of our employees or customers for one year following termination of employment.

   Before we acquired Control Group, Mr. Chomik and Mr. DeGrosky owned all of its outstanding stock. Control Group had borrowed or guaranteed three loans from CoreStates Bank. Control Group had borrowed $1,000,000 from CoreStates Bank under a line of credit arrangement. The line of credit bore interest at an annual rate of prime plus 1% and had a balance of $982,000 when repaid.
Mr. Chomik and Mr. DeGrosky guaranteed the line of credit when Control Group originally obtained it. Mr. Chomik and Mr. DeGrosky also guaranteed a term loan from CoreStates Bank to Control Group that bore interest at an annual rate of prime plus 1% and had a balance of approximately $250,000 when repaid. In addition, Mr. Chomik and Mr. DeGrosky formed a partnership to borrow funds from CoreStates Bank to finance the construction of Control Group's offices in Wilmington, Delaware. Control Group guaranteed the loan to the partnership. The loan bore interest at an annual rate of 9.8% and had an outstanding balance of approximately $119,000 when Mr. Chomik and

Mr. DeGrosky repaid it in March 1999. We lease the Wilmington offices from the Chomik/DeGrosky partnership for $2,585 per month under a lease that runs until March 5, 2003.

   In 1998, First Union acquired CoreStates Bank. In January 1999 M2Direct guaranteed all three CoreStates Bank loans in consideration of First Union's agreement to extend their maturity dates to April 15. We repaid the line of credit and the term loan in full in March 1999 with some of the proceeds of the $3,000,000 line of credit from First Union. As noted in the previous paragraph, Mr. Chomik and Mr. DeGrosky had already repaid the loan to the partnership, so we did not use any of the proceeds of the $3,000,000 loan for that purpose.

   In the Control Group merger we also assumed the obligations of Mr. Chomik and Mr. DeGrosky to Control Group under a promissory note, dated July 15, 1997, in the original principal balance of $376,000. Mr. Chomik and Mr. DeGrosky transferred to us the right to the benefits and payments under a contract. We have received payments totaling approximately $150,000 and expect to receive payments totaling approximately $225,000 under this contract. The Control Group merger agreement gives each of Mr. Chomik and Mr. DeGrosky the right, beginning on December 31, 1999, to sell his shares to us for cash if we have not filed a registration statement with the SEC covering an offering of shares providing at least $15 million in gross proceeds to us. This right expires on March 31, 2000. The price we must pay for their shares will be the lesser of $2.17 per share or fair market value as defined.

   When we acquired DeskGate, we entered into an employment agreement with Mr. Patterson and granted him options to purchase 100,000 shares of common stock. See "Management--Employment Agreements."

Sales of Common Stock to Executive Officers, Directors and 5% Shareholders

   In January 1998, we raised the initial capital for our business by selling common stock to the following shareholders for $0.06 per share:

                                                      Shares of     Aggregate
   Name                                              Common Stock Consideration
   ----                                              ------------ -------------
   Paul B. Byrum, III...............................   268,435       $16,000
   John W. Collins..................................    67,109         4,000
   Stephen R. Gross.................................   201,327        12,000
   John P. Kelly....................................   402,652        24,000
   Edward J. Rutkowski..............................   268,435        16,000
   Glenn W. Sturm...................................   134,218         8,000

   In March 1998, we raised additional capital for our business by selling common stock to the following shareholders for $0.56 per share:

                                                      Shares of     Aggregate
   Name                                              Common Stock Consideration
   ----                                              ------------ -------------
   Paul B. Byrum, III...............................   327,005      $184,000
   John W. Collins..................................    81,751        46,000
   Stephen R. Gross.................................   199,934       112,500
   John P. Kelly....................................   490,508       276,000
   Edward J. Rutkowski..............................    15,995         9,000
   Glenn W. Sturm...................................   163,502        92,000
   Theresa L. Swanda................................   293,238       165,000

   We sold all the capital stock listed above at a price per share equal to the fair market value of the stock on the date of sale as determined by our board of directors.

   From June 1998 through December 1998 we raised additional capital to finance our operations by selling investment units at $8.68 per unit. Each unit consisted of one share of Series A convertible preferred stock and a warrant to purchase four shares of common stock at an exercise price of $4.17 per share. Purchasers of the units included the following persons, among others:

                                                                    Aggregate
         Name                                              Units  Consideration
         ----                                              ------ -------------
   Paul B. Byrum, III.....................................  5,775   $ 50,127
   John W. Collins........................................  5,185     45,006
   William J. DeGrosky....................................  5,760     49,997
   Stephen R. Gross.......................................  5,185     45,006
   Michael T. Kane........................................  8,640     74,995
   John P. Kelly.......................................... 25,000    217,000
   Edward J. Rutkowski....................................  1,000      8,680
   Glenn W. Sturm.........................................  5,185     45,006
   Theresa L. Swanda......................................  5,000     43,400

   We sold units to the above persons on the same terms as sales to unaffiliated persons.

Other Transactions and Relationships

   On March 6, 1998, we borrowed $3,000,000 from, and issued a stock purchase warrant to, Sirrom. In the Sirrom warrant, John P. Kelly, Edward J. Rutkowski and Paul B. Byrum, III generally agreed not to sell any of their shares of common stock without first offering Sirrom the right to sell stock on the same terms. These co-sale rights will terminate on completion of this offering.

   We also borrowed an additional $2,000,000 from Sirrom on February 3, 1999, and we issued another stock purchase warrant to Sirrom in that transaction. Mr. Kelly, Mr. Rutkowski and Mr. Byrum again generally agreed not to sell any of their shares of common stock without first offering Sirrom the right to sell stock on the same terms. The co-sale rights terminate on completion of this offering.

   Our director Jeffrey T. Arnold is the Chairman of the Board of Directors and Chief Executive Officer of WebMD, Inc. We performed telemarketing-based research and sales support for WebMD, which paid us $122,000. We have a pending proposal to perform additional services for WebMD. Our director Glenn W. Sturm is a director of WebMD. We have also performed direct marketing services for Towne Services, Inc., which paid us approximately $16,000. Two of our directors, Mr. Sturm and Mr. Collins, are directors of Towne Services.

   Our Vice Chairman, Secretary and director Glenn W. Sturm is a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P., where he serves as Corporate Chairman and a member of the executive committee. Nelson Mullins has been our law firm since our inception.

   Our director Stephen R. Gross is a shareholder of HLB Gross Collins, P.C., a full service CPA firm. HLB Gross Collins performed accounting, tax and financial due diligence services for us from March 1998 to October 1998. We paid HLB Gross Collins $212,000 for those services.

                       PRINCIPAL AND SELLING SHAREHOLDERS

   As of April 23, 1999, there were 38 holders of our common stock. The following table provides information about the beneficial ownership of our outstanding common stock as of April 23, 1999 (assuming conversion of the Series A preferred stock into common stock), and as adjusted to reflect the sale of the common stock offered by this prospectus, by:

  . each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

  . each director and each of our named executive officers; and

  . our directors and executive officers as a group.

   Other than Sirrom, each shareholder's address is in care of M2Direct at 2030 Powers Ferry Road, Suite 120, Atlanta, Georgia 30339. Sirrom's address is 500 Church Street, Suite 200, Nashville, Tennessee 37219. The right to acquire column in the table reflects all shares of common stock that each individual has the right to acquire through the exercise of options or warrants within 60 days of April 23, 1999. Under SEC rules, options or warrants in the Right to Acquire column are deemed to be outstanding and to be beneficially owned by the person or group holding those options or warrants when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

   Sirrom will sell     shares of common stock in this offering and will have
the right to acquire     shares following the offering. No shareholder other
than Sirrom will sell any common stock in this offering.

                                                           Shares Beneficially
                                                                  Owned
                                                           --------------------
                              Number of                    Before the After the
Name of Beneficial Owner     Shares Owned Right to Acquire  Offering  Offering
------------------------     ------------ ---------------- ---------- ---------
John P. Kelly..............     998,494           --          10.5%         %
Glenn W. Sturm.............     289,536        20,000          3.3
Patrick E. Patterson.......   1,167,948        33,333         12.6
Michael T. Kane............      36,250       150,000          1.9
Paul B. Byrum, III.........     619,772           --           6.5
Edward J. Rutkowski........     288,634        10,385          3.2
Theresa L. Swanda..........     314,305           --           3.3
Jeffrey T. Arnold..........      30,000        20,000          *
John W. Collins............     170,676        20,000          2.0
Jill F. Dorsey.............         --         20,000          *
Stephen R. Gross...........     423,077        20,000          4.7
Thomas P. Maletta..........         --         20,000          *
Richard M. Stolbach........         --         20,000          *
William J. DeGrosky........   1,130,640           --          11.9
Michael J. Chomik..........     969,120           --          10.2
Sirrom Investments, Inc. ..         --        739,142          7.2
All directors and executive
 officers as a group
 (12 persons)..............   4,338,692       333,718         47.6%         %

--------
* Less than 1% of the outstanding common stock.

                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

   Our authorized capital stock consists of 100,000,000 shares of common stock and 500,000 shares of preferred stock. Our board of directors has designated 250,000 shares of preferred stock as Series A convertible preferred stock. As of April 23, 1999, 8,883,297 shares of common stock were outstanding, held of record by approximately 38 shareholders, and 141,120 shares of Series A preferred stock were outstanding, held of record by approximately 26 shareholders.

Common Stock

   The holders of common stock are entitled to one vote for each share they hold of record for matters on which they are entitled to vote. There are no sinking fund provisions or any cumulative voting, preemptive, redemption or conversion rights applicable to the common stock. The holders of common stock may take shareholder action without a meeting if a written consent describing the action to be taken is signed by shareholders holding (a) the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote were present and voted, or (b) two-thirds of the number of votes which could be cast with respect to the action at a meeting at which all shares entitled to vote were present and voted. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any shares of the Series A preferred stock and of any other series of preferred stock that our board of directors may designate from time to time in the future. Subject to the preference rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably the dividends and other distributions, if any, as the board of directors may declare out of funds legally available for that purpose. On the liquidation, dissolution or winding up of M2Direct, holders of common stock are entitled to share ratably in all assets of M2Direct after the payment of its debts and other liabilities, and, if applicable, dividends on its preferred stock. The outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

   General. Our board of directors has the authority under our articles of incorporation, without the approval of or any action by the shareholders, to issue up to 500,000 shares of preferred stock in the series and with the preferences, powers, limitations and relative rights as the board of directors may determine from time to time. The terms of the voting, conversion, dividend, liquidation, preemptive and redemption rights and preferences, and other qualifications, powers and privileges conferred upon the holders of any preferred stock, may be more favorable than those granted to holders of common stock. The designation of any preferred stock with greater rights, privileges and preferences than those applicable to the common stock may adversely affect the voting power, market price and other rights and privileges of the common stock, and may hinder or delay the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of M2Direct, some or all of which the holders of common stock may desire.

   Series A Convertible Preferred Stock and Warrants. In August 1998, we filed amended and restated articles of incorporation to designate 250,000 shares of Series A convertible preferred stock. From June to December 1998, we offered and sold 141,120 investment units at $8.68 per unit. Each unit consisted of one share of Series A preferred stock and a warrant to purchase four shares of common stock at an exercise price of $4.17 per share.

   Each share of Series A preferred stock may be converted at any time into a number of shares of common stock determined by dividing $8.68 plus all accrued and unpaid dividends, by $2.17. If not converted before this offering, each share of Series A preferred stock automatically converts into shares of common stock on the closing of this offering. Until converted, the Series A preferred stock:

  . accrues dividends at the annual rate of 8% per share per annum, which are payable when and as declared by the board of directors out of funds legally available for that purpose or in common stock;

  . is non-voting;

  . is entitled to an antidilution adjustment only upon a stock split, reclassification or similar event;

  . is entitled to a liquidation preference over the common stock;

  . is convertible into common stock at the option of the holder at any time and automatically upon the closing of a public offering registered under the Securities Act that yields gross proceeds to M2Direct of at least $7,500,000; and

  . may be redeemed by us at our option between July 31, 2001 and July 31, 2003 at $8.68 per redeemed share.

   The warrants are entitled to an antidilution adjustment only upon a stock split, recapitalization or similar event, are exercisable beginning two years after the date of issuance and remain exercisable at the holder's option until the tenth anniversary of their issuance.

Certain Provisions of our Bylaws and Georgia Law

   Number, Term and Removal of Directors. Our bylaws provide that the number of directors is set by resolution of the board of directors. Currently, we have eight directors. Upon a vacancy created in the board of directors, a successor or new director may be appointed by the affirmative vote of a majority of the directors then in office.

   Special Shareholder Meetings. Our bylaws provide that special meetings of shareholders or a class or series of shareholders may be called at any time by the board of directors, the chairman of the board or our chief executive officer. Those kinds of meetings must be called upon the written request of the holders of shares representing at least 25% of the votes entitled to be cast on each issue presented at the meeting.

   Georgia Anti-Takeover Statutes. Some provisions of the Georgia Business Corporation Code may be considered to have anti-takeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in his best interest. Those provisions might allow the board of directors to defend against an attempted transaction that might otherwise result in payment of a premium over the market price for shares the shareholder holds.

Registration Rights

   The holders of approximately 5,214,106 shares of common stock and common stock equivalents have rights to have their shares registered with the SEC under the Securities Act.

   We have granted piggyback registration rights to:

  . Sirrom Investments;

  . the holders of Series A preferred stock; and

  . some of our shareholders in merger or acquisition agreements.

   Under its stock purchase warrants, Sirrom may include its common stock in a registration statement that we use to sell any of our common stock in a public
offering. Sirrom is selling     shares of common stock in this offering.

   Under an investor rights agreement, the holders of Series A preferred stock may include common stock issued upon the conversion of the Series A preferred, or upon the exercise of warrants granted to Series A holders, in a registration statement we prepare for our own account or for the account of others. Those registration rights do not apply to this offering.

   When we acquired DeskGate, we granted to the shareholders and warrantholders of DeskGate the right to include their common stock in our registration statement if we propose to sell common stock for our own account. Those registration rights do not apply to this offering.

   In each of these instances, we must notify these holders of our intent to register common stock under the Securities Act and allow them an opportunity to include their shares of common stock in our registration. These registration rights are subject to certain limitations and restrictions, including the right of the underwriters to limit the number of shares offered in a registration if an underwriter determines that the number of shares requested to be registered cannot be underwritten. We are generally required to bear all of the expenses of all registrations under these agreements, except underwriting discounts and commissions. We are also obligated to indemnify the holders whose shares are included in any of our registrations against losses and liabilities we cause, including liabilities under the Securities Act and state securities laws.

   Under two of our merger agreements, we have also agreed to provide four shareholders with the same rights to participate as selling shareholders in public offerings of our common stock as members of our senior management team have. Other than the rights granted to the holders of Series A preferred and the rights granted in those merger agreements, we have not granted registration rights of any kind to members of our senior management team. We have no arrangement or understanding with any member of our senior management team regarding participation as a selling shareholder in any public offering of our common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at times and on terms favorable
to us. Of the     shares to be outstanding after the offering, assuming the
underwriters do not exercise their over-allotment option, the     shares of
common stock offered by this prospectus and an additional     shares of common
stock will be freely tradeable without restriction in the public market unless those shares are held by "affiliates," as that term is defined in Rule 144(a) under the Securities Act of 1933. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the issuer.

   The remaining shares of common stock to be outstanding after the offering are "restricted securities" under the Securities Act and may be sold in the public market upon the expiration of specified holding periods under Rule 144, assuming the volume, manner of sale and other limitations of Rule 144 are met. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least two years, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . one percent of the then outstanding shares of our common stock
    (approximately shares immediately following the offering), or

  . the average weekly trading volume during the four calendar weeks preceding filing of notice of the sale.

   Sales under Rule 144 must also comply with the manner of sale provisions and notice requirements of the rule, and current public information about us must be available. A shareholder who is deemed not to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements.

   As of April 23, 1999, we had outstanding warrants and options to purchase 2,866,249 shares of common stock, of which 2,041,384 were fully vested and exercisable.

   We cannot estimate the number of shares that will be sold under Rule 144, because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Before the offering, no public market for the common stock existed, and we cannot assure you that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock.

   Our directors, executive officers and five percent beneficial owners have contractually agreed that they will not sell any common stock without the prior written consent of J.C. Bradford & Co. for a period of 180 days from the date of this prospectus. As of April 23, 1999, the holders of options and warrants
to purchase approximately    shares of common stock will be eligible to sell
their shares upon the expiration of the 180-day lockup period, assuming in some cases the vesting of options.

   Any employee or consultant of M2Direct who purchased his or her shares under a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and which permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions. In either case, sales may be made under Rule 701 beginning 90 days after the date of this prospectus.

   In addition, some shareholders have registration rights with respect to their shares of common stock and common stock equivalents. See "Description of Capital Stock--Registration Rights" and "Risk Factors--Substantial sales of our common stock after the offering could cause the market price of our common stock to decline."

                                  UNDERWRITING

   The underwriters named below, acting through their representatives, J.C. Bradford & Co. and First Union Capital Markets Corp., which we refer to as the "Representatives," have severally agreed with us and Sirrom, the selling shareholder, to purchase the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all the shares, if any are purchased.

                                                                       Number
             Underwriter                                              of Shares
             -----------                                              ---------
     J.C. Bradford & Co..............................................
     First Union Capital Markets Corp................................
                                                                         ---
       Total.........................................................
                                                                         ===

   The Representatives have advised us that they propose to offer the shares of common stock to the public at the offering price given on the cover page of this prospectus and to certain dealers at that price less a concession of not
more than $     per share, of which $     may be reallowed to other dealers.
After the completion of the offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. Any reduction will not affect the amount of proceeds received by us and Sirrom.

   We have granted the underwriters an option, exercisable during the 30-day
period after the date of this prospectus, to purchase up to    additional
shares of common stock at the initial public offering price. To the extent that the underwriters exercise their option, each of them will have a firm commitment to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered by this prospectus. If purchased, the underwriters will sell those additional shares on the same terms as those on which the other shares are being sold.

   The underwriting agreement contains indemnity covenants among the underwriters, M2Direct and Sirrom against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

   Each of our executive officers and directors and some of our security holders have agreed with the Representatives not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or later acquired directly or indirectly by holders for a period of 180 days following the date of this prospectus, without J.C. Bradford & Co.'s prior written consent. J.C. Bradford & Co., in its sole discretion at any time or from time to time, without notice, may release all or any portion of the securities
covered by the lock-up agreements. Approximately     of those shares will be
eligible for immediate public sale following expiration of the lock-up period, assuming compliance with Rule 144. See "Shares Eligible For Future Sale."

   The Representatives have advised us that, under SEC rules, some of the persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A

"stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters related to the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member related to the offering if the common stock originally sold by the underwriter or syndicate member is repurchased by the Representatives in syndicate covering transactions, in stabilizing transactions or otherwise. The Representatives have advised us that those transactions may be effected on the Nasdaq National Market or otherwise and, if begun, may be discontinued at any time.

   The Representatives have informed us that the underwriters do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of common stock offered by this prospectus.

   Before this offering, no public market for our securities existed. The initial public offering price of the common stock will be determined by negotiation among us and the Representatives. Among the factors to be considered in those negotiations will be prevailing market conditions, the results of our operations in recent periods, market valuations of publicly traded companies that we and the Representatives believe to be comparable to us, estimates of our business potential, the present state of our development, the current state of the industry and the economy as a whole, and other factors deemed relevant.

   We borrowed $3,000,000 from First Union National Bank in March 1999 under a revolving line of credit to repay a total of approximately $2,570,000 in bank debt owed by our various subsidiaries and for working capital. This revolving line of credit matures on June 30, 2000. First Union National Bank is an affiliate of First Union Capital Markets Corp. We will use approximately $3,000,000 of the net proceeds from this offering to repay the indebtedness owed to First Union National Bank.

                                 LEGAL MATTERS

   The validity of the common stock offered by this prospectus will be passed upon for M2Direct by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Glenn W. Sturm, a partner of Nelson Mullins, is the Secretary of M2Direct and the Vice Chairman of M2Direct's board of directors. At April 23, 1999, members of Nelson Mullins beneficially owned an aggregate of 367,640 shares of common stock and common stock equivalents. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morris, Manning & Martin, L.L.P., Atlanta, Georgia.

                                    EXPERTS

   The financial statements included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   M2Direct has filed with the SEC through the Electronic Data Gathering and Retrieval, or EDGAR system, a registration statement on Form S-1 under the Securities Act for the securities offered by this prospectus. This prospectus does not contain all of the information provided in the registration statement, because we have omitted parts of the registration statement under the applicable SEC rules. Statements in this prospectus about any contract or other document referred to are not necessarily complete, and in each instance we refer you to the copy of that contract or other document filed as an exhibit to the registration statement. For further information, you may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC through the EDGAR system. Reports and other information concerning M2Direct also may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

   We are not presently a reporting company and do not file reports or other information with the SEC. On the effective date of the registration statement, however, we will become a reporting company, and we will register our securities under the Securities Exchange Act of 1934. Accordingly, the additional reporting requirements of the Exchange Act will apply to us, and we will file reports, proxy statements and other information with the SEC. In addition, after the completion of this offering, we intend to furnish our shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                                 M2DIRECT, INC.

                         Index to Financial Statements

M2Direct, Inc. and Subsidiaries
-------------------------------
Report of Independent Public Accountants..................................   F-2
Consolidated Balance Sheets--December 31, 1997 and 1998...................   F-3
Consolidated Statements of Operations for the period from inception (March
 1, 1996) to
 December 31, 1996 and for the years ended December 31, 1997 and 1998.....   F-4
Consolidated Statements of Shareholders' (Deficit) Equity for the period from inception
 (March 1, 1996) to December 31, 1996 and for the years ended December 31,
 1997 and 1998............................................................   F-5
Consolidated Statements of Cash Flows for the period from inception (March
 1, 1996) to
 December 31, 1996 and for the years ended December 31, 1997 and 1998.....   F-6
Notes to Consolidated Financial Statements................................   F-7
Control Group, Ltd.
-------------------
Report of Independent Public Accountants..................................  F-23
Balance Sheets--December 31, 1997 and February 28, 1998...................  F-24
Statements of Operations for the years ended December 31, 1996 and 1997 and for the
 two-month period ended February 28, 1998.................................  F-25
Statements of Stockholders' Equity (Deficit) for the years ended December
 31, 1996 and 1997
 and for the two-month period ended February 28, 1998.....................  F-26
Statements of Cash Flows for the years ended December 31, 1996 and 1997 and for the
 two-month period ended February 28, 1998.................................  F-27
Notes to Financial Statements.............................................  F-28
Genesis Direct, Inc.
--------------------
Report of Independent Public Accountants..................................  F-34
Balance Sheets--December 31, 1997 and February 28, 1998...................  F-35
Statements of Operations for the years ended December 31, 1996 and 1997 and for the
 two-month period ended February 28, 1998.................................  F-36
Statements of Shareholders' Deficit for the years ended December 31, 1996 and 1997 and for the
 two-month period ended February 28, 1998.................................  F-37
Statements of Cash Flows for the years ended December 31, 1996 and 1997 and for the
 two-month period ended February 28, 1998.................................  F-38
Notes to Financial Statements.............................................  F-39
The Aberdeen Marketing Group
----------------------------
Report of Independent Public Accountants..................................  F-43
Combined Balance Sheet--December 31, 1997.................................  F-44
Combined Statement of Operations for the year ended December 31, 1997.....  F-45
Combined Statement of Shareholders' Deficit for the year ended December
 31, 1997.................................................................  F-46
Combined Statement of Cash Flows for the year ended December 31, 1997.....  F-47
Notes to Combined Financial Statements....................................  F-48
UST, Inc.
---------
Report of Independent Public Accountants..................................  F-53
Balance Sheets--December 31, 1997 and 1998................................  F-54
Statements of Operations for the years ended December 31, 1997 and 1998...  F-55
Statements of Shareholders' Equity for the years ended December 31, 1997 and 1998.................................................................  F-56
Statements of Cash Flows for the years ended December 31, 1997 and 1998...  F-57
Notes to Financial Statements.............................................  F-58
Pro Forma Financial Information
-------------------------------
Unaudited Pro Forma Financial Information.................................  F-61
Unaudited Pro Forma Condensed Consolidated Balance Sheet..................  F-62
Unaudited Pro Forma Consolidated Statement of Operations..................  F-64

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To M2Direct, Inc.:

   We have audited the accompanying consolidated balance sheets of M2DIRECT, INC. (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from inception (March 1, 1996) to December 31, 1996 and for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of M2Direct, Inc. and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from inception to December 31, 1996 and for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia
April 16, 1999

                        M2DIRECT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1997 and 1998

                          ASSETS                             1997         1998
                          ------                           ---------  ------------
CURRENT ASSETS:
  Cash and cash equivalents............................... $  16,500  $    619,009
  Accounts receivable, net of allowance for doubtful
   accounts of $32,627 at December 31, 1998...............         0     5,860,419
  Deferred tax assets.....................................         0        16,991
  Prepaid expenses and other current assets...............         0       949,980
                                                           ---------  ------------
    Total current assets..................................    16,500     7,446,399
                                                           ---------  ------------
PROPERTY AND EQUIPMENT:
  Property and equipment..................................    39,567     1,513,369
  Less accumulated depreciation...........................    (6,981)     (217,754)
                                                           ---------  ------------
    Property and equipment, net...........................    32,586     1,295,615
                                                           ---------  ------------
OTHER ASSETS:
  Intangible assets, net of accumulated amortization of
   $1,521,231 in 1998.....................................         0    11,450,024
  Other noncurrent assets.................................     5,100       376,152
                                                           ---------  ------------
    Total other assets....................................     5,100    11,826,176
                                                           ---------  ------------
    Total assets.......................................... $  54,186  $ 20,568,190
                                                           =========  ============
      LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
      ----------------------------------------------
CURRENT LIABILITIES:
  Current portion of long-term debt....................... $       0  $    942,212
  Accounts payable........................................    40,209     4,201,661
  Accrued liabilities.....................................         0     1,505,078
  Customer deposits.......................................         0       756,446
  Deferred revenue........................................         0     2,433,514
                                                           ---------  ------------
    Total current liabilities.............................    40,209     9,838,911
                                                           ---------  ------------
LONG-TERM DEBT, less current portion and discount.........   274,438     3,235,948
                                                           ---------  ------------
COMMITMENTS AND CONTINGENCIES (Note 12)

WARRANT WITH REDEMPTION FEATURE...........................         0     2,423,451
                                                           ---------  ------------
SHAREHOLDERS' (DEFICIT) EQUITY:
  Preferred stock, $0 par value; 500,000 shares
   authorized, Series A convertible preferred stock,
   nonvoting; 250,000 shares authorized, 0 and 141,120
   shares issued and outstanding in 1997 and 1998,
   respectively...........................................         0     2,353,899
  Common stock, $0 par value; 100,000,000 shares
   authorized, 1,848,275 and 8,228,177 shares issued and
   outstanding in 1997 and 1998, respectively.............   534,120    12,890,874
  Warrants outstanding....................................    68,037       501,445
  Accumulated deficit.....................................  (862,618)  (10,676,338)
                                                           ---------  ------------
    Total shareholders' (deficit) equity..................  (260,461)    5,069,880
                                                           ---------  ------------
    Total liabilities and shareholders' equity............ $  54,186  $ 20,568,190
                                                           =========  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                        M2DIRECT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

       For the Period From Inception (March 1, 1996) to December 31, 1996
               and for the Years Ended December 31, 1997 and 1998

                                             1996       1997         1998
                                           ---------  ---------  ------------
NET REVENUES.............................. $   1,376  $   2,500  $ 25,925,793
COSTS OF SERVICES.........................         0          0    21,076,437
                                           ---------  ---------  ------------
   Gross profit...........................     1,376      2,500     4,849,356
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES.................................    87,832    134,684     6,056,706
DEPRECIATION AND AMORTIZATION.............     2,939      4,042     1,794,663
STOCK COMPENSATION EXPENSE................   154,000    251,520     3,806,754
RESEARCH AND DEVELOPMENT EXPENSE..........    79,427    196,258       324,427
                                           ---------  ---------  ------------
OPERATING LOSS............................  (322,822)  (584,004)   (7,133,194)
                                           ---------  ---------  ------------
OTHER (EXPENSE) INCOME:
  Interest expense........................         0    (39,612)     (659,580)
  Other income, net.......................         0          0        31,494
                                           ---------  ---------  ------------
    Total other expense, net..............         0          0      (628,086)
                                           ---------  ---------  ------------
LOSS BEFORE BENEFIT FOR INCOME TAXES......  (322,822)  (623,616)   (7,761,280)
BENEFIT FOR INCOME TAXES..................         0          0             0
                                           ---------  ---------  ------------
NET LOSS.................................. $(322,822) $(623,616) $ (7,761,280)
ACCRETION OF WARRANT WITH REDEMPTION
 FEATURE..................................         0          0      (605,000)
PREFERRED STOCK DIVIDEND..................         0          0    (1,447,440)
                                           ---------  ---------  ------------
NET LOSS ATTRIBUTABLE TO COMMON
 SHAREHOLDERS............................. $(322,822) $(623,616) $ (9,813,720)
                                           =========  =========  ============
NET LOSS PER COMMON SHARE:
  Basic................................... $   (3.06) $    (.58) $      (1.36)
                                           =========  =========  ============
  Diluted................................. $   (3.06) $    (.58) $      (1.36)
                                           =========  =========  ============
WEIGHTED AVERAGE SHARES OUTSTANDING.......   105,524  1,073,492     7,189,863
                                           =========  =========  ============


 The accompanying notes are an integral part of these consolidated statements.

                        M2DIRECT, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY
       For the Period From Inception (March 1, 1996) to December 31, 1996
               and for the Years Ended December 31, 1997 and 1998

                           Preferred Stock       Common Stock
                          ------------------ ---------------------
                                                                    Warrants   Accumulated
                          Shares    Amount    Shares     Amount    Outstanding   Deficit        Total
                          ------- ---------- --------- ----------- ----------- ------------  -----------
BALANCE, inception
 (March 1, 1996)........        0 $        0         0 $         0  $      0   $          0  $         0
 Issuance of common
  stock.................        0          0   125,870      75,000         0              0       75,000
 Net loss...............        0          0         0           0         0       (322,822)    (322,822)
                          ------- ---------- --------- -----------  --------   ------------  -----------
BALANCE, December 31,
 1996...................        0          0   125,870      75,000         0       (322,822)    (247,822)
 Issuance of warrants...        0          0         0           0    68,037              0       68,037
 Issuance of common
  stock.................        0          0 1,145,417      53,600         0              0       53,600
 Compensation expense
  for stock issuance....        0          0   576,988     405,520         0              0      405,520
 Net loss...............        0          0         0           0         0       (623,616)    (623,616)
 Less: net loss of
  DeskGate for the two
  months ended February
  28, 1998 (Note 1).....        0          0         0           0         0         83,820       83,820
                          ------- ---------- --------- -----------  --------   ------------  -----------
BALANCE, December 31,
 1997...................        0          0 1,848,275     534,120    68,037       (862,618)    (260,461)
 Issuance of warrants...        0          0         0           0   114,928              0      114,928
 Issuance of Series A
  Stock and warrants....  141,120    906,459         0           0   318,480              0    1,224,939
 Preferred stock
  dividend..............        0  1,447,440         0           0         0     (1,447,440)           0
 Issuance of common
  stock to founders of
  M2Direct..............        0          0 2,977,200   3,632,390         0              0    3,632,390
 Issuance of common
  stock for acquisition
  of Control Group......        0          0 2,076,720   4,500,000         0              0    4,500,000
 Issuance of common
  stock for acquisition
  of Genesis............        0          0   946,080   2,050,000         0              0    2,050,000
 Issuance of common
  stock for acquisition
  of Aberdeen...........        0          0   239,808   1,000,000         0              0    1,000,000
 Compensation expense
  for stock issuance....        0          0   140,093     286,764         0              0      286,764
 Compensation expense
  for stock option
  issuance..............        0          0         0     887,600         0              0      887,600
 Accretion of warrants
  with redemption
  feature...............        0          0         0           0         0       (605,000)    (605,000)
 Net loss...............        0          0         0           0         0     (7,761,280)  (7,761,280)
                          ------- ---------- --------- -----------  --------   ------------  -----------
BALANCE, December 31,
 1998...................  141,120 $2,353,899 8,228,176 $12,890,874  $501,445   $(10,676,338) $ 5,069,880
                          ======= ========== ========= ===========  ========   ============  ===========

 The accompanying notes are an integral part of these consolidated statements.

                                 M2DIRECT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
       For the Period From Inception (March 1, 1996) to December 31, 1996
               and for the Years Ended December 31, 1997 and 1998

                                                1996       1997        1998
                                              ---------  ---------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................  $(322,822) $(623,616) $(7,761,280)
  Net loss of DeskGate for the two months
   ended February 28, 1998 (Note 1).........          0     83,820            0
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization...........      2,939      4,042    1,794,663
    Amortization of debt discount...........          0     14,175      154,146
    Stock compensation expense..............    154,000    251,520    3,806,754
    Changes in operating assets and
     liabilities, net of effects of
     acquisitions:
      Accounts receivable...................          0          0   (3,876,980)
      Prepaid expenses and other current
       assets...............................          0     (5,100)    (781,278)
      Accounts payable......................     52,529    (12,320)   1,412,456
      Customer deposits.....................          0          0      626,460
      Deferred revenue......................          0          0    2,088,514
      Accrued liabilities...................          0          0     (216,361)
                                              ---------  ---------  -----------
        Net cash used in operating
         activities.........................   (113,354)  (287,479)  (2,752,906)
                                              ---------  ---------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......    (14,697)   (24,870)    (626,093)
  Additions of capitalized software costs...          0          0      (52,000)
  Cash paid for acquisitions, net of cash
   acquired.................................          0          0   (2,195,147)
                                              ---------  ---------  -----------
        Net cash used in investing
         activities.........................    (14,697)   (24,870)  (2,873,240)
                                              ---------  ---------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....     75,000          0    1,000,000
  Proceeds from issuance of preferred
   stock....................................          0          0    1,224,939
  Proceeds from long-term borrowings........     53,900    353,058    5,188,296
  Principal payments on long-term
   borrowings...............................          0    (25,058)  (1,184,580)
                                              ---------  ---------  -----------
        Net cash provided by financing
         activities.........................    128,900    328,000    6,228,655
                                              ---------  ---------  -----------
NET INCREASE IN CASH........................        849     15,651      602,509
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD.....................................          0        849       16,500
                                              ---------  ---------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..  $     849  $  16,500  $   619,009
                                              =========  =========  ===========
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest....................  $       0  $     649  $   573,505
                                              =========  =========  ===========
SUPPLEMENTAL DISCLOSURES ON NONCASH
 FINANCING ACTIVITIES:
  Issuance of Common Stock for acquisition
   of Control Group.........................  $       0  $       0  $ 4,500,000
                                              =========  =========  ===========
  Issuance of Common Stock for acquisition
   of Genesis...............................  $       0  $       0  $ 2,050,000
                                              =========  =========  ===========
  Issuance of Common Stock for acquisition
   of Aberdeen..............................  $       0  $       0  $ 1,000,000
                                              =========  =========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                        M2DIRECT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

   M2Direct, Inc. (the "Company") is a Georgia corporation headquartered in Tampa, Florida. The Company was formed on September 11, 1997; however, the operations of the Company did not start until March 6, 1998, when it purchased all of the outstanding stock of Control Group, Ltd. ("Control Group") and Genesis Direct, Inc. ("Genesis"). Control Group is a provider of direct marketing and advertising services primarily to regional banks throughout the United States, and Genesis is a single-source, direct mail bureau that provides data processing, creative printing, laser imaging, and mail processing services to clients in the insurance, health care, publishing, retail, banking, and not-for-profit industries.

   In June 1998, the Company acquired substantially all of the assets of The Aberdeen Marketing Group ("Aberdeen") (Note 3). Aberdeen is a direct response agency that provides teleservices, database marketing and creative services for customer acquisition, retention and growth programs.

   In March 1999, the Company acquired the outstanding stock of DeskGate Technologies, Inc. ("DeskGate") for 2,493,609 shares of common stock. This transaction was accounted for as a pooling of interests under the provisions of Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." DeskGate is an Internet and e-commerce software developer and marketer. All prior period amounts have been restated to include the historical results of DeskGate for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Presentation

   DeskGate was formed on March 1, 1996 and has historically reported its financial results using a February 28 fiscal year-end. Accordingly, the results of operations for the years ended December 31, 1996 and 1997 include the operations of DeskGate for the years ended February 28, 1997 and February 28, 1998, respectively. The results of operations of the Company for the year ended December 31, 1998 include the operations of DeskGate for the calendar year. Due to the different historical fiscal year-ends, DeskGate's results of operations for the two-month period ended February 28, 1998 are included in the restated consolidated statements of operations for both 1997 and 1998. For the two-month period ended February 28, 1998, DeskGate had revenues of $0 and a net loss of $83,820. DeskGate's net loss for the two-month period ended February 28, 1998 is recorded as an offset to accumulated deficit in the accompanying statements of shareholders' (deficit) equity for the period ended December 31, 1997.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        M2DIRECT, INC. AND SUBSIDIARIES

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Property and Equipment

   Property and equipment are stated at cost. Property and equipment acquired as part of a business combination accounted for as a purchase are stated at fair value as of the date of the business combination. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income. Expenditures for repairs and maintenance not considered to improve or substantially lengthen the lives of respective assets are expensed as incurred.

   For financial reporting purposes, the Company utilizes the straight-line method of depreciation over the following estimated useful lives of the assets:

     Furniture and fixtures................................. Five to seven years
     Machinery and equipment................................ Five to seven years
     Vehicles............................................... Five to ten years
     Computer equipment and software........................ Three to five years

   Leasehold improvements are depreciated over the shorter of the useful lives of the assets or the lease term.

 Intangible Assets

   Intangible assets include goodwill, customer contracts, and capitalized software development costs.

 Goodwill

   Goodwill represents the excess of the purchase price over the net tangible and identifiable intangible assets of acquired businesses. Goodwill is amortized on a straight-line basis over 20 years.

 Customer Contracts

   In connection with the Company's acquisition of Control Group, the Company allocated a portion of the purchase price to customer contracts acquired based upon a discounted cash flow analysis of the applicable contracts. The estimated fair values attributed to the contracts are being amortized over 12 months, which represents the estimated average remaining life of the contracts.

 Software Development Costs

   The Company capitalizes software development costs incurred from the time that technological feasibility of the software is established until the software is saleable. These costs are amortized on a straight-line basis over three years, the estimated economic life of the software. Prior to reaching technological feasibility, research and development costs and maintenance costs related to software development are expensed as incurred.

                        M2DIRECT, INC. AND SUBSIDIARIES

 Income Taxes

   The Company is a C corporation for U.S. federal income tax reporting purposes and accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the use of an asset and liability method of accounting for deferred income taxes. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

 Long-Lived Assets

   The Company continually reevaluates the propriety of the carrying amounts of long-lived assets as well as the related depreciation or amortization periods to determine whether current events and circumstances warrant adjustments to the carrying values and/or revised estimates of useful lives. This evaluation is based on the Company's projection of the undiscounted cash flows over the useful remaining lives of the related long-lived assets. To the extent such projections indicate that the undiscounted cash flows are not expected to be adequate to recover the carrying amounts of long-lived assets, such carrying amounts are written down by charges to expense in amounts equal to the excess of the carrying amount of long-lived assets over the related fair value of the assets. Management believes that no significant impairment of long-lived assets has occurred and that no reduction of the estimated useful lives is warranted.

 Customer Deposits

   Customer deposits consist of payments made in advance by customers for postage associated with production orders. The liability is relieved as orders are completed and postage is used.

 Revenue Recognition and Deferred Revenue

   Revenues represent direct marketing fees paid by customers for various services. Revenues are primarily recognized as services are performed or upon completion of the production process and the shipment of mailers. Revenues subject to customer contracts are recognized as earned under the provisions of the contract. The Company recognizes losses on contracts as soon as they become evident.

   Amounts billed in advance of services being completed are recorded as deferred revenue and are recognized as revenue when the related services are completed.

 Loss Contracts

   The Company entered into two contract agreements (the "Contract Agreements") with its largest customer to provide direct marketing services beginning in September 1998 and continuing through 1999. In April 1999, the Company and the customer agreed that the Company would discontinue services under the Contract Agreements. In consideration for discontinuing services under the Contract Agreements, the Company issued a warrant to purchase 100,000 shares of M2Direct common stock at an exercise price of $.01 per share. The warrant was valued at $525,000 based on the fair market value of the Company's common stock at the warrant grant date. In addition, the Company agreed to issue a $1,000,000 zero coupon promissory note payable in April

                        M2DIRECT, INC. AND SUBSIDIARIES

2004 and recorded this promissory note at its present value in April 1999. The Company has recorded a loss of approximately $660,000 in the statement of operations for the year ended December 31, 1998 in connection with the Contract Agreements.

 Accounts Receivable

   The Company's accounts receivable consist of billed and unbilled accounts receivable from customers. Unbilled receivables result from services that have been completed before the customer has been billed. The Company's accounts receivable include $0 and $641,153 of unbilled receivables as of December 31, 1997 and 1998, respectively.

   A summary of changes in the allowance for doubtful accounts for period from inception March 1, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998 is as follows:

                                                              1996 1997  1998
                                                              ---- ---- -------
   Balance, beginning of year................................  $0   $0  $     0
    Acquired balance from Control Group......................   0    0   15,000
    Acquired balance from Genesis............................   0    0    5,000
    Acquired balance from Aberdeen...........................   0    0   12,627
    Provision................................................   0    0    3,800
    Write-offs, net of recoveries............................   0    0   (3,800)
                                                              ---  ---  -------
   Balance, end of year......................................  $0   $0  $32,627
                                                              ===  ===  =======

 Financial Instruments

   The Company's carrying value of financial instruments (cash, accounts receivable, accounts payable, and other financial instruments) approximates fair value principally because of the short-term maturities of these instruments. The fair value of the Company's debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company's fair value of debt was not significantly different than the stated value at December 31, 1997 and 1998.

 Concentration of Risk

   During 1998, the Company's two largest customers accounted for 42% and 21%, respectively, of total revenues. The loss of any one of these customers may have a material adverse effect on the Company's financial position or results of operations.

 Net Loss Per Share

   In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share," effective for fiscal years ending after December 15, 1997. The Company adopted the new guidelines for the calculation and presentation of earnings per share, and all prior periods have been restated. Basic loss per share is based on the weighted average number of shares outstanding. Diluted loss per share is based on the weighted average number of shares outstanding and the dilutive effect of common stock equivalent shares issuable upon the exercise of stock options

                        M2DIRECT, INC. AND SUBSIDIARIES
and warrants (using the treasury stock method). Due to the Company's net loss position, the basic net loss per common share did not differ from diluted net loss per common share. A reconciliation of net loss attributable to common shareholders for the year ended December 31, 1998 is as follows:

     Net loss as reported......................................... $(7,761,280)
     Dividends on convertible preferred shares....................  (1,447,440)
     Accretion of warrant with redemption feature.................    (605,000)
                                                                   -----------
     Net loss attributable to common shareholders................. $(9,813,720)
                                                                   ===========

 Recent Accounting Pronouncements

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. This statement is effective for periods beginning after December 15, 1997. The adoption of SFAS No. 130 did not have a material impact on the Company's financial statements, as comprehensive loss did not differ from the reported net loss.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted SFAS No. 131 in 1998 (Note 13).

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized in earnings in the current period unless specific hedge accounting criteria are met. The Company plans to adopt SFAS No. 133 in the first quarter of fiscal year 2000. Management is still assessing the impact of the adoption of this statement on the financial statements. Currently, management does not believe the adoption of this statement will have a material impact on the Company's financial statements.

3. ACQUISITIONS

   On March 6, 1998, the Company acquired the outstanding stock of Control Group for $500,000 cash and 2,076,720 shares of the Company's common stock at an estimated fair market value of $2.17 per share. The Company recorded $1,268,111 to an intangible asset for Control Group's existing contracts which will be amortized over 1 year, the life of the contracts. The remaining excess of the cost over the fair value of assets acquired of $5,889,010 has been recorded as goodwill and is being amortized over 20 years using the straight-line method.

   On March 6, 1998, the Company acquired the outstanding stock of Genesis for $1,950,000 cash and 946,080 shares of the Company's common stock at an estimated fair market value of $2.17 per share. The excess of the cost over the fair value of assets acquired of $4,226,612 has been recorded as goodwill and is being amortized over 20 years using the straight-line method.

                        M2DIRECT, INC. AND SUBSIDIARIES

   On June 19, 1998, the Company acquired substantially all of the assets of Aberdeen for a maximum of 719,425 shares of the Company's common stock at an estimated fair market value of $4.17 per share. Per the terms of the purchase agreement, the ultimate number of shares may be reduced based upon Aberdeen's adjusted EBITDA, as defined. In determining the purchase price, the Company has assumed 239,808 shares will be distributed as the targeted results were not achieved. The excess of the cost over the fair value of assets acquired of $1,514,527 has been recorded as goodwill and is being amortized over 20 years using the straight-line method.

   The following table represents the values of assets acquired (liabilities assumed) of Control Group, Genesis, and Aberdeen (in thousands):

                                                     Control
                                                      Group   Genesis  Aberdeen
                                                     -------  -------  --------
   Cash............................................. $   135  $   37    $   82
   Accounts Receivable..............................   1,146     429       409
   Other current assets.............................     105     131        31
   Property plant and equipment.....................      96     263       495
   Intangibles......................................   7,157   4,227     1,515
   Other assets.....................................     331       5        10
   Accounts payable.................................  (1,596)   (368)     (786)
   Accrued expenses and other current liabilities...  (1,374)   (373)     (332)
   Long-term debt...................................  (1,000)   (351)     (424)
                                                     -------  ------    ------
     Purchase Price................................. $ 5,000  $4,000    $1,000
                                                     =======  ======    ======

   The following summary prepared on an unaudited basis presents the results of the operations of the Company combined with Control Group, Genesis, and Aberdeen as if the acquisitions had occurred at the beginning the year (in thousands):

     Revenues.......................................................... $29,132
     Net loss..........................................................  (9,625)
     Loss per share....................................................   (1.62)

   The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had occurred as of the beginning of the year.

4. PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1997 and 1998 is as follows:

                                                             1997       1998
                                                            -------  ----------
   Furniture and fixtures.................................. $     0  $  140,820
   Machinery and equipment.................................       0     434,976
   Vehicles................................................       0      55,113
   Computer equipment and software.........................  39,567     783,134
   Leasehold improvements..................................       0      99,326
                                                            -------  ----------
                                                             39,567   1,513,369
   Less accumulated depreciation...........................  (6,981)   (217,754)
                                                            -------  ----------
                                                            $32,586  $1,295,615
                                                            =======  ==========

                        M2DIRECT, INC. AND SUBSIDIARIES

5. INTANGIBLES

   Intangibles at December 31, 1997 and 1998 are summarized as follows:

                                                               1997    1998
                                                               ---- -----------
   Goodwill...................................................  $0  $11,651,144
   Customer contracts.........................................   0    1,268,111
   Software development costs.................................   0       52,000
                                                               ---  -----------
                                                                 0   12,971,255
   Less accumulated amortization..............................   0   (1,521,231)
                                                               ---  -----------
                                                                $0  $11,450,024
                                                               ===  ===========

6. LONG-TERM DEBT

   Long-term debt at December 31, 1997 and 1998 consists of the following:

                                                              1997      1998
                                                            -------- ----------
   Note payable to an investment company ("Investment
   Note"), interest at 14%, payable monthly, principal due
   March 2003, secured by substantially all of the assets
   of the Company.........................................  $      0 $3,000,000
   Convertible note payable ("Convertible Note One"),
   interest at 7%, payable at maturity, due in August
   1999, net of unamortized discount of $19,842...........   171,138    205,158
   Note payable to a bank ("Note Payable One"), interest
   at prime plus 1%, payable April 15, 1999, secured by
   certain assets of the Company..........................         0    249,240
   Convertible note payable ("Convertible Note Two"),
   interest at 7%, payable at maturity, due in October
   1999, net of unamortized discount of $86,197...........         0    513,803
   Promissory note payable (the "Promissory Note"),
   interest at 7%, payable monthly, due on February 28,
   1999...................................................   100,000    200,000
   Capital lease payable to a leasing corporation,
   interest at 7%, principal and interest payable monthly,
   due in May 2000........................................         0    129,157
   Notes payable to a bank ("Note Payable Two"), interest
   at 8.9% and 9.08%, payable monthly, maturing September
   1999 and April 2000....................................         0    104,281
   Note payable to a bank ("Note Payable Three"), interest
   at 9.39%, payable on May 20, 2001, secured by certain
   assets of the Company..................................         0     83,687
   Notes payable to a bank ("Note Payable Four"), interest
   at 8.75% and 9.25%, payable monthly through December
   15, 2001 and July 24, 2003, secured by certain assets
   of the Company.........................................         0     52,467
   Lines of Credit........................................         0  1,281,498
   Other..................................................     3,300     85,925
                                                            -------- ----------
                                                             274,438  5,905,216
   Less current portion...................................         0   (942,212)
                                                            -------- ----------
                                                             274,438  4,963,004
   Less original issue discount...........................         0 (1,727,056)
                                                            -------- ----------
                                                            $274,438 $3,235,948
                                                            ======== ==========

                        M2DIRECT, INC. AND SUBSIDIARIES

   At December 31, 1998, aggregate maturities of long-term debt are as follows:

     1999............................................................ $  942,212
     2000............................................................  1,878,546
     2001............................................................     68,073
     2002............................................................     14,670
     2003............................................................  3,001,715
                                                                      ----------
                                                                      $5,905,216
                                                                      ==========

   As of December 31, 1998 the Company was not in compliance with certain financial covenants for the Investment Note and Note Payable One (Note 14). In addition, Note Payable One, Note Payable Two, Note Payable Three, and Note Payable Four were refinanced subsequent to year-end with long-term debt; therefore, all amounts are included in long-term debt in the accompanying balance sheet as of December 31, 1998 (Note 14).

   The Investment Note was issued in March 1998 for $3,000,000 to provide a portion of the funds used to acquire Control Group and Genesis. In connection with the issuance of the Investment Note, the Company issued a redeemable warrant (Note 8) to purchase 260,192 shares of common stock at a price of $.01 per share. The warrant provides that the number of shares subject to the warrant will increase to specified amounts if the Investment Note remains outstanding on the third, fourth and fifth anniversaries of its issuance. The value of the warrant was determined to be approximately $480,000 based on the relative fair value of the warrant to the Investment Note. A corresponding amount of the loan proceeds has been allocated to the warrant and has been accounted for as debt discount and warrant with redemption features on the accompanying balance sheets.

   Pursuant to the warrant agreement, if fiscal year 1998 EBITDA targets as defined are not met, the shares subject to the warrant increase. In May 1999, the investment company and the Company agreed to an application of the original formula whereby the shares subject to the warrant increased to 581,935 shares in light of the Company's 1998 EBITDA, and the investment company waived, through December 31, 1999, the Company's failure to comply with the financial covenant. The $1,338,451 value of these 321,743 additional shares has been allocated to the warrant with an offset to debt discount at December 31, 1998. As a result of this agreement, the warrant provides that if the Investment Note remains outstanding on March 6, 2001, the shares subject to the warrant increase to 703,911; if the Investment Note remains outstanding on March 6, 2002, the shares subject to the warrant increase to 857,143; and if the Investment Note remains outstanding on March 6, 2003, the shares subject to the warrant increase to 1,017,544, all at an exercise price of $.01 per share.

   In August 1997, the Company issued Convertible Note One to outside investors for $225,000 in cash. Convertible Note One is convertible into common stock at a defined conversion price. In connection with Convertible Note One, the Company issued a warrant to purchase 145,379 shares of the Company's common stock at an exercise price of $2.28 per share. The value of the warrant was determined to be $68,037 based on the relative fair value of the warrant to Convertible Note One. A corresponding amount of the loan proceeds has been accounted for as a debt discount on Convertible Note One to be amortized using the effective interest method. At December 31, 1998, Convertible Note One was convertible into 83,198 shares of the Company's common stock.

                        M2DIRECT, INC. AND SUBSIDIARIES

   In October 1998, the Company issued Convertible Note Two to outside investors for $600,000 in cash. Convertible Note Two is convertible into common stock at a defined conversion price. In connection with Convertible Note Two, the Company issued a warrant to purchase 528,402 shares of the Company's common stock at an exercise price of $2.28 per share. The value of the warrant was determined to be $114,928 based on the relative fair value of the warrant to Convertible Note Two. A corresponding amount of the loan proceeds has been accounted for as a debt discount on Convertible Note Two to be amortized using the effective interest method. At December 31, 1998, Convertible Note Two was convertible into 238,526 shares of the Company's common stock.

 Lines of Credit

   The Company has a line of credit agreement with a bank, which allows the Company to borrow up to $1,000,000. This line of credit bears interest at prime plus 1% (8.75% at December 31, 1998) and is secured by certain of the Company's assets. Interest is payable monthly and the line of credit matures in April 1999. At December 31, 1998, $982,138 was outstanding under this line of credit.

   The Company has a line of credit agreement with a bank, which allows the Company to borrow up to $87,000. This line of credit bears interest at prime plus 1.75% (9.5% at December 31, 1998) and is secured by certain of the Company's assets. Interest is payable monthly and the line of credit matures in March 1999. At December 31, 1998, $87,000 was outstanding under this line of credit.

   The Company has a revolving credit facility agreement with a bank, which allows the Company to borrow up to $350,000. Outstanding borrowings under the line of credit bear interest at 8.75% and are limited to 75% of Aberdeen's prior month's outstanding qualified accounts receivable (as defined) and are secured by Aberdeen's accounts receivable and equipment. Interest is payable monthly and the line of credit matures in February 1999. At December 31, 1998, $212,360 was outstanding and $137,640 was available under this line of credit.

   Subsequent to year-end all line of credit amounts due were ultimately refinanced with proceeds under a long-term debt agreement. Therefore, all amounts outstanding as of December 31, 1998 have been classified as long-term debt in the accompanying balance sheet.

7. SHAREHOLDERS' EQUITY

 Preferred Stock

   The Company has authorized the issuance of 100,000,000 shares of no par value common stock and 500,000 shares of no par value preferred stock. 250,000 shares of the preferred stock have been designated as 8% Series A Convertible Preferred Stock ("Series A Stock"). Currently, each share of Series A Stock can be converted at the option of the holder into shares of common stock. The holders of the Series A Stock are entitled to dividends of 8% per share per annum based on the issue price of $8.68 per share, payable in cash or common stock. Dividends are cumulative and are payable only when and as declared by the Board of Directors.

   Each share of Series A Stock may be converted at any time into a number of shares of common stock determined by dividing $8.68, plus all accrued and unpaid dividends, by $2.17. If not converted before an initial public offering, each share of Series A Stock is automatically converted into four shares of common stock.

                        M2DIRECT, INC. AND SUBSIDIARIES

   The Company initiated a private offering for the Series A Stock in June 1998. Each unit consisted of (a) 1 share of Series A Stock and (b) detachable warrants to purchase 4 shares of the Company's common stock for $4.17 per share. Each unit was sold at $8.68 per unit and each unit was subject to the acceptance of a subscription agreement by the Company. From June to November 4, 1998, the Company received cash payments and subscription agreements for 89,364 units. On November 4, 1998, the Company accepted and issued these 89,364 units to investors. In addition, from November to December 1998, the Company received cash payments and subscription agreements for an additional 51,756 units. The Company accepted and issued these additional units in December 1998. The private offering was closed subsequent to the acceptance of the 51,756 units and of the $1,224,939 proceeds from the sale of these units, $906,459 was allocated to the preferred stock and $318,480 was allocated to the warrants based on the relative fair values at the date of grant. As each share of Series A Stock is immediately convertible into 4 shares of common stock at the option of the shareholder, a $1,447,440 preferred stock dividend has been recorded for the fair market value of the conversion feature based upon a fair value of $4.17 per common share as of December 31, 1998.

 Common Stock Issued to Founders of M2Direct

   On January 8, 1998, the Company issued 1,342,176 shares of its common stock to founders of M2Direct for $80,000 cash. In addition, on March 5, 1998 the Company issued 1,635,024 shares of its common stock to founders of M2Direct for $920,000. The Company recorded $2,632,390 of stock compensation expense related to the shares issued on March 5, 1998 based on the fair market value of the common stock on the date of issuance.

 Common Stock Issuances to DeskGate Employees during Inception Period

   In 1997, the Company issued 576,988 shares of its common stock to members of management for services rendered during 1996 and 1997. The Company recorded $154,000 and $251,520 of stock compensation expense in 1996 and 1997, respectively, based on the fair market value of the common stock on the date of issuance. In 1998, the Company issued 140,093 shares of its common stock to members of management for services rendered during 1998. The Company recorded $286,764 of stock compensation expense in 1998, based on the fair market value of the common stock on the date of issuance.

 Stock Options

   In March 1998, the Company granted options to purchase 13,846 shares of the Company's common stock to an executive of the Company. These options vest 50% at the date of grant and 25% on each of the first and second anniversaries at an exercise price of $2.17 per share. No compensation expense has been recorded for these options, as the option price was made at the estimated fair market value of the common stock at the date of grant.

   In June 1998, the Company granted options to purchase 160,000 shares of the Company's common stock to directors of the Company. These options vest 50% at the date of grant and 25% on each of the first and second anniversaries at an exercise price of $1 per share, which management estimated to be the fair value at the date of grant. The Company will record a total of approximately $507,200 of compensation expense over the vesting period of these options for the difference

                        M2DIRECT, INC. AND SUBSIDIARIES
between the exercise price and the fair value of the common stock at the date of grant as subsequently determined based upon transactions with third parties. The Company recorded $253,600 of compensation expense for these options in 1998.

   In June 1998, the Company granted options to purchase 250,000 shares of the Company's common stock to executives of the Company at an exercise price of $1 per share, which management estimated to be the fair value at the date of grant. Options to purchase 200,000 shares vest immediately, and options to purchase 50,000 shares vest upon the effective date of an initial public offering. The Company will record a total of approximately $792,500 of compensation expense over the vesting period of these options for the difference between the exercise price and the fair value of the common stock at the date of grant as subsequently determined based upon transactions with third parties. The Company recorded $634,000 of compensation expense for these options in 1998.

   At the closing of the Aberdeen purchase, the Company granted options to purchase 175,000 shares of the Company's common stock to the former owners of Aberdeen. The strike price of the options is fair market value at the date of exercise, as determined by an independent appraisal firm. These options vest upon meeting specified conditions by December 31, 1998. As these conditions were not satisfied, these options were never issued.

   In December 1998, consistent with the Board of Directors' policy, the Company granted options to purchase 120,000 and 20,000 shares of the Company's common stock, respectively, to new directors and a new executive of the Company. These options vest 50% at the date of grant and 25% on each of the first and second anniversaries at an exercise price of $4.17 per share. No compensation expense has been recorded for these options as the option price was made at the estimated fair market value of the common stock at the date of grant.

   Stock option activity for the year ended December 31, 1998, excluding the options to purchase 175,000 shares to the former owners of Aberdeen which expired unvested, is summarized as follows:

                                                               Number   Weighted
                                                              of Shares Average
                                                               Subject  Exercise
                                                              to Grant   Price
                                                              --------- --------
   Options outstanding at December 31, 1997..................        0   $   0
     Granted.................................................  563,846    1.82
     Canceled................................................        0       0
     Exercised...............................................        0       0
                                                               -------   -----
   Options outstanding at December 31, 1998..................  563,846   $1.82
                                                               =======   =====
   Exercisable at December 31, 1998..........................  356,923   $1.64
                                                               =======   =====

                        M2DIRECT, INC. AND SUBSIDIARIES

   The following table sets forth the range of exercise prices, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date at December 31, 1998:

                                     Options Outstanding         Options Exercisable
                             ----------------------------------- ---------------------
                                                    Weighted
                                       Weighted     Average                  Weighted
     Range of                 Number   Average     Remaining       Number     Average
 Exercise Prices             of Shares  Price   Contractual Life of Shares     Price
 ---------------             --------- -------- ---------------- ----------  ---------
    $1.00...................  410,000   $1.00         9.46           280,000  $   1.00
     2.17...................   13,846    2.17         9.18             6,923      2.17
     4.17...................  140,000    4.17         9.93            70,000      4.17
                              -------   -----                     ----------  --------
                              563,846   $1.82                        356,923  $   1.64
                              =======   =====                     ==========  ========

   During 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in the statement had been applied.

   The Company has elected to account for its stock-based compensation plan under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1998 using the minimum value option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions for grants in 1998:

     Risk-free interest rate........................................ 4.58%-5.65%
     Expected dividend yield........................................ 0%
     Expected lives................................................. Five years
     Expected volatility............................................ 40%

   The total value of the options granted during the year ended December 31, 1998 was computed as approximately $1,664,214 which would be amortized over the vesting period of the options. If the Company had accounted for these options in accordance with SFAS No. 123, the Company's reported pro forma net loss and pro forma net loss per share for the year ended December 31, 1998 would have increased to the following pro forma amounts:

   Net loss attributable to common shareholders:
     As reported................................................. $ (9,813,720)
     Pro forma...................................................  (10,190,560)
   Basic:
     As reported.................................................       $(1.36)
     Pro forma...................................................        (1.42)
   Diluted:
     As reported.................................................       $(1.36)
     Pro forma...................................................        (1.42)

                        M2DIRECT, INC. AND SUBSIDIARIES

8. WARRANT WITH REDEMPTION FEATURE

   An investment company has the option to require the Company to redeem its warrant, at a purchase price equal to the fair market value, as defined. Upon completion of an initial public offering by the Company, the redemption right terminates. Accordingly, in periods prior to an initial public offering, the Company has accounted for the warrants as temporary equity under Emerging Issues Task Force 88-9, "Put Warrants." The excess of the redemption value over the carrying value is being accrued by periodic charges to retained earnings based on the fair market value of the Company's common stock. This accrual amounted to $605,000 for the year ended December 31, 1998. Upon the completion of an initial public offering, the value of the warrants will be transferred to permanent equity.

9. RELATED-PARTY TRANSACTIONS

   During the year ended December 31, 1998, the Company incurred fees of approximately $194,158 for legal services to a law firm in which a director and shareholder of the Company is a partner. As of December 31, 1998, approximately $90,494 of such fees are included in accounts payable in the accompanying balance sheets.

   During the year ended December 31, 1998, the Company incurred fees of approximately $211,619 for professional services to a local accounting firm in which a director and shareholder of the Company is a partner.

   During the year ended December 31, 1998, the Company provided professional services of approximately $122,389 to a customer in which a director and shareholder of the Company is chairman of the board of directors and chief executive officer.

10. INCOME TAXES

   A reconciliation of the recorded income tax benefit with the amount computed at the statutory rate is as follows at December 31, 1998:

                                               1996       1997        1998
                                             ---------  ---------  -----------
   Benefit at statutory rate...............  $(109,759) $(212,029) $(2,638,835)
   State tax benefit, net of federal income
    tax benefit............................    (12,784)   (24,695)    (307,347)
   Nondeductible expenses..................     58,543     87,924    2,072,942
   Change in valuation allowance...........     64,000    148,800      873,240
                                             ---------  ---------  -----------
       Total...............................  $       0  $       0  $         0
                                             =========  =========  ===========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

                                                           1997        1998
                                                         ---------  -----------
   Other................................................ $  (3,040) $    15,851
   Net operating loss carryforward......................   215,840    1,844,900
   Valuation allowance..................................  (212,800)  (1,843,760)
                                                         ---------  -----------
   Net deferred tax assets.............................. $       0  $    16,991
                                                         =========  ===========

                        M2DIRECT, INC. AND SUBSIDIARIES

   At December 31, 1998, the Company has net operating loss carryforwards of approximately $4,855,000, which will expire beginning in 2016 and continuing through 2018. Due to changes in the Company's ownership structure, the Company's use of its net operating losses in future years may be limited. The Company has not recognized any benefit from the future use of such net operating losses because the assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize such tax benefits currently.

11. RETIREMENT PLAN

   The Company maintains a simplified employee pension plan ("SEP Plan") for all eligible employees. Under the SEP Plan, the Company contributes a discretionary amount each year to the individual retirement accounts of all eligible employees. For 1998, the Company has elected to contribute 5% of each eligible employee's compensation to the SEP Plan. The Company contributed approximately $66,000 to the SEP Plan for the period ended December 31, 1998.

   The Company sponsors a defined contribution retirement plan, which covers all employees meeting age and years of service requirements provided in the plan. The Plan allows participants to contribute up to 15% of their pretax earnings. The Company makes matching contributions equal to 50% of each participant's contributions up to 5% of his/her salary. The Company contributed approximately $24,000 to the plan for the period ended December 31, 1998.

12. COMMITMENTS AND CONTINGENCIES

 Operating Leases

   The Company has certain noncancelable operating leases for facilities and equipment. Rental expenses under noncancelable operating leases was approximately $18,000, $19,000, and $844,000 for the years ended December 31, 1996, 1997, and 1998, respectively. At December 31, 1998, future minimum payments under noncancelable operating leases are as follows:

     1999............................................................ $  840,000
     2000............................................................    622,000
     2001............................................................    438,000
     2002............................................................    279,000
     2003............................................................      6,000
     Thereafter......................................................          0
                                                                      ----------
                                                                      $2,185,000
                                                                      ==========

13. SEGMENT REPORTING

   The Company is a high-tech marketing company with continuing operations in two segments--direct marketing and e-commerce.

   The Company's direct marketing segment offers a complete range of specialized, coordinated, and integrated direct marketing services. Services such as direct mailings, teleservices, database analysis and modeling, creative services, and fulfillment are provided in the direct marketing segment.

                        M2DIRECT, INC. AND SUBSIDIARIES

   The Company's e-commerce segment specializes in delivering and selling secured material over the Internet through the use of its internally developed VIAexpress(TM), VIApublisher(TM), and No Click banner advertisement technology.

   Included in corporate activities are general corporate expenses. Assets of corporate activities include unallocated cash, prepaid expenses, office equipment, and other assets.

   Segment information for fiscal years 1996, 1997, and 1998 is as follows (in thousands):

                                         Direct
                                        Marketing E-Commerce Corporate  Total
                                        --------- ---------- --------- -------
   December 31, 1996:
     Net revenue.......................  $     0   $     1    $     0  $     1
     Gross profit......................        0         1          0        1
     Depreciation and amortization.....        0         3          0        3
     Operating loss....................        0      (323)         0     (323)
     Segment assets....................        0        13          0       13
     Capital expenditures..............        0        15          0       15
   December 31, 1997:
     Net revenue.......................        0         3          0        3
     Gross profit......................        0         3          0        3
     Depreciation and amortization.....        0         4          0        4
     Operating loss....................        0      (584)         0     (584)
     Segment assets....................        0        54          0       54
     Capital expenditures..............        0        25          0       25
   December 31, 1998:
     Net revenue.......................   25,925         1          0   25,926
     Gross profit......................    4,848         1          0    4,849
     Depreciation and amortization.....    1,702        15         77    1,794
     Operating loss....................   (1,227)   (1,169)    (4,737)  (7,133)
     Segment assets....................   19,745       235        589   20,569
     Capital expenditures..............      291        24        311      626

14. SUBSEQUENT EVENTS

   On January 29, 1999 the company paid all principal and interest due on the Promissory Note.

   In February 1999, the Company's line of credit which matured in February was repaid with a $350,000 bridge loan (the "Bridge Loan") from a bank.

   On February 3, 1999, the Company entered into an agreement and plan of merger with UST, Inc. ("UST"). Under the agreement, a wholly owned subsidiary of the company was merged with and into UST, with UST surviving as a wholly owned subsidiary of the Company, for $3,875,000 cash and 149,880 shares of the Company's common stock at an estimated fair market value of $4.17 per share. The Company placed $250,000 cash and 119,904 shares of its common stock in an escrow account, and the amount of cash and number of shares to be retained by the former owners of UST will be based on 1999 actual EBITDA performance for the Company or UST, as defined. The preliminary excess of the cost over the fair value of assets acquired was approximately $3.9 million and is being amortized over 20 years using the straightline method.

                        M2DIRECT, INC. AND SUBSIDIARIES

   In connection with the acquisition of UST, the Company issued a $2.0 million promissory note to an investment company. This note bears interest at 14% and is due March 5, 2003. The Company also issued an additional warrant to the investment company for the purchase of 157,207 shares of the Company's common stock for $.01 per share. The proceeds from this promissory note were used to pay the former owners of UST.

   Also, in connection with the acquisition of UST, the Company issued warrants to the sole shareholder of a bank for the purchase of 25,000 shares of the Company's common stock at $4.17 per share in connection with a $2.5 million promissory note to a bank due February 1, 2000. The proceeds from this promissory note were used to pay the former owners of UST.

   On March 30, 1999, M2Direct entered into a loan agreement (the "Loan Agreement") with a bank. The terms of the Loan Agreement provide for a maximum borrowing of $3.0 million bearing interest at prime and maturing June 30, 2000. On March 30, 1999, M2Direct used borrowings under the Loan Agreement to repay Note Payable One, Note Payable Two, Note Payable Three, Note Payable Four, all amounts outstanding under its lines of credit and the Bridge Loan. All historical line of credit agreements were terminated.

   On February 12, 1999, pursuant to the terms of the note agreements, Convertible Note One and Convertible Note Two were converted into 85,214 and 238,524 shares of common stock, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Control Group, Ltd.:

   We have audited the accompanying balance sheets of CONTROL GROUP, LTD. (a Delaware corporation) as of December 31, 1997 and February 28, 1998 and the related statements of operations, stockholders' equity deficit, and cash flows for each of the two years in the period ended December 31, 1997 and for the two months ended February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Control Group, Ltd. as of December 31, 1997 and February 28, 1998 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 and for the two months ended February 28, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia
February 19, 1999

                              CONTROL GROUP, LTD.

                                 BALANCE SHEETS
                    December 31, 1997 and February 28, 1998

                                                           1997        1998
                                                        ----------  ----------
                        ASSETS
                        ------
CURRENT ASSETS:
  Cash and cash equivalents............................ $  265,298  $  135,412
  Accounts receivable, net of allowance for doubtful
   accounts of $15,000 in 1997 and 1998................  1,880,633   1,145,676
  Income taxes receivable..............................     36,716      36,716
  Deferred tax assets..................................    924,740     926,985
  Prepaid expenses and other...........................     51,850      50,891
                                                        ----------  ----------
    Total current assets...............................  3,159,237   2,295,680
                                                        ----------  ----------
PROPERTY AND EQUIPMENT:
  Equipment and fixtures...............................    288,338     293,284
  Vehicles.............................................     37,138      37,138
  Leasehold improvements...............................     13,009      13,009
                                                        ----------  ----------
                                                           338,485     343,431
  Less accumulated depreciation........................   (238,541)   (247,045)
                                                        ----------  ----------
    Property and equipment, net........................     99,944      96,386
                                                        ----------  ----------
OTHER ASSETS:
  Notes receivable from officers (Note 3)..............    262,662     248,724
  Loan receivable from related party (Note 3)..........     48,193      48,193
  Deposits.............................................      9,406       9,406
  Deferred tax assets..................................    162,128     803,224
  Noncompete agreement, net of accumulated amortization
   of $70,833 in 1997 and $75,277 in 1998..............     29,167      24,723
                                                        ----------  ----------
    Total other assets.................................    511,556   1,134,270
                                                        ----------  ----------
    Total assets....................................... $3,770,737  $3,526,336
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' DEFICIT
         -------------------------------------
CURRENT LIABILITIES:
  Accounts payable..................................... $1,404,020  $1,595,845
  Accrued production expenses..........................    922,576     710,502
  Customer deposits....................................     56,794      36,222
  Other accrued expenses...............................    199,256     119,663
  Deferred revenue.....................................  2,447,000   2,738,000
  Line of credit.......................................          0     652,138
  Notes payable........................................    460,026     352,092
                                                        ----------  ----------
    Total current liabilities..........................  5,489,672   6,204,462
                                                        ----------  ----------
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS' DEFICIT:
  Common stock, $10 par value; 1,000 shares authorized;
   100 shares issued and outstanding...................      1,000       1,000
  Accumulated deficit.................................. (1,719,935) (2,679,126)
                                                        ----------  ----------
    Total stockholders' deficit........................ (1,718,935) (2,678,126)
                                                        ----------  ----------
    Total liabilities and stockholders' deficit........ $3,770,737  $3,526,336
                                                        ==========  ==========

      The accompanying notes are an integral part of these balance sheets.

                              CONTROL GROUP, LTD.

                            STATEMENTS OF OPERATIONS
               For the Years Ended December 31, 1996 and 1997 and
                for the Two-Month Period Ended February 28, 1998

                                             1996        1997         1998
                                          ----------  -----------  ----------
NET REVENUES............................. $9,997,154  $ 7,182,166  $1,325,138
COSTS OF SERVICES........................  7,521,451    7,221,523   2,433,288
                                          ----------  -----------  ----------
    Gross profit.........................  2,475,703      (39,357) (1,108,150)
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES................................  2,446,287    2,554,680     491,037
                                          ----------  -----------  ----------
OPERATING INCOME (LOSS)..................     29,416   (2,594,037) (1,599,187)
                                          ----------  -----------  ----------
OTHER INCOME (EXPENSES):
  Interest income........................          0       25,914       3,816
  Interest expense.......................    (71,491)    (105,738)     (7,273)
  Other (expense) income, net............          0       (6,159)        112
                                          ----------  -----------  ----------
    Total other expense, net.............    (71,491)     (85,983)     (3,345)
                                          ----------  -----------  ----------
LOSS BEFORE INCOME TAXES.................    (42,075)  (2,680,020) (1,602,532)
(PROVISION) BENEFIT FOR INCOME TAXES.....    (15,575)   1,083,672     643,341
                                          ----------  -----------  ----------
NET LOSS................................. $  (57,650) $(1,596,348) $ (959,191)
                                          ==========  ===========  ==========


        The accompanying notes are an integral part of these statements.

                              CONTROL GROUP, LTD.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
               For the Years Ended December 31, 1996 and 1997 and
                for the Two-Month Period Ended February 28, 1998

                                        Common Stock  Accumulated
                                        -------------  Earnings
                                        Shares Amount  (Deficit)      Total
                                        ------ ------ -----------  -----------
BALANCE, December 31, 1995.............  100   $1,000 $   344,658  $   345,658
  Net loss.............................    0        0     (57,650)     (57,650)
                                         ---   ------ -----------  -----------
BALANCE, December 31, 1996.............  100    1,000     287,008      288,008
  Distributions to stockholders (Note
   3)..................................    0        0    (291,936)    (291,936)
  Forgiveness of related party loans
   (Note 3)............................    0        0    (118,659)    (118,659)
  Net loss.............................    0        0  (1,596,348)  (1,596,348)
                                         ---   ------ -----------  -----------
BALANCE, December 31, 1997.............  100    1,000  (1,719,935)  (1,718,935)
  Net loss.............................    0        0    (959,191)    (959,191)
                                         ---   ------ -----------  -----------
BALANCE, February 28, 1998.............  100   $1,000 $(2,679,126) $(2,678,126)
                                         ===   ====== ===========  ===========



        The accompanying notes are an integral part of these statements.

                              CONTROL GROUP, LTD.

                            STATEMENTS OF CASH FLOWS
               For the Years Ended December 31, 1996 and 1997 and
                for the Two-Month Period Ended February 28, 1998

                                                1996        1997        1998
                                              ---------  -----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................... $ (57,650) $(1,596,348) $(959,191)
  Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities:
    Depreciation.............................    50,452       50,883      8,504
    Amortization.............................    25,000       25,000      4,444
    Changes in operating assets and
     liabilities:
      Accounts receivable....................  (193,858)    (509,860)   734,957
      Prepaid expenses and other.............   280,210      (50,076)       959
      Deferred tax assets....................         0   (1,086,868)  (643,341)
      Accounts payable.......................  (411,688)     783,848    191,825
      Accrued expenses and other.............   815,750      143,912   (312,239)
      Deferred revenue.......................   (25,800)   2,268,800    291,000
                                              ---------  -----------  ---------
        Net cash provided by (used in)
         operating activities................   482,416       29,291   (683,082)
                                              ---------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment........   (47,403)     (33,686)    (4,946)
                                              ---------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash advances and loans to stockholders....   (29,699)    (389,647)         0
  Stockholder repayments of advances.........    12,500       27,000     13,938
  Proceeds from bank notes...................   601,734    1,334,562    952,137
  Principal payments on bank notes...........  (640,791)  (1,244,065)  (407,933)
                                              ---------  -----------  ---------
        Net cash (used in) provided by
         financing activities................   (56,256)    (272,150)   558,142
                                              ---------  -----------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.................................   378,757     (276,545)  (129,886)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 YEAR........................................   163,086      541,843    265,298
                                              ---------  -----------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR..... $ 541,843  $   265,298  $ 135,412
                                              =========  ===========  =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during the year for:
   Interest.................................. $  71,491  $   101,218  $  17,341
                                              =========  ===========  =========
   Income taxes.............................. $  24,637  $    59,193  $       0
                                              =========  ===========  =========

        The accompanying notes are an integral part of these statements.

                              CONTROL GROUP, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                    December 31, 1997 and February 28, 1998

1. DESCRIPTION OF BUSINESS

   Control Group, Ltd. (the "Company") is a privately held direct marketing company headquartered in Allentown, Pennsylvania. The Company provides direct marketing and advertising services primarily to regional banks throughout the United States. Offices are maintained in Pennsylvania, Delaware, and New Jersey.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

 Property and Equipment

   Property and equipment are stated at cost. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income. Expenditures for repairs and maintenance not considered to substantially lengthen asset lives are expensed as incurred.

   For financial reporting purposes, the Company utilizes the straightline method of depreciation over the following estimated useful lives of the assets:

     Equipment and fixtures............................... Five to seven years
     Vehicles............................................. Ten years

   Leasehold improvements are depreciated over the lesser of the useful lives of the assets or the lease term.

 Noncompete Agreement

   The noncompete agreement has been recorded at cost and is being amortized on a straight-line basis over the term of the agreement (four years). Amortization expense for the years ended December 31, 1996 and 1997 and the two-month period ended February 28, 1998 was $25,000, $25,000, and $4,444, respectively.

 Income Taxes

   The Company is a C corporation for U.S. federal income tax reporting purposes and accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS")

                              CONTROL GROUP, LTD.

No. 109, "Accounting for Income Taxes," which requires the use of an asset and liability method of accounting for deferred income taxes. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

 Long-Lived Assets

   The Company continually reevaluates the propriety of the carrying amounts of long-lived assets as well as the related depreciation or amortization periods to determine whether current events and circumstances warrant adjustments to the carrying values and/or revised estimates of useful lives. This evaluation is based on the Company's projection of the undiscounted cash flows over the useful remaining lives of the related long-lived assets. To the extent such projections indicate that the undiscounted cash flows are not expected to be adequate to recover the carrying amounts of long-lived assets, such carrying amounts are written down by charges to expense in amounts equal to the excess of the carrying amount of long-lived assets over the related fair value of the assets. Management believes that no significant impairment of long-lived assets has occurred and that no reduction of the estimated useful lives is warranted.

 Revenue Recognition and Deferred Revenue

   Revenues represent direct marketing fees paid by customers for various services. Revenues are primarily recognized as services are performed, except in the case of certain longterm contracts which include clauses to guarantee reimbursement to the customer if the revenues generated under the contract during the first 12 months of the contract term do not exceed amounts billed in advance. Amounts billed in advance related to such contracts are recognized at the end of the 12-month guarantee period. As of December 31, 1997 and February 28, 1998, these amounts totaled approximately $2,260,000 and are included in deferred revenue on the accompanying balance sheets.

   Amounts billed in advance of services being completed are recorded as deferred revenue and are recognized as revenue when the related services are completed.

 Accounts Receivable

   The Company's accounts receivable consist of billed and unbilled accounts receivable from customers. Unbilled receivables result from services that have been completed before the customer has been billed. As of December 31, 1997 and February 28, 1998, the Company's accounts receivable included $397,504 and $309,143, respectively, of unbilled receivables.

   A summary of changes in the allowance for doubtful accounts for the years ended December 31, 1996 and 1997 and the two-month period ended February 28, 1998 is as follows:

                                                      1996      1997     1998
                                                    --------  --------  -------
   Balance, beginning of year...................... $      0  $      0  $15,000
     Provisions....................................   32,960    27,811        0
     Write-offs, net of recoveries.................  (32,960)  (12,811)       0
                                                    --------  --------  -------
   Balance, end of year............................ $      0  $ 15,000  $15,000
                                                    ========  ========  =======

                              CONTROL GROUP, LTD.

 Financial Instruments

   The Company's carrying value of financial instruments (cash, accounts receivable, accounts payable, and other financial instruments) approximates fair value principally because of the short-term maturities of these instruments. The fair value of the Company's debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company's fair value of debt was not significantly different than the stated value at December 31, 1997 and February 28, 1998.

 Concentration of Risk

   During 1996, the Company's two largest customers accounted for approximately 40% and 30%, respectively, of net revenues. During 1997, the Company's four largest customers accounted for approximately 27%, 17%, 15%, and 14%, respectively, of net revenues. During the two-month period ended February 28, 1998, the Company's three largest customers accounted for approximately 55%, 12%, and 11%, respectively, of net revenues. The loss of any one of these customers may have a material adverse effect on the Company's financial position or results of operations.

3. RELATED-PARTY TRANSACTIONS

 Notes Receivable From Stockholders

   On February 28, 1995, the Company advanced money to the stockholders (the "Stockholders") of the Company in exchange for notes receivable (the "1995 Notes"). The 1995 Notes bear interest at 7.5% and are repayable on demand; however, payment may be delayed at the option of the Stockholders. The Company forgave a portion of the 1995 Notes during 1997, which is presented as distributions to stockholders in the accompanying statement of stockholders' equity (deficit). As of December 31, 1997 and February 28, 1998, the 1995 Notes had outstanding principal balances totaling $13,382.

   On July 15, 1997, the Company also advanced $376,466 to the Stockholders in exchange for notes receivable (the "1997 Notes"). The 1997 Notes bear interest at prime plus 1% (9.5% as of December 31, 1997 and February 28, 1998). The Company forgave a portion of the 1997 Notes during 1997, which is presented as a capital distribution in the accompanying statement of stockholders' equity (deficit). As of December 31, 1997 and February 28, 1998, the 1997 Notes had outstanding principal balances totaling $233,006 and $219,070, respectively.

 Transactions With Deebob Partnership

   The Stockholders are partners in Deebob Partnership ("Deebob"), which rents office space to the Company. The lease has a term of five years from March 31, 1995 to March 31, 2000. Rent expense for the years ended December 31, 1996 and 1997 and the two-month period ended February 28, 1998 was $69,500, $100,000, and $0, respectively. Concurrent with the acquisition discussed in Note 8, the Company's lease with Deebob was terminated.

   In 1995, the Company advanced funds to Deebob in the amount of $57,450. The Company forgave a portion during 1997 which is presented as a capital distribution in the accompanying statement of stockholders' equity (deficit). As of December 31, 1997 and February 28, 1998, $48,193

                              CONTROL GROUP, LTD.

is included on the accompanying balance sheets as loans receivable from a related party. Currently, there are no terms of repayment or provisions for interest.

   On May 3, 1995, Deebob Partnership entered into a note payable agreement for $160,000 with CoreStates Bank (the "Bank"). Control Group Ltd. has guaranteed the repayment of this note payable. As of December 31, 1997 and February 28, 1998, the remaining balance outstanding on this note payable was $121,776. This note payable and the related asset are not included on the Company's accompanying balance sheets.

 Transactions With Applications Unlimited, Inc. ("AUI")

   The Stockholders also had an ownership interest in AUI. During 1997, AUI provided various marketing production services to the Company totaling $570,701, which are included in cost of services in the accompanying statements of operations. Additionally, the Company advanced money to and paid expenses on behalf of AUI throughout 1997. These advances and expenses paid by the Company on behalf of AUI were accounted as advances due from a related party of which $109,402 was not repaid by AUI. In July 1997, AUI ceased operations, and the unpaid advances were forgiven and have been recorded as a capital distribution in the accompanying statements of stockholders' equity (deficit).

4. NOTES PAYABLE AND LINE OF CREDIT

   Notes payable as of December 31, 1997 and February 28, 1998 consist of the following:

                                                               1997     1998
                                                             -------- --------
   Note payable to the Bank, interest payable monthly at
    prime plus 1% (9.5% at December 31, 1997 and February
    28, 1998); monthly principal payments of $4,482, plus
    interest, through October 30, 1998; outstanding princi-
    pal, plus interest, payable November 30, 1998; collater-
    alized by substantially all of the assets of the Company
    and personal guarantees of the Stockholders; principal
    plus accrued interest due immediately upon event of de-
    fault, which includes the sale or merger of the Company
    (Note 8)................................................ $354,058 $349,575
   Note payable to the Bank, interest payable monthly at
    prime plus 1% (9.5% at December 31, 1997 and February
    28, 1998); principal due January 31, 1998;
    collateralized by substantially all of the assets of the
    Company and personal guarantees of the Stockholders;
    principal plus accrued interest due immediately upon
    event of default, which includes the sale or merger of
    the Company.............................................  100,000        0
   Other....................................................    5,968    2,517
                                                             -------- --------
                                                             $460,026 $352,092
                                                             ======== ========

 Line of Credit

   On November 27, 1996, the Company entered into a line-of-credit agreement with the Bank that provides for borrowings of up to $1,000,000. Borrowings are payable on demand, and interest is

                              CONTROL GROUP, LTD.

payable monthly at prime plus 1%. Outstanding borrowings on the line of credit were $0 and $652,138 as of December 31, 1997 and February 28, 1998, respectively. The line-of-credit agreement expired on April 30, 1998 (Note 8).

 Debt Covenants

   The note payable to the Bank with an outstanding balance at December 31, 1997 and February 28, 1998 of $354,058 and $349,575, respectively, contains certain restrictions which, among other things, require maintenance of certain financial ratios. As of December 31, 1997 and February 28, 1998, the Company was not in compliance with these requirements (Note 8).

5. COMMITMENTS AND CONTINGENCIES

 Operating Leases

   The Company has certain noncancelable operating leases for facilities, equipment, and vehicles. Rental expenses under noncancelable operating leases were approximately $156,433, $333,711, and $55,837 for the years ended December 31, 1996 and 1997 and the two-month period ended February 28, 1998, respectively. At February 28, 1998, future minimum payments under noncancelable operating leases were as follows:

   Period ending December 31:
     1998............................................................ $210,360
     1999............................................................  244,153
     2000............................................................  137,430
     2001............................................................   39,924
     2002............................................................        0
                                                                      --------
                                                                      $631,867
                                                                      ========

 Purchase Commitment

   During 1997, the Company entered into a joint commitment with AUI to purchase $4.1 million in various printing and lettershop services from Masterpiece Consulting Corporation ("Masterpiece"). Masterpiece is owned by two former stockholders of AUI. As of February 28, 1998, the remaining purchase commitment was $3,100,000. Services purchased of approximately $0, $880,000, and $180,000 for the years ended December 31, 1996 and 1997 and the two-month period ended February 28, 1998, respectively, are included in cost of services in the accompanying statement of operations.

6. RETIREMENT PLAN

   The Company maintains a simplified employee pension plan ("SEP Plan") for all eligible employees. Under the SEP Plan, the Company contributes a discretionary amount each year to the individual retirement accounts of all eligible employees. For 1996, 1997, and 1998, the Company has elected to contribute 5% of each eligible employee's compensation to the SEP Plan. The Company's contributions of $60,558, $58,752, and $12,459 are included in selling, general, and administrative expenses for the years ended December 31, 1996 and 1997 and the two-month period ended February 28, 1998, respectively.

                              CONTROL GROUP, LTD.

7. INCOME TAXES

   The income tax benefit for the year ended December 31, 1997 and the two-month period ended February 28, 1998 represents the income tax benefit from current year operating losses.

   The reconciliation of the federal statutory income tax rate to the Company's effective tax rate for the years ended December 31, 1996 and 1997 and the two-month period ended February 28, 1998 for income tax benefit (provision) is as follows:

                                                 1996       1997       1998
                                               --------  ----------  --------
   Benefit at statutory federal rate.......... $ 14,306  $  911,207  $544,861
   State tax benefit, net of federal income
    tax benefit...............................    2,644     168,037   100,690
   Other......................................  (12,233)     12,128         0
   Nondeductible expenses.....................  (20,292)     (7,700)   (2,210)
                                               --------  ----------  --------
     Total.................................... $(15,575) $1,083,672  $643,341
                                               ========  ==========  ========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and February 28, 1998 are as follows:

                                                             1997       1998
                                                          ---------- ----------
   Allowance for doubtful accounts....................... $    6,041 $    6,041
   Contributions.........................................      8,705     10,950
   Deferred revenue......................................    909,994    909,994
   Net operating loss carryforward.......................    162,128    803,224
                                                          ---------- ----------
   Net deferred tax assets............................... $1,086,868 $1,730,209
                                                          ========== ==========

   The net operating loss carryforward of approximately $1,994,000 expires in 2017. The Company's management has determined that it is more likely than not that the Company will be able to fully utilize the deferred tax assets.

8. SUBSEQUENT EVENTS

   On March 6, 1998, the Company entered into an agreement and plan of merger with M2Direct, Inc. ("M2Direct," formerly named MegaMarketing Corporation). Under the agreement, a wholly owned subsidiary of M2Direct was merged with and into the Company, with the Company surviving as a wholly owned subsidiary of M2Direct. The Stockholders received consideration of $250,000 in cash and 2,076,720 shares of M2Direct common stock, payment of $250,000 in cash was deferred until 1999.

   The merger of the Company with M2Direct constituted an event of default under the notes to the Bank. The Bank agreed to forbear from exercising its rights and remedies as a result of the defaults through April 15, 1999, when the notes would be due and payable in full.

   On March 30, 1999, M2Direct entered into a loan agreement (the "Loan Agreement") with First Union National Bank. The terms of the Loan Agreement provide for maximum borrowings of $3,000,000 bearing interest at the prime rate and maturing June 30, 2000. On March 30, 1999, M2Direct repaid all of the Company's notes payable and line of credit amounts with proceeds from borrowings under the Loan Agreement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Genesis Direct, Inc.:

   We have audited the accompanying balance sheets of GENESIS DIRECT, INC. (a Florida corporation) as of December 31, 1997 and February 28, 1998 and the related statements of operations, shareholders' deficit, and cash flows for the years ended December 31, 1996 and 1997 and for the two-month period ended February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genesis Direct, Inc. as of December 31, 1997 and February 28, 1998 and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997 and for the two-month period ended February 28, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia
February 19, 1999

                              GENESIS DIRECT, INC.

                                 BALANCE SHEETS
                    December 31, 1997 and February 28, 1998

                                                              1997      1998
                                                            --------  --------
                          ASSETS
                          ------
CURRENT ASSETS:
  Cash..................................................... $145,333  $ 37,231
  Accounts receivable, net of allowance for doubtful
   accounts of $10,024 in 1997 and 1998....................  243,530   429,172
  Other current assets.....................................  117,396   131,399
                                                            --------  --------
    Total current assets...................................  506,259   597,802
                                                            ========  ========
PROPERTY AND EQUIPMENT:
  Equipment and fixtures...................................  304,994   307,709
  Vehicles.................................................   23,346    23,346
  Leasehold improvements...................................   26,016    26,016
                                                            --------  --------
                                                             354,356   357,071
  Less accumulated depreciation............................  (81,745)  (93,814)
                                                            --------  --------
    Property and equipment, net............................  272,611   263,257
                                                            --------  --------
OTHER ASSETS...............................................   13,105     5,255
                                                            --------  --------
  Total assets............................................. $791,975  $866,314
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' DEFICIT
           -------------------------------------
CURRENT LIABILITIES:
  Accounts payable......................................... $265,809  $367,549
  Accrued liabilities......................................   70,803    85,761
  Customer deposits........................................  217,603   129,986
  Current portion of long-term debt and capital leases.....   58,139   106,185
  Shareholder loans........................................   82,752    83,752
                                                            --------  --------
    Total current liabilities..............................  696,106   773,233
                                                            --------  --------
LONG-TERM DEBT AND CAPITAL LEASES, less current portion....  162,263   160,918
                                                            --------  --------
COMMITMENTS AND CONTINGENCIES (Note 6)
SHAREHOLDERS' DEFICIT:
  Common stock, no par value; 10,000 shares authorized,
   2,000 shares issued and outstanding.....................   21,300    21,300
  Accumulated deficit......................................  (87,694)  (89,137)
                                                            --------  --------
    Total shareholders' deficit............................  (66,394)  (67,837)
                                                            --------  --------
    Total liabilities and shareholders' deficit............ $791,975  $866,314
                                                            ========  ========


      The accompanying notes are an integral part of these balance sheets.

                              GENESIS DIRECT, INC.

                            STATEMENTS OF OPERATIONS
             For the Years Ended December 31, 1996 and 1997 and for
                  the Two-Month Period Ended February 28, 1998

                                                1996        1997       1998
                                             ----------  ----------  --------
NET REVENUES................................ $1,765,317  $3,346,843  $575,156
COSTS OF SALES..............................  1,073,630   1,711,362   330,255
                                             ----------  ----------  --------
    Gross profit............................    691,687   1,635,481   244,901
                                             ----------  ----------  --------
SELLING, GENERAL, AND ADMINISTRATIVE
 EXPENSES...................................    718,231   1,481,065   242,410
                                             ----------  ----------  --------
OPERATING (LOSS) INCOME.....................    (26,544)    154,416     2,491
                                             ----------  ----------  --------
OTHER (EXPENSE) INCOME:
  Interest expense..........................    (17,029)    (40,995)   (3,976)
  Other, net................................     (1,660)         77        42
                                             ----------  ----------  --------
    Total other (expense), net..............    (18,689)    (40,918)   (3,934)
                                             ----------  ----------  --------
NET (LOSS) INCOME........................... $  (45,233) $  113,498  $ (1,443)
                                             ==========  ==========  ========


        The accompanying notes are an integral part of these statements.

                              GENESIS DIRECT, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT
             For the Years Ended December 31, 1996 and 1997 and for
                  the Two-Month Period Ended February 28, 1998

                                           Common Stock
                                          --------------
                                                         Accumulated
                                          Shares Amount    Deficit     Total
                                          ------ ------- ----------- ---------
BALANCE, December 31, 1995............... 1,500  $   300  $ (17,556) $ (17,256)
  Net loss...............................     0        0    (45,233)   (45,233)
  Distributions to shareholders..........     0        0    (39,000)   (39,000)
                                          -----  -------  ---------  ---------
BALANCE, December 31, 1996............... 1,500      300   (101,789)  (101,489)
  Net income.............................     0        0    113,498    113,498
  Distributions to shareholders..........     0        0    (99,403)   (99,403)
  Issuance of common stock...............   500   21,000          0     21,000
                                          -----  -------  ---------  ---------
BALANCE, December 31, 1997............... 2,000   21,300    (87,694)   (66,394)
  Net loss...............................     0        0     (1,443)    (1,443)
                                          -----  -------  ---------  ---------
BALANCE, February 28, 1998............... 2,000  $21,300  $ (89,137) $ (67,837)
                                          =====  =======  =========  =========



        The accompanying notes are an integral part of these statements.

                              GENESIS DIRECT, INC.

                            STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 1996 and 1997 and for
                  the Two-Month Period Ended February 28, 1998

                                                 1996       1997       1998
                                               ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income........................... $ (45,233) $ 113,498  $  (1,443)
Adjustments to reconcile net (loss) income to
 net cash provided (used in) by operating
 activities:
  Depreciation expense........................    19,136     60,744     12,069
  Changes in operating assets and liabilities:
    Accounts receivable.......................    35,133   (140,401)  (185,642)
    Other current assets......................  (179,123)   (83,092)   (14,003)
    Other assets..............................    (8,332)     2,895      7,850
    Accounts payable..........................    96,386    114,363    101,740
    Customer deposits.........................    46,207    171,396    (87,617)
    Other current liabilities.................   102,981     35,128     14,958
                                               ---------  ---------  ---------
      Net cash provided by (used in) operating
       activities.............................    67,155    274,531   (152,088)
                                               =========  =========  =========
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.........  (200,425)  (118,929)    (2,715)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt................   300,628    567,635     55,000
  Proceeds from shareholder loans.............    15,000     60,000          0
  Principal payments on long-term debt........   (93,333)  (592,941)    (8,299)
  Principal payments on shareholder loans.....         0    (26,248)         0
  Distributions to shareholders...............   (39,000)   (99,403)         0
  Issuance of common stock....................         0     21,000          0
                                               ---------  ---------  ---------
      Net cash provided by (used in) financing
       activities.............................   183,295    (69,957)    46,701
                                               ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH...............    50,025     85,645   (108,102)
CASH AT BEGINNING OF PERIOD...................     9,663     59,688    145,333
                                               ---------  ---------  ---------
CASH AT END OF PERIOD......................... $  59,688  $ 145,333  $  37,231
                                               =========  =========  =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid for interest...................... $  17,029  $  38,969  $   4,000
                                               =========  =========  =========


        The accompanying notes are an integral part of these statements.

                              GENESIS DIRECT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                December 31, 1996 and 1997 and February 28, 1998

1. DESCRIPTION OF BUSINESS

   Genesis Direct, Inc. (the "Company") is a single-source, direct-mail service bureau that provides data processing, creative printing, laser imaging, and mail processing services to clients in the insurance, health care, publishing, retail, banking, and not-for-profit industries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment

   Property and equipment are stated at cost. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income. Expenditures for repairs and maintenance not considered to substantially lengthen asset lives are expensed as incurred.

   For financial reporting purposes, the Company utilizes the straight-line method of depreciation over the following estimated useful lives of the assets:

     Equipment and fixtures............................... Five to seven years
     Vehicles............................................. Five years
     Leasehold improvements............................... Two years

  Customer Deposits

   Customer deposits consist of payments made in advance by customers for postage associated with production orders. The liability is relieved as orders are completed and postage is used.

  Income Taxes

   The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation and is therefore not liable for federal or state income taxes. Shareholders are taxed individually on their share of the Company's earnings. The Company's net income or loss is allocated among the shareholders in accordance with the corporate charter.

  Long-Lived Assets

   The Company continually reevaluates the propriety of the carrying amounts of long-lived assets as well as the related depreciation or amortization periods to determine whether current events and circumstances warrant adjustments to the carrying values and/or estimates of useful lives. This evaluation is based on the Company's projection of the undiscounted cash flow before depreciation,

                              GENESIS DIRECT, INC.

amortization, and interest over the useful remaining lives of the related long-lived assets. To the extent such projections indicate that the undiscounted cash flow is not expected to be adequate to recover the carrying amounts of long-lived assets, such carrying amounts are written down by charges to expense in amounts equal to the excess of the carrying amount of long-lived assets over the related fair value of the assets.

  Revenue Recognition

   Revenues are recognized upon completion of the production process and the shipment of mailers.

  Financial Instruments

   The Company's carrying value of financial instruments (cash, accounts receivable, accounts payable, and other financial instruments) approximates fair value principally because of the short-term maturities of these instruments. The fair value of the Company's debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company's fair value of debt was not significantly different than the stated value at December 31, 1997 and February 28, 1998.

  Concentration of Risk

   During 1996, the Company's three largest customers accounted for 24%, 13%, and 7%, respectively, of total net revenues. During 1997, the Company's three largest customers accounted for 21%, 21%, and 13%, respectively, of total net revenues. During 1998, the Company's three largest customers accounted for 21%, 12%, and 10%, respectively, of total net revenues. The loss of any one of these customers may have a material effect on the Company's financial position or results of operations.

3. LONG-TERM DEBT AND CAPITAL LEASES

   Long-term debt and capital leases consisted of the following at December 31, 1997 and February 28, 1998:

                                                               1997      1998
                                                             --------  --------
     Revolving credit facility.............................. $ 10,000  $ 65,000
     Revenue equipment obligations..........................  180,701   173,308
     Capital leases.........................................   29,701    28,795
                                                             --------  --------
                                                              220,402   267,103
     Less current portion...................................  (58,139) (106,185)
                                                             --------  --------
                                                             $162,263  $160,918
                                                             ========  ========

   The Company has a $85,000 revolving credit facility with a bank. Amounts outstanding under the credit facility bear interest at the prime rate plus 1.75% (10.25% at February 28, 1998). The credit facility is due March 1999 and is collateralized by accounts receivable, inventory, and certain equipment.

                              GENESIS DIRECT, INC.

   The revenue equipment obligations represent amounts payable to various financial institutions, repayable in equal monthly installments. The obligations bear interest at annual rates ranging from 9.25% to 9.66% and mature at various dates ranging from May 2001 to September 2002. The obligations are collateralized by certain equipment.

   A portion of the Company's equipment was acquired under the terms of capital leases. The leases provide for equal monthly installments for periods of five years. The Company is also responsible for maintenance, taxes, and other related expenses under these leases. The cost of equipment under capital leases included in the accompanying balance sheets totaled $38,623 at December 31, 1997, and February 28, 1998, respectively. The related accumulated depreciation at December 31, 1997 and February 28, 1998 was $9,012 and $10,299,
respectively. Minimum future obligations of capital leases in effect at February 28, 1998 were as follows:

   1998................................................................ $ 9,417
   1999................................................................  11,300
   2000................................................................  11,300
   2001................................................................   8,475
                                                                        -------
       Total minimum lease payments....................................  40,492
   Less amount representing interest................................... (11,697)
                                                                        -------
   Present value of net minimum lease payments.........................  28,795
   Less current portion................................................  (5,008)
                                                                        -------
   Long-term obligations under capital leases.......................... $23,787
                                                                        =======

   At February 28, 1998, maturities of long-term debt and capital leases were $106,185 in 1998, $53,758 in 1999, $59,908 in 2000, $39,074 in 2001, and $8,178
in 2002 and thereafter.

4. SHAREHOLDER LOANS

   During 1997, the Company entered into an asset purchase agreement with a shareholder to purchase computer equipment from the shareholder. As consideration for the purchase of the assets, the Company issued a noninterest-bearing promissory note to the shareholder, payable in monthly installments of $1,000 and maturing April 2002. The balance payable on the note at December 31, 1997 and February 28, 1998 was $44,755. The note was repaid on April 1, 1998.

   The Company has three promissory notes payable to a shareholder. The notes are payable in monthly installments ranging from $200 to $300, mature at various dates from November 2000 to February 2001, and bear interest at a rate of 7.5%. The aggregate amount payable on the three notes was $38,997 at December 31, 1997 and February 28, 1998. The notes were repaid on April 1, 1998.

5. SHAREHOLDERS' DEFICIT

   In April 1997, the Company issued 500 shares of its common stock to an employee of the Company. In connection with this issuance, the Company recorded $21,000 in compensation expense based on the estimated fair value of the Company's common stock.

                              GENESIS DIRECT, INC.

6. COMMITMENTS AND CONTINGENCIES

   The Company leases certain equipment and office and plant space under noncancelable operating lease agreements. The leases have varying terms that expire at various dates through January 2002. Future minimum annual rental obligations under noncancelable operating leases as of February 28, 1998 are as follows:

     1998.............................................................. $153,616
     1999..............................................................  138,850
     2000..............................................................   53,348
     2001..............................................................   49,071
     2002..............................................................    4,089
                                                                        --------
                                                                        $398,974
                                                                        ========

   Rent expense for the years ended December 31, 1996 and 1997 and the two months ended February 28, 1998 was $82,979, $223,793, and $37,724, respectively.

7. RETIREMENT PLAN

   The Company sponsors a defined contribution retirement plan which covers all employees meeting age and years of service requirements provided in the plan. The plan allows participants to contribute up to 15% of their pretax earnings. The Company makes matching contributions equal to 50% of each participant's contributions up to 5% of his/her salary. The Company's contributions to the plan were approximately $0, $10,000, and $3,000 in 1996, 1997, and 1998,
respectively.

8. SUBSEQUENT EVENT

   On March 6, 1998, the Company entered into an agreement and plan of merger with M2Direct, Inc. ("M2Direct," formerly named MegaMarketing Corporation). Under the agreement, the Company was merged with and into a wholly owned subsidiary of M2Direct, with the subsidiary surviving as a wholly owned subsidiary of M2Direct. The shareholders received consideration of $1,950,000 and 946,080 shares of M2Direct common stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Aberdeen Marketing Group:

   We have audited the accompanying combined balance sheet of THE ABERDEEN MARKETING GROUP as of December 31, 1997 and the related combined statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Aberdeen Marketing Group as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia
March 15, 1999

                          THE ABERDEEN MARKETING GROUP

                             COMBINED BALANCE SHEET
                               December 31, 1997

                              ASSETS
                              ------
CURRENT ASSETS:
  Cash and cash equivalents........................................ $   62,138
  Accounts receivable, less allowance for doubtful accounts of
   $107,111........................................................    463,772
  Prepaid expenses and other current assets........................     31,700
                                                                    ----------
    Total current assets...........................................    557,610
PROPERTY AND EQUIPMENT, net........................................    571,474
OTHER ASSETS.......................................................      9,599
                                                                    ----------
    Total assets................................................... $1,138,683
                                                                    ==========

               LIABILITIES AND STOCKHOLDERS' DEFICIT
               -------------------------------------
CURRENT LIABILITIES:
  Accounts payable................................................. $  445,521
  Borrowings under line of credit..................................    275,000
  Customer advances for postage....................................    192,305
  Current portion of long-term debt................................    107,557
  Other............................................................     43,171
                                                                    ----------
    Total current liabilities......................................  1,063,554
                                                                    ----------
LONG-TERM DEBT.....................................................    100,902
                                                                    ----------
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS' DEFICIT:
  Common stock, Aberdeen Marketing, Inc., $1 par value; 500,000
   shares authorized, 256 shares issued and outstanding............        256
  Common stock, ProMail, Inc., no par value; 100,000 shares
   authorized, 1,000 shares issued and outstanding.................    421,642
  Common stock, GlobalTel, Inc., no par value; 100,000 shares
   authorized, 1,000 shares issued and outstanding.................     97,043
  Accumulated deficit..............................................   (544,714)
                                                                    ----------
    Total shareholders' deficit....................................    (25,773)
                                                                    ----------
    Total liabilities and shareholders' deficit.................... $1,138,683
                                                                    ==========

  The accompanying notes are an integral part of this combined balance sheet.

                          THE ABERDEEN MARKETING GROUP

                        COMBINED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1997

NET REVENUES....................................................... $5,293,719
COSTS OF SALES.....................................................  4,271,587
                                                                    ----------
  Gross profit.....................................................  1,022,132
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.......................  1,286,916
                                                                    ----------
OPERATING LOSS.....................................................   (264,784)
OTHER INCOME (EXPENSE):
  Other income.....................................................     47,895
  Interest expense.................................................    (51,384)
                                                                    ----------
    Net loss....................................................... $ (268,273)
                                                                    ==========



    The accompanying notes are an integral part of this combined statement.

                          THE ABERDEEN MARKETING GROUP

                  COMBINED STATEMENT OF SHAREHOLDERS' DEFICIT
                      For the Year Ended December 31, 1997

                                          Common Stock
                        ---------------------------------------------------------
                           Aberdeen
                        Marketing, Inc.       ProMail, Inc.     GlobalTel, Inc.    Additional
                        ------------------   -----------------  -----------------   Paid-In    Accumulated Treasury
                        Shares    Amount     Shares   Amount    Shares    Amount    Capital      Deficit     Stock      Total
                        -------   ------     ------  ---------  -------  --------  ----------  ----------- ---------  ---------
BALANCE,
 December 31, 1996....       800     $ 800    2,000  $ 552,183    2,000   $98,043  $   1,408    $(390,284) $(369,650) $(107,500)
 Issuance of
  common stock........        56        56        0          0        0         0     99,944            0          0    100,000
 Retirement of
  treasury stock......      (600)     (600)  (1,000)  (130,541)  (1,000)   (1,000)  (101,352)    (136,157)   369,650          0
 Forgiveness of note
  due to related party
  (Note 5)............         0         0        0          0        0         0          0      250,000          0    250,000
 Net loss.............         0         0        0          0        0         0          0     (268,273)         0   (268,273)
                            ----     -----   ------  ---------  -------  --------  ---------    ---------  ---------  ---------
BALANCE,
 December 31, 1997....       256     $ 256    1,000  $ 421,642    1,000   $97,043  $       0    $(544,714) $       0  $ (25,773)
                            ====     =====   ======  =========  =======  ========  =========    =========  =========  =========




    The accompanying notes are an integral part of this combined statement.

                          THE ABERDEEN MARKETING GROUP

                        COMBINED STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................... $(268,273)
  Adjustments to reconcile net loss to net cash provided by
   operating activities:
    Depreciation and amortization...................................   149,053
    Changes in operating assets and liabilities:
      Accounts receivable...........................................   291,873
      Prepaid expenses and other current assets.....................   (25,254)
      Deposit.......................................................     1,877
      Accounts payable..............................................     1,908
      Customer deposits.............................................    30,834
      Accrued liabilities...........................................   (69,062)
                                                                     ---------
        Net cash provided by operating activities...................   112,956
                                                                     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............................  (117,234)
  Software development costs........................................  (188,138)
                                                                     ---------
        Net cash used in investing activities.......................  (305,372)
                                                                     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under line of credit...............................    59,095
  Proceeds from issuance of notes payable...........................   249,348
  Principal payments on notes payable...............................  (215,714)
  Proceeds from issuance of common stock............................   100,000
                                                                     ---------
        Net cash provided by financing activities...................   192,729
                                                                     ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...........................       313
CASH AND CASH EQUIVALENTS, beginning of year........................    61,825
                                                                     ---------
CASH AND CASH EQUIVALENTS, end of year.............................. $  62,138
                                                                     ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION :
  Cash paid for interest............................................ $  58,063
                                                                     =========

    The accompanying notes are an integral part of this combined statement.

                          THE ABERDEEN MARKETING GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               December 31, 1997

1. DESCRIPTION OF BUSINESS

   Aberdeen Marketing, Inc. ("Aberdeen"), ProMail, Inc. ("ProMail"), and GlobalTel, Inc. ("GlobalTel") (collectively referred to as "The Aberdeen Marketing Group" or the "Group") provide specialized marketing programs to businesses in various industries, primarily located in the metropolitan Atlanta, Georgia, area. These programs include the creation and production of "turn-key" marketing campaigns, teleservices, mailings, fulfillment, and other services related to the marketing of products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

   The combined financial statements include the accounts of Aberdeen, ProMail, and GlobalTel which are under common majority ownership. All significant intercompany accounts and transactions have been eliminated in the combination.

 Use of Estimates

   The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Group considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash is held in demand accounts at financial institutions and cash balances may exceed the federally insured amounts.

 Property and Equipment

   Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

     Computer equipment..................................... Five years
     Office furniture....................................... Seven years
     Machinery and equipment................................ Five to seven years
     Software and software development...................... Three to five years

   Leasehold improvements are amortized over the lesser of the remaining lease terms or the useful lives of the improvements using the straight-line method.

 Software Development Costs

   In March 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") No. 981, "Accounting for the Costs of Computer Software Developed or Obtained for

                         THE ABERDEEN MARKETING GROUP

Internal Use." SOP No. 981 requires that certain costs attributable to computer software developed or obtained for internal use be capitalized and amortized on a straightline basis over the software's useful life. The Group retroactively adopted SOP No. 981 effective January 1, 1997. During 1997, $188,138 in software development costs were capitalized and are reflected in the accompanying combined balance sheet as property and equipment (Note 2). Amortization is computed using the straight-line method over the five-year estimated useful life of the software. Amortization expense for 1997 was $37,628.

 Recognition of Revenue

   Revenue from marketing services is recognized when the services have been completed and accepted by the customer. Revenue from mailing and fulfillment services and teleservices is recognized as the services are provided.

 Accounts Receivable

   The Group provides an allowance for doubtful accounts for the estimated losses that will be incurred in collection of receivables. A summary of changes in the allowance for doubtful accounts is as follows:

     Balance, December 31, 1996....................................... $ 80,000
     Provision........................................................   29,461
     Write-offs.......................................................   (2,350)
                                                                       --------
     Balance, December 31, 1997....................................... $107,111
                                                                       ========

 Income Taxes

   Aberdeen, ProMail, and GlobalTel have each elected under the Internal Revenue Code to be taxed as S corporations. Accordingly, no provision or benefit for federal and state income taxes is necessary since income, losses, and tax credits are reported on the shareholders' individual income tax returns.

 Concentration of Risk

   During 1997, the Group's largest customer accounted for 19% of total net revenues. The loss of this customer may have a material adverse effect on the Group's financial position or results of operations.

3. PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following at December 31, 1997:

     Computer equipment.............................................. $ 413,278
     Office furniture................................................   104,928
     Machinery and equipment.........................................    90,497
     Software and software development...............................   227,690
     Leasehold improvements..........................................    36,285
                                                                      ---------
                                                                        872,678
     Less accumulated depreciation and amortization..................  (301,204)
                                                                      ---------
                                                                      $ 571,474
                                                                      =========

   Depreciation and amortization expense for the year ended December 31, 1997 was $149,053.

                          THE ABERDEEN MARKETING GROUP

4. LONG-TERM DEBT

   Long-term debt at December 31, 1997, consisted of the following:

   Note payable to a financial institution; interest at 8.9%, payable in monthly principal and interest installments of
    $4,898; secured by Aberdeen's accounts receivable and equipment and the personal guarantee of one of the shareholders of
    Aberdeen; matures April 2000................................... $123,123
   Note payable to a financial institution; interest at 9.08%, payable in monthly principal and interest installments of
    $3,182; secured by Aberdeen's accounts receivable and equipment and the personal guarantee of one of the shareholders of
    Aberdeen; matures October 1999.................................   61,576
   Note payable to a shareholder of Aberdeen; interest at 8.65%, payable in monthly principal and interest installments of
    $2,798; matures September 1998.................................   23,760
                                                                    --------
                                                                     208,459
   Less current portion............................................ (107,557)
                                                                    --------
                                                                    $100,902
                                                                    ========

   The note payable with $61,576 outstanding as of December 31, 1997, requires Aberdeen to adhere to certain financial covenants, with which Aberdeen was not in compliance at December 31, 1997. Aberdeen has obtained a waiver from the financial institution regarding such noncompliance.

   At December 31, 1997, aggregate maturities of long-term debt are as follows:

     1998.............................................................. $107,557
     1999..............................................................   82,034
     2000..............................................................   18,868
                                                                        --------
                                                                        $208,459
                                                                        ========

 Line of Credit

   During 1997, Aberdeen renewed a $350,000 line-of-credit agreement through June 1998 with a financial institution to provide working capital. Borrowings outstanding under the line of credit totaled $275,000 at December 31, 1997. Outstanding borrowings under the line of credit bear interest at prime plus 1% (totaling 9.5% at December 31, 1997) and are limited to 75% of Aberdeen's prior month's outstanding qualified accounts receivable (as defined) and are secured by Aberdeen's accounts receivable and equipment, the unconditional guarantee of a shareholder of Aberdeen and the limited guarantee of a second shareholder of Aberdeen. At December 31, 1997, $75,000 was available for borrowing under this agreement. The line of credit agreement requires Aberdeen to adhere to certain covenants and contains cross default provisions with respect to note payable agreements with the same financial institution. At December 31, 1997, Aberdeen was not in compliance with reporting covenants under both the line of credit and the note payable agreements and was not in compliance with certain financial covenants under one of the note payable agreements. Aberdeen has obtained a waiver from the lender regarding such noncompliance.

                          THE ABERDEEN MARKETING GROUP

5. SHAREHOLDERS' DEFICIT

   During 1996, Aberdeen, ProMail, and GlobalTel each purchased a former shareholder's ownership interest in each of the companies. In connection with this purchase, each of the individual entities of the Group issued notes payable to the former shareholder totaling $250,000. During 1997, the Group filed an action against the former shareholder alleging a breach in the noncompete agreement entered into as part of the stock purchase. The action went to arbitration and in January 1998 the arbitrator ruled in favor of the Group. Under the arbitrator's ruling, the Group's notes payable to the former shareholder have been extinguished, each of the individual entities of the Group will retain ownership in the former shareholder's shares of stock and the Group has no future obligations to the former stockholder. The forgiveness of the $250,000 note payable has been recorded as a capital contribution in the accompanying statement of shareholders' deficit.

   Effective December 31, 1997, each of the individual entities of the Group retired all shares of common stock held by the respective entities as treasury stock.

6. RETIREMENT PLAN

   Aberdeen has established an employee retirement plan under Section 401(k) of the Internal Revenue Code of 1986. Eligible employees (as defined) may elect to defer from 2% to 15% of compensation each year up to a maximum of $7,000 as employee contributions to the plan. Employer matching contributions may be made in a percentage determined by the employer each year. Employee contributions are 100% vested. Employer matching contributions are vested over a period of six years. No employer matching contributions were made in 1997.

7. COMMITMENTS AND CONTINGENCIES

   From time to time, the Group is involved in various proceedings and litigation arising in the ordinary course of business. While any proceeding or litigation has an element of uncertainty, the Group believes the outcome of any lawsuit or claim that is pending or threatened, or all of them combined, will not have a material adverse effect on its combined financial position or results of operations.

   The Group leases certain office and warehouse facilities and equipment under noncancelable agreements accounted for as operating leases. These operating lease terms expire from January 31, 1998 through February 28, 2003. Future minimum lease payments at December 31, 1997, were as follows:

     1998.............................................................. $188,180
     1999..............................................................   98,492
     2000..............................................................   61,202
     2001..............................................................   26,304
     2002..............................................................   26,304
     Thereafter........................................................    4,384
                                                                        --------
                                                                        $404,866
                                                                        ========

   Total rent expense incurred under all operating leases was approximately $270,000 in 1997.

                          THE ABERDEEN MARKETING GROUP

8. SUBSEQUENT EVENT

   On June 19, 1998, the Group entered into an asset purchase agreement with M2Direct, Inc. ("M2Direct," formerly named MegaMarketing Corporation). Under this agreement, a wholly owned subsidiary of M2Direct acquired substantially all of the assets of the Group for a maximum of 719,425 shares. Per the terms of the asset purchase agreement, the ultimate number of shares may be reduced based upon adjusted EBITDA, as defined. The Group's shareholders received 239,808 shares of M2Direct common stock as the target results were not achieved.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UST, Inc.:

   We have audited the accompanying balance sheets of UST, INC. (a Georgia corporation) as of December 31, 1997 and 1998 and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UST, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia
March 30, 1999

                                   UST, INC.

                                 BALANCE SHEETS
                           December 31, 1997 and 1998

                                                           1997        1998
                                                        ----------  ----------
                        ASSETS
                        ------
CURRENT ASSETS:
  Cash................................................. $   32,957  $   25,922
  Accounts receivable, net of allowance for doubtful
   accounts of $33,313 and $50,000 at December 31, 1997
   and 1998, respectively..............................    632,942     977,382
  Receivable from shareholder..........................     41,785           0
  Prepaid expenses.....................................      1,271      82,139
                                                        ----------  ----------
    Total current assets...............................    708,955   1,085,443
                                                        ----------  ----------
PROPERTY AND EQUIPMENT:
  Equipment............................................    386,980     692,417
  Furniture and fixtures...............................     82,172     130,036
  Leasehold improvements...............................     14,820      44,569
                                                        ----------  ----------
                                                           483,972     867,022
  Less accumulated depreciation........................   (189,694)   (309,119)
                                                        ----------  ----------
                                                           294,278     557,903
                                                        ----------  ----------
OTHER ASSETS...........................................          0      15,729
                                                        ----------  ----------
    Total assets....................................... $1,003,233  $1,659,075
                                                        ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Current maturities of long-term debt................. $   32,609  $   67,556
  Bank line of credit..................................    370,000     473,500
  Accounts payable.....................................     73,763     313,960
  Accrued liabilities..................................    101,285           0
  Accrued payroll taxes................................     34,299      25,258
  Deferred revenue.....................................     27,535     558,945
                                                        ----------  ----------
    Total current liabilities..........................    639,491   1,439,219
                                                        ----------  ----------
LONG-TERM DEBT, less current maturities (Note 3).......     75,551      74,797
                                                        ----------  ----------
COMMITMENTS AND CONTINGENCIES (Note 6)
SHAREHOLDERS' EQUITY:
  Common stock, authorized 1,000,000 shares of no par
   value Class A (voting) stock and 1,000,000 Class B
   (nonvoting) stock; 100,000 shares Class A stock
   issued and outstanding in 1997 and 1998.............     26,400      26,400
  Retained earnings....................................    261,791     118,659
                                                        ----------  ----------
    Total shareholders' equity.........................    288,191     145,059
                                                        ----------  ----------
    Total liabilities and shareholders' equity......... $1,003,233  $1,659,075
                                                        ==========  ==========

       The accompanying notes are an integral part of these balance sheets.

                                   UST, INC.

                            STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 1997 and 1998

                                                            1997        1998
                                                         ----------  ----------
NET REVENUES............................................ $4,219,676  $5,707,394
COSTS OF SALES..........................................  1,469,055   2,241,235
                                                         ----------  ----------
    Gross profit........................................  2,750,621   3,466,159
SELLING, GENERAL AND ADMINISTRATIVE.....................  2,614,417   3,160,543
                                                         ----------  ----------
OPERATING INCOME........................................    136,204     305,616
                                                         ----------  ----------
OTHER (EXPENSE) INCOME:
  Interest expense......................................    (26,171)    (29,977)
  Gain on disposal of fixed assets......................        100           0
                                                         ----------  ----------
    Total other (expense)...............................    (26,071)    (29,977)
                                                         ----------  ----------
NET INCOME.............................................. $  110,133  $  275,639
                                                         ==========  ==========


        The accompanying notes are an integral part of these statements.

                                   UST, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                 For the Years Ended December 31, 1997 and 1998

                                            Common Stock
                                           --------------- Retained
                                           Shares  Amount  Earnings     Total
                                           ------- ------- ---------  ---------
BALANCE, December 31, 1996................ 100,000 $26,400 $ 151,658  $ 178,058
  Net income for the year.................       0       0   110,133    110,133
                                           ------- ------- ---------  ---------
BALANCE, December 31, 1997................ 100,000  26,400   261,791    288,191
  Shareholder distributions...............       0       0  (418,771)  (418,771)
  Net income for the year.................       0       0   275,639    275,639
                                           ------- ------- ---------  ---------
BALANCE, December 31, 1998................ 100,000 $26,400 $ 118,659  $ 145,059
                                           ======= ======= =========  =========



        The accompanying notes are an integral part of these statements.

                                   UST, INC.

                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 1997 and 1998

                                                            1997       1998
                                                          ---------  ---------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
  Net income............................................. $ 110,133  $ 275,639
                                                          ---------  ---------
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation.........................................    47,214    119,426
    Gain on disposal of fixed assets.....................      (100)         0
    Changes in operating assets and liabilities:
      Accounts receivable................................    93,859   (302,655)
      Prepaid expenses...................................    (1,271)   (80,868)
      Other assets.......................................     7,356    (15,729)
      Accounts payable...................................  (142,246)   240,197
      Accrued liabilities................................   (79,678)  (110,326)
      Deferred revenue...................................   (27,465)   531,410
                                                          ---------  ---------
        Total adjustments................................   102,331    381,455
                                                          ---------  ---------
        Net cash provided by operating activities........     7,802    657,094
                                                          ---------  ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchase of fixed assets...............................  (239,498)  (383,050)
  Proceeds from sale of fixed assets.....................    30,219          0
                                                          ---------  ---------
        Net cash used in investing activities............  (209,279)  (383,050)
                                                          ---------  ---------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Proceeds from bank line of credit......................   520,000    848,500
  Principal payments on bank line of credit..............  (400,000)  (745,000)
  Proceeds from issuance of long-term debt...............   115,670     80,000
  Principal payments on long-term debt...................   (23,836)   (45,808)
  Distributions to shareholders..........................         0   (418,771)
                                                          ---------  ---------
        Net cash provided by (used in) financing
         activities......................................   211,834   (281,079)
                                                          ---------  ---------
NET INCREASE IN (DECREASE IN) CASH.......................    10,357     (7,035)
CASH AT BEGINNING OF YEAR................................    22,600     32,957
                                                          ---------  ---------
CASH AT END OF YEAR...................................... $  32,957  $  25,922
                                                          =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest................................. $  23,370  $  29,977
                                                          =========  =========

         The accompanying notes are integral part of these statements.

                                   UST, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998

1. DESCRIPTION OF BUSINESS

   UST, Inc. (the "Company"), located in Norcross, Georgia, provides business-to-business teleservices and sales and marketing consulting services for technology companies nationwide. The majority of the Company's clients are Fortune 500 companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Property and Equipment

   Property and equipment are stated at cost. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income. Expenditures for repairs and maintenance not considered to substantially lengthen asset lives are expensed as incurred.

   For financial reporting purposes, the Company utilizes the straight-line method of depreciation over the following useful lives of the assets:

      Furniture and fixtures....................................  3 to 7 years
      Equipment................................................. 5 to 10 years

   Leasehold improvements are depreciated over the shorter of the useful lives of the assets or the lease term.

 Income Taxes

   The Company, with the consent of its shareholders, has elected, under the Internal Revenue Code, to be taxed as an S corporation. As a result of the S corporation election, the Company does not incur income tax liabilities or receive tax benefits from its income, loss, or credits (except in special situations) but rather passes through the income, loss, or credits to be reported on the individual income tax returns of the Company's shareholders.

 Revenue Recognition and Deferred Revenue

   Revenues are recognized as services are performed. Deferred revenue represents amounts billed to customers before the services have been completed.

                                   UST, INC.

 Financial Instruments

   The Company's carrying value of financial instruments (cash, accounts receivable, accounts payable, and other financial instruments) approximates fair value principally because of the short-term maturities of these instruments. The fair value of the Company's debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company's fair value of debt was not significantly different than the stated value at December 31, 1997 and 1998.

 Concentrations of Risk

   For the year ended December 31, 1998 the Company's two largest customers accounted for 30% and 13%, respectively, of net revenues. During 1997, the Company's two largest customers accounted for 29% and 12%, respectively, of net revenues. The loss of either one of these customers may have a material adverse effect on the Company's financial position or results of operations.

3. LONG-TERM DEBT

   Long-term debt as of December 31, 1997 and 1998 consists of the following:

                                                              1997      1998
                                                            --------  --------
Note payable to bank, collateralized by transportation
 equipment, payable in monthly installments of $1,235,
 including interest at 8.83%, due December 2000...........  $ 38,796  $ 27,312
Note payable to bank, collateralized by equipment, payable
 in monthly installments of $650, including interest at
 10%, due April 2001......................................    22,232    16,959
Note payable to bank, collateralized by transportation
 equipment, payable in monthly installments of $943,
 including interest at 7.9%, due September 2000...........    28,605    18,420
Note payable to bank, collateralized by equipment, payable
 in monthly installments of $2,563, including interest at
 9.5%, due May 2001.......................................         0    65,970
Note payable to bank, collateralized by transportation
 equipment, payable in monthly installments of $526,
 including interest at 8.95%, due May 2001................    18,527    13,692
                                                            --------  --------
                                                             108,160   142,353
Less current maturities...................................   (32,609)  (67,556)
                                                            --------  --------
                                                            $ 75,551  $ 74,797
                                                            ========  ========

   The following are maturities of long-term debt for each of the five years subsequent to December 31, 1998:

      1999............................................................. $ 67,556
      2000.............................................................   65,193
      2001.............................................................    9,604
      2002.............................................................        0
      2003.............................................................        0
                                                                        --------
                                                                        $142,353
                                                                        ========

 Line of Credit

   The outstanding balance of the 9.5% bank line of credit was $370,000 and $473,500 at December 31, 1997 and 1998, respectively. The note is collateralized by accounts receivable.

                                   UST, INC.

4. RELATED PARTY TRANSACTION

   The Company had a receivable outstanding in the amount of $41,785 and $0 from a shareholder at December 31, 1997 and 1998, respectively.

5. SHAREHOLDERS' EQUITY

   On January 9, 1998, the Board of Directors declared a stock split on the Company's Class "A" common stock. The stock split was effected in the form of a stock dividend of 250 shares of common stock issued for each share of common stock held by shareholder of record on January 9, 1998. The effect of the stock split has been retroactively reflected in the statements of shareholders' equity as of December 31, 1996.

6. COMMITMENTS AND CONTINGENCIES

   The Company has certain noncancelable operating leases for equipment and office space. Rental expenses under noncancelable operating leases was $185,737 and $268,580 for the years ended December 1997 and 1998. Future minimum lease payments as of December 31, 1998 were as follows:

      Fiscal year ending:
        1999........................................................... $260,509
        2000...........................................................  143,614
        2001...........................................................   87,504
        2002...........................................................   87,504
        2003...........................................................   87,504
        Thereafter.....................................................        0
                                                                        --------
                                                                        $666,635
                                                                        ========

7. RETIREMENT PLAN

   Employees are eligible to participate in the Company's 401(k) profit sharing retirement plan after completing one year of service. Eligible employees have the option to contribute up to 15% of their gross compensation, not to exceed the legal maximum contribution. The Company matches 25% of employee contributions, up to 6% of gross compensation. The Company contributed $16,572 and $9,089 to the retirement plan for the years ended December 31, 1997 and 1998, respectively.

8. SUBSEQUENT EVENT

   On February 3, 1999, the Company entered into an agreement and plan of merger with M2Direct, Inc. ("M2Direct," formerly named MegaMarketing Corporation). Under the agreement, a wholly owned subsidiary of M2Direct was merged with and into the Company, with the Company surviving as a wholly owned subsidiary of M2Direct. The shareholders received consideration of $3,875,000 in cash and 149,880 shares of M2Direct common stock, of which 119,904 shares have been placed in escrow to be delivered if specified 1999 adjusted EBITDA targets are achieved.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 1998 gives effect to the acquisition of UST as if the purchase had occurred on that date. The unaudited pro forma condensed consolidated statement of operations gives effect to the acquisitions of Control Group, Genesis Direct, Aberdeen Marketing and UST as if they had occurred on January 1, 1998. Because we accounted for the acquisition of DeskGate as a pooling of interests, DeskGate's historical financial results are combined with M2Direct's. The related pro forma adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma financial statements do not purport to represent what our results of operations or financial condition would actually have been had our acquisitions in fact occurred on the assumed dates. Nor do they purport to project our results of operations or financial condition for any future period or date. It is important that you read this pro forma financial statement along with our historical financial statements and those of Control Group, Genesis Direct, Aberdeen Marketing and UST included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   We have accounted for our acquisitions of Control Group, Genesis Direct, Aberdeen Marketing and UST under the purchase method of accounting. The total purchase price for such acquisitions has been allocated to the tangible and identifiable intangible assets and liabilities of the acquired businesses based on our preliminary estimates of their fair value with the remainder allocated to goodwill. The allocation of purchase price for such acquisitions is subject to revision when we obtain additional information concerning asset and liability valuations.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              M2Direct                              M2Direct
                             Historical      UST      Pro Forma    Pro Forma
                            Consolidated  Historical Adjustments  Consolidated
                            ------------  ---------- -----------  ------------
CURRENT ASSETS:
  Cash and cash
   equivalents............. $    619,009  $   25,922 $(3,875,000) $  1,119,931
                                                       4,350,000
  Accounts receivable,
   net.....................    5,860,419     977,382           0     6,837,801
  Deferred tax assets......       16,991           0           0        16,991
  Prepaid expenses and
   other current assets....      949,980      82,139           0     1,032,119
                            ------------  ---------- -----------  ------------
    Total current assets...    7,446,399   1,085,443     475,000     9,006,842
PROPERTY AND EQUIPMENT,
 net.......................    1,295,615     557,903           0     1,853,518
OTHER ASSETS...............      376,152      15,729     100,000       491,881
GOODWILL AND OTHER
 INTANGIBLES, net..........   11,450,024           0   3,904,941    15,354,965
                            ------------  ---------- -----------  ------------
    TOTAL ASSETS........... $ 20,568,190  $1,659,075 $ 4,479,941  $ 26,707,206
                            ============  ========== ===========  ============
CURRENT LIABILITIES:
  Accounts payable......... $  4,201,661  $  313,960 $         0  $  4,515,621
  Accrued expenses and
   other current
   liabilities.............    4,695,038     584,203           0     5,279,241
  Current position of long-
   term debt...............      942,212     541,056           0     1,483,268
                            ------------  ---------- -----------  ------------
    Total current
     liabilities...........    9,838,911   1,439,219           0    11,278,130
                            ------------  ---------- -----------  ------------
LONG-TERM DEBT, less
 current portion...........    3,235,948      74,797   3,975,000     7,285,745
                            ------------  ---------- -----------  ------------
WARRANT WITH REDEMPTION
 FEATURE...................    2,423,451           0     500,000     2,923,451
                            ------------  ---------- -----------  ------------
SHAREHOLDERS' EQUITY:
  Preferred stock..........    2,353,899           0           0     2,353,899
  Common stock.............   12,890,874      26,400     125,000    13,015,874
                                                         (26,400)
  Warrants outstanding.....      501,445           0      25,000       526,445
  Accumulated earnings
   (deficit)...............  (10,676,338)    118,659    (118,659)  (10,676,338)
                            ------------  ---------- -----------  ------------
    Total shareholders'
     equity................    5,069,880     145,059       4,941     5,219,880
                            ------------  ---------- -----------  ------------
    TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY.. $ 20,568,190  $1,659,075 $ 4,479,941  $ 26,707,206
                            ============  ========== ===========  ============

   The pro forma condensed consolidated balance sheet reflects the acquisition of UST as if it had occurred on December 31, 1998 as follows (the UST acquisition occurred in February 1999; actual amounts will differ from amounts estimated below):

     (a) The acquisition will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The purchase price is being allocated first to the tangible and identifiable intangible assets and liabilities of UST based upon preliminary estimates of their fair market values, with the remainder allocated to goodwill. The total purchase price is as follows:

      Cash paid to seller........................................... $3,875,000
      Fair market value of M2Direct's common stock paid to seller
       at closing date..............................................    125,000
      Acquisition expenses..........................................     50,000
      Book value of net assets acquired.............................   (145,059)
                                                                     ----------
      Increase in basis............................................. $3,904,941
                                                                     ==========
      Estimated allocation of increase in basis:
        Increase in goodwill........................................ $3,904,941
                                                                     ==========

     (b) Reflects net proceeds from the debt incurred with the acquisition as follows (see footnote (d)):

      Issuance of the $2,000,000 note to Sirrom and the $2,500,000 note to
       Citizens Bank.................................................................     $4,500,000
      Acquisition expenses...........................................................        (50,000)
      Debt issuance costs............................................................       (100,000)
                                                                                          ----------
                                                                                          $4,350,000
                                                                                          ==========

     (c) Reflects the deferred debt issuance costs related to the Sirrom note and the Citizens Bank note.

     (d) Reflects the net adjustment to long-term debt as follows:

      Issuance of the Sirrom and Citizens Bank note............... $4,500,000
      Fair market value of warrant with redemption feature issued
       to Sirrom..................................................   (500,000)
      Fair market value of warrant issued to Citizens Bank........    (25,000)
                                                                   ----------
      Net adjustment to long-term debt............................ $3,975,000
                                                                   ==========

     (e) Reflects the fair market value of warrant with redemption feature issued with the Sirrom note.

     (f) Reflects the elimination of UST equity balances.

     (g) Reflects the fair market value of warrant issued with the Citizens Bank note.

    1998 Unaudited Pro Forma Condensed Consolidated Statement of Operations

                                        Two Months   Two Months  Six Months
                           Year Ended      Ended        Ended       Ended                                  Year Ended
                          December 31   February 28  February 28   June 30     Year Ended December 31      December 31
                          ------------  -----------  ----------- -----------  ------------------------    -------------
                                          Control      Genesis    Aberdeen                Acquisition
                            M2Direct       Group       Direct     Marketing       UST     Adjustments       Pro Forma
                          ------------  -----------  ----------- -----------  ----------- ------------    -------------
Net revenues............  $ 25,925,793  $ 1,325,138   $ 575,156  $ 1,306,049  $ 5,707,394 $          0    $  34,839,530
Costs of services.......    21,076,437    2,433,288     330,255    1,235,840    2,241,235            0       27,317,055
                          ------------  -----------   ---------  -----------  ----------- ------------    -------------
Gross profit............     4,849,356   (1,108,150)    244,901       70,209    3,466,159            0        7,522,475
Selling, general and
 administrative
 expenses...............     6,056,706      478,089     230,341      398,189    3,041,117            0       10,204,442
Depreciation and
 amortization...........     1,794,663       12,948      12,069      112,390      119,426      528,934(a)     2,580,430
Stock compensation
 expense................     3,806,754            0           0            0            0            0        3,806,754
Research and development
 expense................       324,427            0           0            0            0            0          324,427
                          ------------  -----------   ---------  -----------  ----------- ------------    -------------
Operating income
 (loss).................    (7,133,194)  (1,599,187)      2,491     (440,370)     305,616     (528,934)      (9,393,578)
Interest expense, net...       659,580        3,457       3,976       24,969       29,977      639,500(b)     1,361,459
Other income............       (31,494)        (112)        (42)        (361)           0            0          (32,009)
                          ------------  -----------   ---------  -----------  ----------- ------------    -------------
Income (loss) before
 income taxes...........    (7,761,280)  (1,602,532)     (1,443)    (464,978)     275,639   (1,168,434)     (10,723,028)
Provision (benefit) for
 income taxes...........             0     (643,341)          0            0            0      643,341(c)             0
                          ------------  -----------   ---------  -----------  ----------- ------------    -------------
Net income (loss).......  $ (7,761,280) $  (959,191)  $  (1,443) $  (464,978) $   275,639 $ (1,811,775)   $ (10,723,028)
                          ============  ===========   =========  ===========  =========== ============    =============

Discussion of acquisition adjustments:

(a) This adjustment to depreciation and amortization includes the following:

 (1) two months of additional goodwill amortization, based on $4.2 million of goodwill amortized over an estimated useful life of
     20 years, related to our purchase of Genesis Direct.............. $  35,397
 (2) two months of additional goodwill amortization, based on $5.9 million of goodwill amortized over a useful life of 20 years, and two months of intangibles amortization, based on $1.2
     million of intangibles amortized over an estimated useful life
     of one year, related to our purchase of Control Group............   260,427
 (3) six months of additional goodwill amortization, based on $1.5 million of goodwill amortized over an estimated useful life of
     20 years, related to our purchase of Aberdeen Marketing..........    37,863
 (4) twelve months of additional goodwill amortization, based on $3.9 million of goodwill amortized over an estimated useful life of
     20 years, related to our acquisition of UST......................   195,247
                                                                       ---------
                                                                       $ 528,934
                                                                       =========

(b) This adjustment to interest expense, net includes the following:

 (1) two months of additional interest expense associated with $3.0 million we borrowed from Sirrom at an interest rate of 14% to purchase Control Group and Genesis Direct........................ $  70,000
 (2) interest associated with $4.5 million we borrowed to purchase
     UST, as follows:
   . interest expense associated with $2.0 million we borrowed from
     Sirrom at an interest rate of 14%................................   280,000
   . interest expense associated with $2.5 million we borrowed from
     Citizens Bank at an interest rate of prime plus 0.25%............   200,000
 (3) additional debt discount amortization associated with the Sirrom
     loans and the Citizens Bank loan.................................    89,500
                                                                       ---------
                                                                       $ 639,500
                                                                       =========

(c) This adjustment to provision (benefit) for income taxes reflects a valuation allowance related to the historical tax benefit recorded by Control Group for the two month period ended February 28, 1998.

                                 M2Direct, Inc.

                                     [LOGO]

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Summary..................................................................    3
Risk Factors.............................................................    6
Use of Proceeds..........................................................   16
Capitalization...........................................................   17
Dividend Policy..........................................................   17
Dilution.................................................................   18
1998 Unaudited Pro Forma Condensed Consolidated Statement of Operations..   19
Selected Consolidated Financial Data.....................................   21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   23
Business.................................................................   34
Management...............................................................   49
Certain Transactions.....................................................   55
Principal and Selling Shareholders.......................................   58
Description of Capital Stock.............................................   59
Shares Eligible for Future Sale..........................................   62
Underwriting.............................................................   64
Legal Matters............................................................   65
Experts..................................................................   65
Where You Can Find More Information......................................   66
Index to Consolidated Financial Statements...............................  F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus may be accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

   Until      , 1999, all dealers that buy, sell or trade our common stock, whether or not these dealers are participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table lists the expenses of the offering described in the registration statement. With respect to shares sold by the selling shareholder, M2Direct will bear all expenses other than the underwriting discounts. All amounts are estimates except the SEC registration fee and the NASD fees:

      SEC Registration Fee............................................. $12,510
      Nasdaq Fees......................................................    *
      Blue Sky Fees and Expenses.......................................    *
      NASD Fees........................................................ $ 5,000
      Printing and Engraving Expenses..................................    *
      Legal Fees and Expenses..........................................    *
      Accounting Fees and Expenses.....................................    *
      Transfer Agent Fees..............................................    *
      Miscellaneous Expenses...........................................    *
                                                                        -------
        Total.......................................................... $
                                                                        =======

--------
* To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

   The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except a corporation cannot eliminate or limit the liability of a director for:

  . an appropriation, in violation of his duties, of any business opportunity of the corporation;

  . acts or omissions which involve intentional misconduct or a knowing violation of law;

  . unlawful corporate distributions; or

  . any transaction from which the director received an improper personal benefit.

   This provision relates only to breaches of duty by directors in their capacity as directors, and not in any other corporate capacity, such as officers. It limits liability only for breaches of fiduciary duties under the Georgia Code, and not for violation of other laws, such as the federal securities laws. Our articles of incorporation exonerate our directors from monetary liability to the extent described above.

   In addition to the rights provided by law, our bylaws provide broad indemnification rights to our directors and the officers, employees and agents as the directors may select, with respect to various civil and criminal liabilities and losses that may be incurred by the director, officer, agent or employee in any pending or threatened litigation or other proceedings. This indemnification does not apply in the same situations described above with respect to the exculpation from liability of our directors. We are also obligated to reimburse directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by those persons in defending against any of these liabilities and losses, as long as the person in good faith believes that he or she complied with the applicable standard of conduct with respect to the underlying accusations giving rise to the liabilities or losses and agrees to repay to us any advances made under the bylaws. Any amendment or other modification to the bylaws which limits or otherwise adversely affects the rights to indemnification currently provided in the bylaws shall apply only to proceedings based upon actions and events occurring after the amendment and delivery of notice of it to the indemnified parties.

   We have entered into separate indemnification agreements with each of our directors and some of our officers. We have agreed, among other things, to provide for indemnification and advancement of expenses in a manner and under terms and conditions similar to those stated in the bylaws. Our shareholders cannot void these agreements. In addition, we hold an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are required to indemnify the directors or officers.

Item 15. Recent Sales of Unregistered Securities.

   The share numbers presented below are provided with respect to the shares of common stock and Series A convertible preferred stock and reflect the recapitalization of the Series A preferred stock into common stock, which will occur upon the completion of the offering.

   In January 1998, we sold an aggregate of 1,342,176 shares of common stock to the six founders of M2Direct for $0.06 per share, or an aggregate offering price of $80,000.

   In March 1998, we issued and sold an aggregate of 1,635,024 shares of common stock to the six founders of M2Direct and an additional four investors for $0.56 per share, or an aggregate offering price of $920,000.

   In March 1998, we borrowed $3 million from Sirrom Investments, Inc. As part of this loan transaction, we issued to Sirrom warrants to purchase 260,192 shares of common stock at a purchase price of $0.01 per share.

   In March 1998, we issued 2,076,720 shares of common stock to two shareholders of Control Group, Ltd. under an agreement and plan of merger with Control Group.

   In March 1998, we issued 946,080 shares of common stock and cash consideration to three shareholders of Genesis Direct, Inc. under an agreement and plan of merger with Genesis Direct.

   In June 1998, we issued 719,425 shares of common stock to the two shareholders of Aberdeen Marketing, Inc. in exchange for substantially all of its assets.

   From June to December 1998, we sold investment units consisting of (a) 141,120 shares of Series A preferred stock and (b) warrants to purchase 564,480 shares of common stock at $4.17 per share. We sold the units to 25 accredited investors at $2.17 per unit.

   In February 1999, we borrowed $2.0 million from Sirrom Investments, Inc. to finance the purchase of UST, Inc. As part of this loan transaction, we issued to Sirrom warrants to purchase 157,207 shares of common stock at a purchase price of $0.01 per share.

   In February 1999, we borrowed $2.5 million from Citizens Bank, Vienna, Georgia. As part of this loan transaction, we issued to the holding company of Citizens Bank warrants to purchase 25,000 shares of common stock at $4.17 per share.

   In February 1999, under an agreement and plan of merger with UST, Inc., we issued 149,880 shares of common stock to its shareholders.

   In March 1999, we issued 2,493,609 shares of common stock in exchange for all of the outstanding shares of common stock of DeskGate Technologies, Inc. under an agreement and plan of merger. We also issued warrants to purchase 673,781 shares of our common stock at an exercise price of $2.28 per share in exchange for the cancellation of warrants to purchase DeskGate common stock.

   In 1998, we issued options to purchase 685,000 shares of our common stock to our employees and directors. In 1999, we issued options to purchase 200,000 shares of our common stock to our employees.

   We issued the securities described above in reliance on one or more of the exemptions from registration provided by Sections 3(a)(11), 4(2) and 4(6) of the Securities Act, Regulation D and Rule 701 promulgated by the SEC under the Securities Act. Recipients of securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution of those securities, and we affixed appropriate legends to the share certificates issued in those transactions. All recipients of these securities had adequate access, through their relationships with us or otherwise, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.

  2.1    Agreement and Plan of Merger by and among MegaMarketing Corporation,
         MegaMarketing Acquisition One, Inc., Control Group Ltd. and the shareholders of Control Group Ltd. dated as of March 6, 1998.

  2.2    Agreement and Plan of Merger by and among MegaMarketing Corporation,
         MegaMarketing Acquisition Two, Inc., Genesis Direct, Inc. and the shareholders of Genesis Direct, Inc. dated March 6, 1998.

  2.3    Asset Purchase Agreement by and among MegaMarketing Corporation,
         MegaMarketing Acquisition Three, Inc., Promail, Inc., GlobalTel, Inc.
         and the Shareholders of Aberdeen Marketing, Inc. dated as of June 19, 1998.

  2.4    Agreement and Plan of Merger by and among MegaMarketing Corporation,
         MegaMarketing Acquisition Four, Inc., UST, Inc. and Thomas A. DePrizio and James Burgdorf dated as of January 31, 1999

  2.5    Agreement and Plan of Merger by and among MegaMarketing Corporation,
         MegaMarketing Acquisition Five, Inc., DeskGate Technologies, Inc. and the Stockholders of DeskGate Technologies, Inc. dated as of February
         3, 1999.

  3.1    Amended and Restated Articles of Incorporation of M2Direct, Inc.


 Exhibit
 Number                                Description
 -------                               -----------
  3.2    Bylaws of M2Direct.


  4.1    See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated
         Articles of Incorporation and the M2Direct, Inc. Bylaws defining the rights of the holders of common stock of M2Direct, Inc.

  4.2*   Specimen common stock certificate.

  5.1*   Opinion of Nelson Mullins Riley & Scarborough, L.L.P.

 10.1    Agreement by and between Applications Unlimited, Inc., Control Group,
         Ltd. and Masterpiece Consulting Corporation dated as of July 15, 1997.

 10.2 Agreement by and between Control Group Ltd. and The Provident Bank dated as of June 30, 1997.

 10.3** Agreement regarding Flights IV and V dated as of April 16, 1999 by and between M2Direct, Inc. and Control Group, Ltd. and The Provident Bank.

 10.4** Agreement regarding Data-related Matters dated as of April 16, 1999 by and between M2Direct, Inc. and Control Group, Ltd. and The Provident
         Bank.

 10.5**  Letter Agreement dated as of April 16, 1999 between M2Direct, Inc. and
         The Provident Bank.

 10.6    Stock Purchase Warrant issued as of April 16, 1999 by M2Direct, Inc.
         to The Provident Bank.

 10.7    Stock Purchase Warrant issued as of March 6, 1998 by M2Direct, Inc. to
         Sirrom Investments, Inc.

 10.8    Stock Purchase Warrant issued as of February 2, 1999 by M2Direct, Inc.
         to Flag Financial Corporation.

 10.9    Stock Purchase Warrant issued as of February 3, 1999 by M2Direct, Inc.
         to Sirrom Investments, Inc.

 10.10 Employment Agreement dated as of March 6, 1998 by and between M2Direct, Inc. and Edward J. Rutkowski.

 10.11 Employment Agreement dated as of March 6, 1998 by and between M2Direct, Inc. and Theresa L. Swanda.

 10.12 Employment Agreement dated as of March 6, 1998 by and between M2Direct, Inc. and John P. Kelly.

 10.13 Employment Agreement dated as of March 6, 1998 by and between M2Direct, Inc. and Paul B. Byrum, III.

 10.14 Employment Agreement dated as of March 6, 1998 by and between M2Direct, Inc. and Michael J. Chomik.

 10.15 Employment Agreement dated as of March 6, 1998 by and between M2Direct, Inc. and William J. DeGrosky.

 10.16 Form of Indemnification Agreement between M2Direct, Inc. and each of its directors and executive officers.

 10.17 Form of Stock Option Agreement between M2Direct, Inc. and each of its outside directors.

 10.18 Form of Investor Rights Agreement between M2Direct, Inc. and the holders of Series A Convertible Preferred Stock.

 10.19*  Registration Rights Agreement dated as of February 3, 1999 between
         M2Direct, Inc., Farley/Ventura LLC, Via Investment, LLC and Frank A.
         Daniels III.


 Exhibit
 Number                                Description
 -------                               -----------
 10.20   Employment Agreement dated as of July 29, 1998 by and between
         M2Direct, Inc. and Michael T. Kane.

 10.21   Loan Agreement dated as of March 30, 1999 by and between M2Direct,
         Inc. and First Union National Bank.

 10.22   Promissory Note dated as of March 30, 1999 in favor of First Union
         National Bank.

 10.23   First Amendment to Promissory Note and Loan Agreement dated as of May
         4, 1999 by and between M2Direct, Inc. and First Union National Bank.

 10.24   Letter Agreement dated as of May 4, 1999 by and between M2Direct, Inc.
         and Sirrom Investments, Inc.

 21.1    Subsidiaries of M2Direct, Inc.

 23.1*   Consent of Nelson Mullins Riley & Scarborough, L.L.P.

 23.2    Consent of Arthur Andersen LLP.

 24.1    Power of Attorney (included on signature pages hereto).

 27.1    Financial Data Schedule.

--------
 *  To be filed by amendment.
** Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.
 + The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, as provided in Item 601(b)(2) of Regulation S-K.

Item 17. Undertakings.

   M2Direct hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of M2Direct pursuant to the foregoing provisions, or otherwise, M2Direct has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by M2Direct of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, M2Direct will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   M2Direct hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by M2Direct pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 5th day of May, 1999.

                                          M2Direct, Inc.

                                                     /s/ John P. Kelly
                                          By: ---------------------------------
                                                       John P. Kelly
                                               Chairman, President and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of M2Direct, Inc., a Georgia corporation, for himself and not for one another, does hereby constitute and appoint John P. Kelly and Michael T. Kane, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Section 462(b) of the Securities Act of 1933, and all post-effective amendments thereto, and to cause the same (together with all Exhibits thereto and all documents in connection therewith) to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform each and every act and thing necessary and proper to be done in and about the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys-in-fact and agents or any one of them, or his or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed and on the dates indicated.

              Signatures                         Title                   Date
              ----------                         -----                   ----

          /s/ John P. Kelly            Chairman of the Board,         May 5, 1999
--------------------------------------  President and Chief
            John P. Kelly               Executive Officer
                                        (Principal Executive
                                        Officer)

         /s/ Michael T. Kane           Chief Financial Officer        May 5, 1999
--------------------------------------  (Principal Financial and
           Michael T. Kane              Accounting Officer)

          /s/ Glenn W. Sturm           Vice Chairman of the Board     May 5, 1999
--------------------------------------  and Secretary
            Glenn W. Sturm


              Signatures                         Title                   Date
              ----------                         -----                   ----

        /s/ Jeffrey T. Arnold          Director                       May 5, 1999
--------------------------------------
          Jeffrey T. Arnold

         /s/ John W. Collins           Director                       May 5, 1999
--------------------------------------
           John W. Collins

          /s/ Jill F. Dorsey           Director                       May 5, 1999
--------------------------------------
            Jill F. Dorsey

         /s/ Stephen R. Gross          Director                       May 5, 1999
--------------------------------------
           Stephen R. Gross

        /s/ Thomas P. Maletta          Director                       May 5, 1999
--------------------------------------
          Thomas P. Maletta

       /s/ Richard M. Stolbach         Director                       May 5, 1999
--------------------------------------
         Richard M. Stolbach